UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Tanger Factory Outlet Centers, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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COACH
TangerOutlets

TangerOutlets

2021

Notice of Annual
Meeting of Shareholders
and Proxy Statement

MAY 21, 2021

JOIN THE MEETING AT:

www.meetingcenter.io/281039890

Innovation.
Leadership.
Partnership.

Tanger Outlet Centers attract over 180 million loyal visitors each year. Our centers are the smart shopper’s ideal one-stop destination for the latest styles at great savings. Our upscale portfolio of outlet centers across the United States and in Canada, showcase a tenant mix of leading designers and brand name retailers.

At Tanger Outlets, we are focused on making our retail partners successful, year after year. We’ve built a solid brand name for millions seeking designer names at value. Our strong marketing partnership programs help promote the brand through optimized channels, ultimately aiding in creating profitable distribution opportunities nationwide for our retail partners and attractive first class destinations for our shoppers.

Our commitment to our partners’ ongoing growth and success is a reflection of how we do business — always focused on the best interests and longstanding relationships with partners and shoppers.

DEAR FELLOW SHAREHOLDERS:

Thank you for the trust you have placed in us. As our 2021 Annual Meeting approaches, we would like to highlight a few important topics: Chief Executive Officer Succession, Board Refreshment, Shareholder Outreach and Say-on-Pay Responsiveness.

CHIEF EXECUTIVE OFFICER SUCCESSION

During 2020, we successfully implemented a succession plan for Mr. Steven B. Tanger, our long-standing Chief Executive Officer (“CEO”). Stephen J. Yalof, a successful and proven retail real estate executive, joined the Company as President and Chief Operating Officer effective April 10, 2020 and was later appointed to the Board of Directors (the “Board”) in July 2020. Mr. Yalof has over 20 years of experience with retailers. With his extensive experience and successful industry track record, we believe Mr. Yalof will be able to help us navigate the ever-evolving retail landscape and position us for success for many years to come.

On January 1, 2021, Mr. Tanger transitioned to the role of Executive Chair of the Company’s Board of Directors and Mr. Yalof assumed the role of CEO, and I, previously Non-Executive Chair of the Board, was appointed to Lead Director.

BOARD REFRESHMENT

In May 2020, the Company’s three then-longest serving independent directors, William G. Benton, Thomas E. Robinson and Allan L. Schuman, retired from the Board. These retirements, along with the addition of Stephen J. Yalof in 2020, Luis A. Ubiñas in 2019 and Susan E. Skerritt in 2018, reflect our focused effort to refresh the composition of the Board and foster a diverse composition of its members.

SHAREHOLDER OUTREACH AND ENGAGEMENT

We believe that hearing directly from our fellow shareholders informs and enables the Board to be a more effective steward of your capital. In late 2020 and early 2021, we reached out to shareholders representing approximately 72% of our outstanding shares and received feedback from shareholders representing approximately 55% of our shares. While executive compensation was an important part of our discussions, in some cases we also covered topics including strategy, ESG matters and Board composition. I led our outreach efforts, together with Thomas J. Reddin, the current Chair of our Compensation and Human Capital Committee.

SAY-ON-PAY RESPONSIVENESS

During 2020, in response to shareholder feedback received as part of the spring 2020 outreach, we amended employment agreements for several executives to eliminate, where applicable, any remaining legacy single-trigger change of control equity benefits. Then, following our continued outreach efforts in the winter of 2020/2021 and as part of our continuing commitment to robust executive pay practices, we (1) adopted an executive severance plan and terminated employment agreements for certain executive officers and (2) modified our equity ownership guidelines to apply to a broader group of executives.

The Board remains committed to serving your interests, and we are focused on long-term value creation for all shareholders.

David B. Henry
Lead Director

WWW.TANGEROUTLETS.COM

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held online on May 21, 2021

Tanger Factory Outlet Centers, Inc.

www.meetingcenter.io/281039890
Phone: (336) 292-3010
E-mail: tangermail@tangeroutlets.com
NYSE: SKT

DEAR SHAREHOLDERS:

On behalf of the Board of Directors, I cordially invite you to attend the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) of Tanger Factory Outlet Centers, Inc. to be held on Friday, May 21, 2021 at 10:00 a.m., Eastern Time online at www.meetingcenter. io/281039890. The Annual Meeting will be held for the following purposes:

1.	To elect the eight director nominees named in the attached Proxy Statement for a term of office expiring at the 2022 Annual Meeting of Shareholders;

2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

3	To approve, on an advisory (non-binding) basis, named executive officer compensation; and

4.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s) or adjournment(s) thereof.

Only common shareholders of record at the close of business on March 24, 2021 will be entitled to vote at the meeting or any postponement(s), continuation(s) or adjournment(s) thereof. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Proxy Statement.

It is important that your shares be represented at the Annual Meeting regardless of the number of shares you hold and whether or not you plan to attend the meeting online. Please vote by internet or telephone as instructed in the Notice of Internet Availability of Proxy Materials, or if you received printed proxy materials, please complete, sign and date the enclosed proxy card and return it as soon as possible in the accompanying envelope. This will not prevent you from voting your shares during the meeting if you subsequently choose to attend the meeting online and wish to change your vote.

We encourage shareholders to submit their proxy online, by mail, by phone or using your smartphone or tablet. As always, we encourage you to vote your shares prior to the Annual Meeting.

Sincerely,

Chad D. Perry

Executive Vice President,
General Counsel and Secretary

April 8, 2021

WWW.TANGEROUTLETS.COM

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider. Please read the Proxy Statement in its entirety before voting. Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc. and the term “Operating Partnership” refers to Tanger Properties Limited Partnership. The terms “we,” “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires. We anticipate that our Proxy Statement and proxy card will be sent or available to shareholders on or about April 8, 2021. Certain statements in this summary and the Proxy Statement are forward-looking statements within the meaning of the Private Securities Reform Act of 1995. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “will,” “forecast,” or similar expressions. Such forward-looking statements include, but are not limited to, statements regarding our executive compensation program and creating long-term shareholder value. Important factors that may cause actual results to differ materially from current expectations include, but are not limited to those set forth under Item 1A - Risk Factors in our Annual Report on Form 10-K for the year ended December 31, 2020, as may be updated in our other filings with the SEC. Actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

GENERAL INFORMATION

Meeting:	Annual Meeting of Shareholders	Stock Symbol:	SKT
Date:	May 21, 2021	Exchange:	New York Stock Exchange
Time:	10:00 a.m., Eastern Time	Common Shares Outstanding:	100,795,660
Location:	www.meetingcenter.io/281039890	State of Incorporation:	North Carolina
Record Date:	March 24, 2021	Public Company Since:	1993

The Annual Meeting will be a virtual meeting, which will be conducted solely via remote participation by visiting www.meetingcenter. io/281039890. You will be able to attend the Annual Meeting online, vote your shares electronically and ask questions during the meeting. The format of the Annual Meeting will be a virtual-only meeting, instead of an in-person meeting, due to continued public health precautions regarding in-person gatherings and to support the health and well-being of shareholders and company personnel in light of the COVID-19 pandemic. To participate in the Annual Meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is SKT2021.

Corporate Website: www.tangeroutlets.com

Investor Relations Website: investors.tangeroutlets.com

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON FRIDAY, MAY 21, 2021

This Proxy Statement and our Annual Report for the year ended December 31, 2020 (referred to as the “Annual Report”) to Shareholders are available at www.envisionreports.com/SKT.

The information found on, or otherwise accessible through, our website is not incorporated by reference into, nor does it form a part of, this Proxy Statement.

VOTING ITEMS AND BOARD RECOMMENDATIONS

			Page
Proposal 1	Election of Director Nominees	FOR each Director Nominee	5
Proposal 2	Ratification of Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for 2021	FOR	64
Proposal 3	Approval on an advisory (non-binding) basis of the Compensation of our Named Executive Officers (Say-on-Pay)	FOR	67

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PROXY SUMMARY

DIRECTORS

We believe that the composition of our Board of Directors (the “Board” or “the Board of Directors”) is balanced, that the members thereof are diverse in experience, professional background, areas of expertise and perspectives, and that the range of tenures of our directors creates a synergy between institutional knowledge and new perspectives. As a corporate governance best practice, our Nominating and Corporate Governance Committee annually considers the composition of our Board and standing Board committees to ensure an appropriate balance and a diversity of perspectives.

In May 2020, the Company’s three then-longest serving independent directors, Mr. Benton, Mr. Robinson and Mr. Schuman, retired from the Board. These retirements, along with the additions to our Board of Stephen J. Yalof in 2020, Luis A. Ubiñas in 2019 and Susan E. Skerritt in 2018, reflect our focused effort to refresh the composition of the Board and foster a diverse composition of its members.

The table below outlines the ages, tenures, independence and committee membership of our director nominees for the annual meeting to be held on May 21, 2021. For more information about our director nominees and their qualifications, please see “Proposal 1 - Election of Directors.”

	Age	Years on Board	Independent	Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee
Jeffrey B. Citrin	63	6
David B. Henry*	72	5
Thomas J. Reddin	60	10
Bridget M. Ryan-Berman	60	12
Susan E. Skerritt	66	2
Steven B. Tanger**	72	27
Luis A. Ubiñas	58	1
Stephen J. Yalof	58	<1

Member	Chair	*	Lead Director	**	Executive Chair

ii	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY SUMMARY

GOVERNANCE HIGHLIGHTS

STRONG CORPORATE GOVERNANCE PRACTICES

Independence		Best Practices

•	6 of 8 current directors are independent	•	Active shareholder engagement process
•	Independent Lead Director of the Board	•	Diversity reflected in Board and Senior Management
•	All Board committees composed entirely of independent	•	Current Board includes 5 audit committee financial experts
	directors	•	Strategy and risk oversight by the Board and its
•	Regular executive sessions of independent directors		Committees
•	Board and committees may hire outside advisors independently of management	•	Share ownership guidelines for named executive officers and non-employee directors

CHIEF EXECUTIVE OFFICER SUCCESSION

During 2020, we successfully implemented a succession plan for Mr. Steven B. Tanger, our long-standing Chief Executive Officer (“CEO”). Stephen J. Yalof, a successful and proven retail real estate executive, joined the Company as President and Chief Operating Officer effective April 10, 2020 and was later appointed to the Board of Directors in July, 2020. Mr. Yalof has over 20 years of experience with retailers. With his extensive experience and successful industry track record, we believe Mr. Yalof will be able to help us navigate the ever-evolving retail landscape and position us for success for many years to come.

The Company’s Board extended Steven B. Tanger’s employment agreement through the end of 2023. On January 1, 2021, Mr. Tanger transitioned to the role of Executive Chair of the Company’s Board of Directors and Mr. Yalof assumed the role of CEO. David B. Henry, previously Non-Executive Chair of the Board, was appointed to Lead Director.

SHAREHOLDER OUTREACH

We believe that hearing directly from our fellow shareholders informs and enables the Board to be a more effective steward of your capital. In late 2020 and early 2021, we reached out to shareholders representing approximately 72% of our outstanding shares and received feedback from shareholders representing approximately 55% of our shares. While executive compensation was an important part of our discussions, in some cases we also covered topics including environmental, social and governance (“ESG”) matters, strategy and Board composition. Mr. David Henry, our current Lead Director, together with Thomas J. Reddin, the current Chair of our Compensation and Human Capital Committee, led our outreach efforts.

WWW.TANGEROUTLETS.COM	iii

PROXY SUMMARY

CULTURE, COMMUNITY & CORPORATE RESPONSIBILITY

Corporate responsibility is essential to Tanger’s success and to building a resilient, sustainable business that creates long-term value for all stakeholders.

We take a strategic approach to corporate responsibility that aligns with our business strategy. We continually seek out opportunities to integrate sustainability into our business practices, while addressing material issues.

Our goal is to utilize ESG best practices in every aspect of our business. In 2020, we disclosed to both CDP (formerly, the Carbon Disclosure Project) and the Global Real Estate Sustainability Benchmark (GRESB) as first-year reporters. We are also currently assessing our climate-related governance and strategy, and beginning in 2021, we commit to implement, as fully as practicable, the recommendations of the Financial Stability Board’s Task Force on Climate-related Financial Disclosures (TCFD). We are incorporating the results and recommendations of these frameworks into our ESG strategy.

Along with Governance, the pillars of our corporate responsibility approach include:

Our Planet	Our Community	Our People

Minding Our Environmental Impact	Contributing to Strong, Vibrant Communities	Creating a Workplace Where All People Can Thrive

The practices that enhance and differentiate our properties while considering the sustainability of our business and our planet	The improved quality of life we facilitate in our communities by actively serving and building partnerships with nonprofits and other community leaders	The long-term, trusting relationships we build with our team members

OUR MATERIAL ISSUES – ESG PRIORITIES AND IMPACTS

We begin by identifying opportunities and risks arising from material issues that impact Tanger’s business and inform our ESG strategy. We then translate these material issues into operational priorities and processes across the company, and within functional areas. We openly engage with our key stakeholders to identify priority areas, while supporting the long-term health of the company. We also leverage external frameworks such as the Global Reporting Initiative (GRI) Standard: Core option, GRESB, the Sustainability Accounting Standards Board (SASB) and CDP, along with stakeholder, executive and board engagement, to help identify key ESG issues. In 2021, we have engaged a third party to conduct a comprehensive materiality assessment to further identify those issues that are of greatest relevance to the company and our stakeholders.

ESG PRIORITIES – MATERIAL ISSUES INCLUDE: COMPANY REPUTATION OPERATIONAL EFFICIENCIES ENVIRONMENTAL RISKS CULTURE DIVERSITY AND EQUAL OPPORTUNITY CORPORATE GOVERNANCE

iv	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY SUMMARY

2020 HIGHLIGHTS & ACCOMPLISHMENTS

As the impacts of the COVID-19 pandemic became evident, Tanger quickly took multiple steps to provide support for our retail partners, employees and the communities we serve, including:

Our proactive offer to all consolidated portfolio retail partners to defer 100% of April and May 2020 rents interest free until January and February 2021	Our commitment to preventing employee layoffs or furloughs while the majority of stores in our portfolio were closed by taking swift liquidity actions, including temporary compensation reductions for executives and the Board of Directors	Our hosting of nearly 100 community support events, including blood drives, food collections and supply donations, as well as the use of our facilities by law enforcement and emergency medical services as staging areas	Our rapid implementation of additional safety protocols to protect and support our employees, our retailers and our shoppers

In addition to our COVID-19 response, Tanger continued to focus on the key pillars of our corporate responsibility approach to address the issues most important to our key stakeholders: our shareholders, retail partners, community partners, employee team members and shoppers.

OUR PLANET
Enhanced transparency in ESG reporting by disclosing to CDP and GRESB as first-year reporters	Committed to implement, as fully as practicable, TCFD recommendations beginning in 2021	Continued the transition to LED lighting at our centers

OUR COMMUNITY
OVER $21.2M in charitable giving since 1994	Established new partnerships with nonprofit organizations, including Delivering Good, Civic Alliance and HeadCount, to deliver critical basic needs and encourage civic engagement in our communities

OUR PEOPLE
Formed a Diversity, Equity and Inclusion (DE&I) Council, whose goal is to make diversity a top-level focus in our company, our people, our places and our partners	Established strategic focus areas and objectives in support of making our diversity a strength in terms of people, education, and leadership and action	Developed ongoing education and awareness initiatives to foster an inclusive workplace and provide resources for our team members

WWW.TANGEROUTLETS.COM	v

PROXY SUMMARY

EXECUTIVE COMPENSATION GOVERNANCE HIGHLIGHTS

Our executive compensation program is designed to attract, retain and motivate experienced and talented executives who can help the Company maximize shareholder value. We believe that we maintain a competitive compensation program that incorporates strong governance practices.

WHAT WE DO

Utilize an Executive Compensation Program Designed to Align Pay with Performance
Conduct an Annual Say-on-Pay Vote
Seek Input From, Listen to and Respond to Shareholders
Employ a Clawback Policy
Utilize Share Ownership Guidelines for NEOs and directors, with a 10x base salary requirement for our Executive Chair and 6x base salary requirement for our CEO
Prohibit Hedging and Restrict Pledging of the Company’s Common Shares
Retain an Independent Compensation Consultant
Mitigate Inappropriate Risk Taking
Employ a Rigorous Bonus Program

WHAT WE DO NOT DO
Provide Tax Gross-ups
Provide Excessive Perquisites
Reprice Share Options
Provide Excessive Change of Control or Severance Payments

SAY-ON-PAY RESPONSIVENESS

At the Company’s 2020 Annual Meeting of Shareholders, approximately 65% of votes cast approved, on an advisory (non-binding) basis, of our executive compensation (commonly referred to as “Say-on-Pay”). This level of support was a significant decrease from the 2019 vote, in which approximately 93% of votes were cast in favor of this proposal. Based on feedback obtained from extensive dialogue with our shareholders, we believe the primary reason for the lower level of support was due to separation benefits provided to our former President upon his retirement, which was an enhancement to the treatment he was otherwise entitled to receive. While we do not provide retirement benefits to our NEOs, the Board made an exception for Mr. McDonough given the significant contributions he made during his nearly 10 years of service, and therefore consider this an isolated event. Investors generally supported the overall design and framework of our executive compensation program in 2020 as it was consistent with our 2019 program that included significant changes to our CEO’s compensation.

In order to address any shareholder concerns, we annually conduct outreach efforts led by Mr. Thomas Reddin, the Chair of the Compensation and Human Capital Committee, together with the Non-Executive Chair of the Board at that time, Mr. David Henry, along with the Compensation and Human Capital Committee’s independent compensation consultant, FPL Associates L.P. (“FPL”), and members of management (excluding the CEO). Following our spring 2020 outreach efforts, we again reached out in the winter of 2020/2021 to our 22 largest institutional shareholders who collectively owned approximately 72% (and spoke with and received feedback from shareholders who collectively owned 55%) of our outstanding common shares. These discussions allowed us to solicit individualized shareholder feedback on our compensation program and practices.

In response to shareholder feedback received as part of the spring 2020 outreach, we amended employment agreements for several executives to eliminate, where applicable, any remaining legacy single-trigger change of control equity benefits. Then, following our continued outreach efforts in the winter of 2020/2021 as part of our continuing commitment to robust executive pay practices, we (1) adopted an executive severance plan and terminated employment contracts for certain executive officers and (2) modified our equity ownership guidelines to apply to a broader group of executives.

vi	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY SUMMARY

WWW.TANGEROUTLETS.COM	vii

PROXY SUMMARY

2020 BUSINESS RECAP

Our 2020 financial and operational results were heavily impacted by the COVID-19 pandemic and reflect what was a difficult year. Although our open-air outlet centers remained open, retailers began closing their stores in our outlet centers in mid-March and by April 6, 2020, substantially all of the stores in our portfolio were closed as a result of mandates by order of local and state authorities. In late March 2020, we proactively offered all tenants in our consolidated portfolio the option to defer 100% of April and May rents interest free, payable in equal installments due in January and February of 2021, in order to allow the tenants to focus on reopening as mandates lifted.

In order to increase liquidity, preserve financial flexibility and help meet our obligations for a sustained period of time, we took the following steps:

•	drew down substantially all of the available capacity under our $600.0 million unsecured lines of credit in March 2020,
•	reduced cash outflows, including the reduction or deferral of certain operating and general and administrative expenses, which included temporary base salary reductions for our named executive officers and other employees, resulting in a reduction in cash outflows during the last nine months of 2020 of approximately $1.3 million of general and administrative and $16.6 million of property operating expenses and
•	temporarily suspended dividend distributions following the May 2020 distribution to conserve approximately $35.0 million in cash per quarter and preserve our balance sheet strength and flexibility.

As mandates were lifted, reopened stores as a percentage of total leased stores improved from 1% on April 6, 2020 to 56% on June 3, 2020 to 72% on June 14, 2020. By June 15, 2020, in-store shopping for non-essential retail was allowed in every market in which our centers are located. Between June 2020 and August 2020, we repaid the entire $599.8 million outstanding balance of borrowings under our unsecured lines of credit. In July 2020, we restored the above mentioned salary reductions, and in January 2021, the Board of Directors reinstated the dividend at a quarterly rate of $.1775 per common share. As of January 31, 2021, more than 99% of total occupied stores in the consolidated portfolio were open, representing approximately 99% of leased square footage and annualized base rent, and we had collected 95% of rents billed in the fourth quarter and 57% of deferred rents, including 90% of deferred rents due in January. Traffic during the fourth quarter represented approximately 90% of prior year levels and increased to approximately 96% in January 2021. Governmental mandates effective between late December and early-to-mid-February impacted traffic at the Tanger Outlet Centers in Canada. Excluding those centers, domestic traffic was over 99% in January.

During 2020, we recaptured approximately 903,000 square feet within the consolidated portfolio related to retailer bankruptcies and brand-wide restructurings. As a direct result of the pandemic and these bankruptcies and restructurings, our 2020 earnings were negatively impacted by approximately $47.3 million due to (1) write-offs related to bankruptcies and other uncollectible accounts due to financial weakness, (2) one-time concessions in exchange for landlord-favorable amendments to lease structure, (3) reserves for a portion of deferred and under negotiation billings that we expect to become uncollectible in future periods, (4) and write-offs of straight-line rents associated with the bankruptcies and uncollectible accounts.

Net Income	Net loss available to common shareholders was $0.40 per share, or $37.0 million, for the year ended December 31, 2020 compared to net income available to common shareholders of $0.93 per share, or $86.5 million, for the prior year.

Core Funds From Operations (“Core FFO”)*	Core FFO available to common shareholders was $1.57 per share, or $153.7 million, for the year ended December 31, 2020 compared to $2.31 per share, or $226.1 million, for the prior year.

Same Center Net Operating Income (“Same Center NOI”)*	Same Center NOI for the consolidated portfolio decreased 19.5% for the year ended December 31, 2020 largely due to the impact of the COVID-19 pandemic, including the write-off of rental revenues (excluding straight-line rents) of $40 million.

Occupancy	91.9% occupied consolidated portfolio at year-end 2020 (compared to 97.0% on December 31, 2019), reflecting the recapture of 903,000 square feet or 8% of GLA of the consolidated portfolio due to retailer bankruptcies and brand-wide restructurings.

Quarterly Common Share Cash Dividends	Paid $0.7125 per share in dividends during 2020 prior to the temporary suspension of the dividend in order to conserve approximately $35.0 million in cash per quarter and preserve our balance sheet strength and flexibility. In January 2021, we announced that the Board of Directors declared a quarterly cash dividend of $0.1775 per share. We have paid an all-cash dividend every year since becoming a public company in May 1993.

Interest Coverage Ratio	Maintained an interest coverage ratio (calculated as Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)* divided by interest expense) of 3.3 times for 2020 compared to 4.3 times for 2019.

Debt Compliance	Remained in full compliance with all debt covenants as of December 31, 2020.

*	Core FFO (formerly referred to as Adjusted Funds From Operations, or AFFO), Same Center NOI and Adjusted EBITDA are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with generally accepted accounting principles in the United States (“GAAP”). For a discussion of Core FFO, Same Center NOI and Adjusted EBITDA including a reconciliation to GAAP, please see Appendix A.

viii	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROXY SUMMARY

As of December 31, 2020, we had approximately $685 million of liquidity, including cash and cash equivalents and the full undrawn capacity under our $600 million unsecured lines of credit. Our outstanding floating rate debt totaled approximately $11 million, representing less than 1% of total consolidated debt and less than 1% of total enterprise value. Approximately

94% of our consolidated square footage was unencumbered. As of December 31, 2020, our outstanding debt had a weighted average interest rate of 3.6% and a weighted average term to maturity, including extension options, of approximately 4.5 years with no significant maturities until December 2023.

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PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

to be held on May 21, 2021

GENERAL INFORMATION

The Board of Directors of Tanger Factory Outlet Centers, Inc. (NYSE:SKT) is soliciting your proxy for use at the Annual Meeting of Shareholders of the Company to be held on Friday, May 21, 2021.

Unless the context indicates otherwise, the term “Company” refers to Tanger Factory Outlet Centers, Inc., the term “Board” refers to our Board of Directors, the term “meeting” or “Annual Meeting” refers to the Annual Meeting of Shareholders of the Company to be held on May 21, 2021, and the term “Operating Partnership” refers to Tanger Properties Limited Partnership. We are a self-administered and self-managed real estate investment trust (referred to as a “REIT”). Our outlet centers and other assets are held by, and all of our operations are conducted by, the Operating Partnership. Accordingly, the descriptions of our business, employees and properties are also descriptions of the business, employees and properties of the Operating Partnership. The terms “we,” “our” and “us” refer to the Company or the Company and the Operating Partnership together, as the context requires.

Pursuant to the rules of the United States Securities and Exchange Commission (referred to as the “SEC”), we are providing certain of our shareholders with access to our Notice of Annual Meeting of Shareholders and Proxy Statement (referred to as the “proxy materials”) and Annual Report for the year ended December 31, 2020 (referred to as the “Annual Report”) over the internet. If you received by mail a Notice of Internet Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the “Notice”), you will not receive a printed copy of the proxy materials unless you have previously made an election to receive these materials in printed form or make a new request. Instead, you will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.edocumentview.com/SKT. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, any shareholder who received a Notice may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

The Annual Meeting will be a virtual meeting, which will be conducted solely via remote participation by visiting www.meetingcenter.io/281039890. You will be able to attend the Annual Meeting online, vote your shares electronically and ask questions during the meeting. The format of the Annual Meeting will be a virtual-only meeting, instead of an in-person meeting, due to continued public health precautions regarding in-person gatherings and to support the health and well-being of shareholders and company personnel in light of the COVID-19 pandemic. To participate in the Annual Meeting, you will need to review the information included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is SKT2021.

We anticipate that our proxy materials and Annual Report will be available to shareholders on or about April 8, 2021.

DATE, TIME AND PLACE

Friday May 21, 2021 at 10:00 a.m., Eastern Time	To be held at www.meetingcenter.io/281039890

Subject to any postponement(s), continuation(s) or adjournment(s) thereof.

ATTENDING THE ANNUAL MEETING

As part of our effort to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the 2021 Annual Meeting, in light of the COVID-19 pandemic, we have decided that the 2021 Annual Meeting will be a virtual-only meeting, which will be conducted via remote participation by visiting www.meetingcenter. io/281039890, instead of an in-person meeting. You may attend and participate in the 2021 Annual Meeting only if you are a shareholder who is entitled to vote at the Annual Meeting, or if you hold a valid proxy for the 2021 Annual Meeting, by visiting the following website: www.meetingcenter.io/281039890. To participate in the 2021 Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. By Executive Order, the Governor of the State of North Carolina has expressly permitted holding a virtual-only meeting for annual meetings of shareholders. In the unlikely event such Executive Order is not extended to include the date of our annual shareholder meeting or North Carolina law does not otherwise permit a virtual-only meeting, we may provide a venue for an in-person annual meeting, in addition to remote participation. In that case, we would notify our shareholders in advance on our website and by issuing a press release and filing it as additional proxy materials with the SEC.

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GENERAL INFORMATION

To login to the meeting, shareholders will be required to have a control number and password. The password for the meeting is SKT2021. For shareholders of record, the control number can be found on the proxy card or the Notice, or email providing notice of the meeting. Shareholders will be able to vote their shares electronically and submit questions during the meeting through the virtual meeting’s chat function.

If you are a registered shareholder (i.e., you hold your shares through our transfer agent, Computershare), you do not need to register to attend the Annual Meeting virtually on the Internet. Please follow the instructions on the Notice or proxy card that you received.

Beneficial owners holding shares in “street name” through an intermediary, such as a bank or broker, must register in advance, prior to the deadline of 5:00 p.m., Eastern Time, on May 18, 2021, to attend the Annual Meeting online. To register to attend the Annual Meeting online you must submit proof of your proxy power (legal proxy) reflecting your right to vote your Company shares along with your name and email address to Computershare at one of the addresses below. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 18, 2021.

You will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare at the following:

By email

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

By mail

Computershare

Tanger Factory Outlet Centers, Inc. Legal Proxy

P.O. Box 43001 Providence, RI 02940-3001

The meeting webcast will begin promptly at 10:00 a.m. Eastern Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:40 a.m. Eastern Time, and you should allow ample time for check-in procedures.

WHO CAN VOTE; VOTES PER SHARE

All holders of record of our common shares, par value $0.01 per share (referred to as the “Common Shares”), as of the close of business on the record date, March 24, 2021, are entitled to attend and vote on all proposals at the Annual Meeting. Each Common Share entitles the holder thereof to one vote. At the close of business on March 24, 2021, Common Shares totaling

100,795,660 were issued and outstanding. In addition, at the close of business on March 24, 2021, units of partnership interest in the Operating Partnership, which may be exchanged on a one-to-one basis for Common Shares of the Company, totaled 4,794,643 units. Units of partnership interest are not entitled to vote at this meeting.

HOW TO VOTE

SHAREHOLDER OF RECORD-GRANTING A PROXY

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by the Company. As the shareholder of record, you have the right to vote at the annual meeting or to vote by proxy. If you plan to vote online during the meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The password for the meeting is SKT2021. Prior to the meeting, you may vote by any of the following methods:

ONLINE	BY PHONE	BY MAIL	QR CODE

www.envisionreports. com/SKT	1-800-652-VOTE (8683)	Fill out your proxy card and drop in the mail in the enclosed postage paid envelope	Use your smartphone or tablet to scan the QR Code

If you wish to vote by proxy, you may vote using the internet, by telephone, or (if you received printed proxy materials) by completing a proxy card and returning it by mail in the envelope provided. Note that, in light of possible delays in mail service related to the COVID-19 pandemic, we encourage shareholders to submit their proxy online, by phone or using your smartphone or tablet. When you vote by proxy, you authorize our officers listed on the proxy card to vote your shares on your behalf as you direct. Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 21, 2021.

If you sign and return a proxy card, or vote using the internet or by telephone, but do not provide instructions on how to vote your shares, the designated officers will vote on your behalf as follows:

•	FOR the election of each of the eight individuals named in this Proxy Statement to serve as directors;
•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021; and
•	FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers.

2	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

GENERAL INFORMATION

BENEFICIAL OWNER-VOTING INSTRUCTIONS

If your shares are held in a brokerage account or by a bank or other nominee, the broker, bank or nominee is considered, with respect to those shares, the shareholder nominee, or the shareholder of record, and you are considered the beneficial owner of shares held in street name. If you are a beneficial owner but not the shareholder of record, your broker, bank or nominee will vote your shares as directed by you. If you wish to vote your shares online during the annual meeting, you should contact your broker, bank or nominee and see below under “Virtual Meeting Information.”

If your shares are held in street name by a broker, bank or other nominee, you may direct your vote by submitting your voting instructions to your broker, bank or other nominee. Please refer to the voting instructions provided by your broker, bank or other nominee. Your broker, bank or nominee must vote your shares as you direct. If your shares are held by your shareholder nominee and you do not give your shareholder nominee voting instructions, your shares will not be voted with respect to the election of our directors and the approval, on an advisory (non-binding) basis of the compensation of our named executive officers. Therefore, to be sure your shares are voted on these matters, please instruct your broker, bank or other nominee as to how you wish such shareholder nominee to vote. Your broker does, however, have discretionary authority to vote on the ratification of the appointment of the independent registered public accounting firm, and may do so even when you have not provided instructions on that matter.

QUORUM AND VOTING REQUIREMENTS

Under our By-Laws, a majority of the votes entitled to be cast on a matter constitutes a quorum for action on that matter at the annual meeting. Under our By-Laws and North Carolina law, shares represented at the meeting by proxy for any purpose will be deemed present for quorum purposes for the remainder of the meeting. In uncontested elections, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election by the Common Shares entitled to vote in the election, provided that a quorum is present. In a contested election, directors are elected by a plurality of the votes cast by the Common Shares entitled to vote in the election. An election is contested if the Secretary of the Company determines that the number of nominees, as determined in accordance with the Company’s By-Laws, exceeds the number of directors to be elected, and the Secretary has not rescinded such determination by the record date. If directors are to be elected by a plurality of votes cast, shareholders shall not be permitted to vote against a nominee. This year’s election is uncontested. Accordingly, directors will be elected if the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. In addition, Proposals 2 and 3 will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Abstentions, broker non-votes and shares that are present at the meeting for any other purpose but that are not voted on a particular proposal will not affect the outcome of the vote on the election of directors or Proposals 2 or 3. Any other proposal to properly come before the meeting will be approved if the votes cast for the proposal exceed the votes cast against the proposal unless the North Carolina Business Corporation Act requires a greater number of affirmative votes.

REVOCATION OF PROXIES

You may revoke your proxy at any time before it is voted. If you hold your shares in your own name as a shareholder of record, you may revoke your proxy or change your vote in any of the following ways:

•	by signing and submitting a new proxy card;
•	by submitting new votes through internet or telephone voting;
•	by delivering to the Secretary of the Company written instructions revoking your proxy; or
•	by attending the meeting online and voting during the meeting.

You cannot revoke your proxy by merely attending the meeting electronically. If you dissent, you will not have any rights of appraisal with respect to the matters to be acted upon at the meeting.

If your shares are held in street name by a broker, bank or other nominee, you may revoke your voting instructions by submitting new voting instructions to the broker, bank or other nominee who holds your shares.

PROXY SOLICITATION

We are making this solicitation and will pay the entire cost of preparing and distributing the Notice, proxy materials and Annual Report and of soliciting proxies from the holders of our Common Shares. If you choose to access the proxy materials and Annual Report and/or vote over the internet, you are responsible for any internet access charges you may incur. We have retained the services of Okapi Partners LLC to assist us in the solicitation of proxies for a fee of $8,500 plus out of pocket expenses. Our directors, officers and employees may, but without compensation other than their regular compensation, also solicit proxies by telephone, fax, e-mail or personal interview. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the Notice, proxy materials and Annual Report to beneficial owners.

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GENERAL INFORMATION

VIRTUAL MEETING INFORMATION

As part of our efforts to maintain a safe and healthy environment for our directors, members of management and shareholders who wish to attend the 2021 Annual Meeting, in light of the COVID-19 pandemic, we believe that holding the 2021 Annual Meeting only via remote participation this year, instead of holding an in-person meeting, is in the best interest of the Company and its shareholders. Allowing shareholders to attend virtually also enables increased shareholder attendance and participation because shareholders can participate from any location around the world. While the Company intends to return to an in-person shareholder meeting format in the future, shareholders will not be able to attend the Annual Meeting in person. By Executive Order, the Governor of the State of North Carolina has expressly permitted holding a virtual-only meeting for the annual meeting of shareholders. In the unlikely event such Executive Order is not extended to include the date of our annual meeting or North Carolina law does not otherwise permit a virtual-only meeting, we may provide a venue for an in-person annual meeting, in addition to remote participation. In that case, we would notify our shareholders in advance on our website and by issuing a press release and filing it as additional proxy materials with the Securities and Exchange Commission.

Authenticated shareholders as of the record date of March 24, 2021 will be able to attend the Annual Meeting online, vote their shares electronically and submit questions during the meeting through the virtual meeting’s chat function by visiting www. meetingcenter.io/281039890. We encourage shareholders to submit their proxies in advance of the Annual Meeting using one of the available methods described in the proxy materials. To participate in the 2021 Annual Meeting, you will need to review the information included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting, and the information for assistance will be located at www.meetingcenter. io/281039890.

To login to the meeting, shareholders will be required to have a control number and password. The password for the meeting is SKT2021. For shareholders of record (i.e., you hold your shares through our transfer agent, Computershare), the control number can be found on the proxy card or notice of the availability of proxy materials, or email providing notice of the meeting that the shareholder previously received from the Company’s transfer agent, Computershare, and you do not need to register to attend the Annual Meeting online. Beneficial owners holding shares in “street name” through an intermediary, such as a bank or broker, must register in advance to attend the Annual Meeting online. To register, beneficial owners must request a legal proxy with respect to their Common Shares from their bank, broker or other nominee. Beneficial owners must then forward the email from their bank or broker containing their legal proxy, or otherwise attach an image of their legal proxy, to legalproxy@ computershare.com, along with their name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 18, 2021.

Beneficial owners will receive a confirmation of your registration by email after Computershare receives your registration materials. Requests for registration should be directed to Computershare at the following:

By email

Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

By mail

Computershare

Tanger Factory Outlet Centers, Inc. Legal Proxy

P.O. Box 43001 Providence, RI 02940-3001

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions from shareholders that are pertinent to the Company and the meeting matters, as time permits, after the completion of the Annual Meeting. Each shareholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

•	irrelevant to the business of the Company or to the business of the Annual Meeting;
•	related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
•	related to any pending, threatened or ongoing litigation;
•	related to personal grievances;
•	derogatory references to individuals or that are otherwise in bad taste;
•	substantially repetitious of questions already made by another shareholder;
•	in excess of the two question limit;
•	in furtherance of the shareholder’s personal or business interests; or
•	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Corporate Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage.

4	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Our By-Laws provide that directors be elected at each Annual Meeting of Shareholders. The Board has nominated eight director candidates for election to the Board at the annual meeting. Each of the eight nominees for director designated below is presently a director of the Company. It is expected that each of these nominees will be able to serve, but if any such nominee is unable to serve, or for good cause will not serve, the proxies reserve discretion to vote for a substitute nominee or nominees designated by the Board of Directors, or the Board may elect to reduce its size. The terms of all of our directors expire at the next Annual Meeting of Shareholders or when their successors are elected and qualified.

DIRECTOR RESIGNATION POLICY

Our By-Laws provide that in uncontested elections, nominees will be elected if votes cast for each nominee’s election exceed the votes cast against such nominee’s election, provided that a quorum is present. Pursuant to our director resignation policy, the Board will nominate for re-election as directors only candidates who agree to tender their irrevocable resignation at or prior to their nomination. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of resignation tendered by other directors in accordance with the director resignation policy. The resignations will only become effective upon the occurrence of both the failure to receive the required majority vote for election and Board acceptance of the resignations. If a director nominee does not receive the required vote, the Nominating and Corporate Governance Committee or another committee consisting solely of independent directors (excluding the director nominee in question) will consider and make a recommendation to the Board as to whether to accept or reject the director nominee’s previously tendered resignation. The Board (excluding the director nominee in question) will make a final determination as to whether to accept or reject the director nominee’s resignation within 90 days following the certification of the shareholder vote. The Nominating and Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Company will then promptly disclose the Board’s decision in a document furnished or filed with the SEC.

BOARD DIVERSITY AND REFRESHMENT

The Board seeks a mix of backgrounds and experience among its members. We believe that decision making is improved when various perspectives contribute to the discussion. In evaluating director candidates, the Nominating and Corporate Governance Committee uses its judgment to identify nominees whose viewpoints, backgrounds, experience, gender, race, ethnicity and other attributes, taken as a whole, contribute to the high standards of Board service at the Company. While the Board does not follow any ratio or formula to determine the appropriate mix, the Board is committed to increasing gender and racial diversity among directors over time and, as reflected in our Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is committed to including highly qualified women and minority candidates in each search the Board undertakes. The Nominating and Corporate Governance Committee assesses its performance as to all aspects of the selection and nomination process for directors, including diversity, as part of its annual self-evaluation process.

The Board’s commitment to diversity is reflective of the Company’s policy of inclusiveness throughout the organization.

Our management team reflects gender and racial diversity as well as diversity of viewpoints, background and experience. For example, more than forty-five percent of the members of our executive leadership team are women.

The recent additions of Stephen J. Yalof, Luis A. Ubiñas and Susan E. Skerritt to our Board reflect the Board’s focused effort to refresh the composition of the Board while also considering diversity. Currently of the eight directors on the Board, two are women and one is Latino. Furthermore, the Company’s three then-longest serving independent directors, Allan L. Schuman, William G. Benton, and Thomas E. Robinson, retired from the Board at the end of their terms at the 2020 annual meeting. On January 1, 2021, David B. Henry was appointed Lead Director and Steven B. Tanger transitioned to Executive Chair of the Board. Our focus on Board composition reflects our thoughtful approach and commitment to ongoing Board refreshment and diversification. These changes have further increased the diversity of our Board in terms of gender, ethnicity and career experience.

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PROPOSAL 1 ELECTION OF DIRECTORS

NOMINEE QUALIFICATIONS

The biographical description below for each nominee includes the specific experience, qualifications, attributes and skills that led to the conclusion by the Board of Directors that such person should serve as a director of the Company. Each of our director nominees has achieved an extremely high level of success in his or her career. In these positions, each has been directly involved in the challenges relating to setting the strategic direction of or managing and overseeing the financial performance, personnel and processes of complex, public and private companies. Each has had exposure to effective leaders, and as a result, we believe has developed the ability to judge leadership qualities. Each also has experience in serving as an executive or on the board of directors of at least one other major corporation, which we believe provides additional relevant experience on which each nominee can draw.

INFORMATION REGARDING NOMINEES

Jeffrey B. Citrin
Independent Director Age 63 Director since July 28, 2014 Managing Principal of Hectad Strategic Partners Committees: Audit (Chair), Compensation & Human Capital

BACKGROUND

•

Managing Principal of Hectad Strategic Partners, a private investment firm he founded in 2021.

•

Vice Chairman and Senior Advisor of Square Mile Capital Management LLC, a private New York-based investment firm he founded focusing on real estate-related opportunities, from 2017 to 2020; Managing Principal of Square Mile from 2006 to 2017.

•

President of Blackacre Capital Management LLC (now known as Cerberus Institutional Real Estate), which he co-founded, from 1994 to 2005.

•

Managing Director of the Commercial Mortgage Investment Unit of Oppenheimer & Company, Inc. from 1993 to 1994.

•

Vice President of the Distressed Real Estate Principal Group of Credit Suisse First Boston, Inc. from 1991 to 1993.

•

Vice President of the Real Estate Investment Banking Unit of Chemical Bank from 1986 to 1991.

•

Attorney in the real estate practices of Kelley Drye & Warren LLP and Proskauer Rose LLP from 1983 to 1986.

•

Previously served as an Independent Trustee of First Union Real Estate and Mortgage (now known as Winthrop Realty Trust) from 2001 to 2003.

•

Serves on the advisory boards of the Hospital for Special Surgery in New York and the Hood Museum of Art.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Citrin has over 31 years of experience in public company and private company real estate investment during which he has structured complex real estate and financial transactions. The Board benefits from this technical experience as well as from Mr. Citrin’s extensive executive, management and legal experience.

OTHER CURRENT PUBLIC COMPANY BOARDS

Trinity Place Holdings Inc. (NYSE: TPHS)

6	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

David B. Henry

Lead Independent Director

Age 72

Director since

January 1, 2016

Retired Vice Chairman of the Board of Directors and Chief Executive Officer of Kimco Realty Corporation

Committees:

Audit, Compensation & Human Capital, Nominating & Corporate Governance

BACKGROUND

•

Lead Director since January 1, 2021; Non-Executive Chair of the Board from May 17, 2019 to December 31, 2020.

•

Chief Executive Officer of Kimco Realty Corporation, a publicly-traded REIT, from December 2009 and Vice Chairman of the Board of Directors from April 2001 until his retirement from both positions in January 2016.

•

A 23-year career at G.E. Capital Real Estate, General Electric’s former real estate division, including serving as Senior Vice President and Chief Investment Officer, as well as Chairman of G.E. Capital Investment Advisors.

•

Co-founder and Chairman of Peaceable Street Capital, a preferred equity lender for income producing commercial real estate properties.

•

Director of Fairfield County Bank, a private Connecticut mutual savings bank; Starwood Real Estate Income Trust, a non-traded REIT; and Pine Tree, LLC, a private real estate company specializing in retail.

•

Serves on the real estate advisory boards of New York University, Baruch College and ALTO Real Estate Funds.

•

Former Trustee and 2011-2012 Chairman of the International Council of Shopping Centers.

•

Former Vice-Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts.

•

Former member of the Executive Board of the Real Estate Roundtable.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Henry has over 40 years of real estate industry experience with multinational, publicly traded companies. The Board benefits from his familiarity with the REIT industry, particularly the retail sector, as well as from his extensive executive, financial and management expertise.

OTHER CURRENT PUBLIC COMPANY BOARDS

Columbia Property Trust, Inc. (NYSE: CXP)

Healthpeak Properties, Inc. (NYSE: PEAK)

VEREIT, Inc. (NYSE: VER)

Thomas J. Reddin
Independent Director Age 60 Director since July 26, 2010 Managing Partner and Owner of Red Dog Ventures, LLC Committees: Audit, Compensation & Human Capital (Chair), Nominating & Corporate Governance

BACKGROUND

•

Non-Executive Chair of the Board from May 20, 2016 to May 17, 2019.

•

Managing Partner and Owner of Red Dog Ventures, LLC, a venture capital firm, since 2009.

•

Chief Executive Officer of Richard Petty Motorsports from 2008 to 2009.

•

Chief Executive Officer of LendingTree.com from 2005 to 2007; President and Chief Operating Officer from 2000 to 2005.

•

Various senior leadership positions at Coca-Cola Company from 1995 to 1999, including Vice President, Consumer Marketing of Coca-Cola USA, and at Kraft Foods, Inc. from 1982 to 1995.

•

Previously served on the Board of Directors of Premier Farnell plc from September 2010 to October 2016 and of Valassis Communications Inc. from July 2010 to February 2014 and R.H. Donnelley from July 2007 to January 2010.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Reddin has over 34 years of experience in consumer marketing and e-commerce, including executive and management experience. His experience in growing and building businesses and developing and marketing brand name consumer products enables him to provide invaluable insights into helping the Company elevate its brand.

OTHER CURRENT PUBLIC COMPANY BOARDS

Asbury Automotive Group (NYSE: ABG)

Deluxe Corporation (NYSE: DLX)

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PROPOSAL 1 ELECTION OF DIRECTORS

Bridget M. Ryan-Berman
Independent Director Age 60 Director since January 1, 2009 Managing Partner of Ryan Berman Advisory, LLC Committees: Compensation & Human Capital, Nominating & Corporate Governance (Chair)

BACKGROUND

•

Managing Partner at Ryan Berman Advisory, LLC, a strategic advisory and consulting firm, since January 2018.

•

Chief Experience Officer of Enjoy Technology, Inc., a provider of setup and training services for tech products, from June 2016 to December 2017.

•

Independent consultant advising multi-channel brands and companies on business innovation and large-scale transformation designed around the customer experience from 2015 to 2016.

•

Chief Executive Officer of Victoria’s Secret Direct, LLC, an online and catalog division of Victoria’s Secret, a specialty retailer of women’s lingerie, beauty products, apparel and accessories from 2011 to 2015.

•

Independent consultant advising clients in the retail, wholesale and financial investment sectors providing strategic planning, business development and executive coaching services.

•

Chief Executive Officer of Giorgio Armani Corp., the wholly owned U.S. subsidiary of Giorgio Armani S.p.A., a provider of fashion and luxury goods products, from 2006 to 2007.

•

Vice President/Chief Operating Officer of Apple Computer Retail from 2004 to 2005.

•

Various executive positions with Polo Ralph Lauren Corporation, including Group President of Polo Ralph Lauren Global Retail, from 1992 to 2004 and various capacities at May Department Stores, Federated Department Stores and Allied Stores Corp. from 1982 to 1992.

•

Serves on the Board of Directors of Tegra Global, a private apparel manufacturing and supply chain provider.

•

Previously served on the Board of Directors of J. Crew Group, Inc. and as Chair of the Board of Directors of BH Cosmetics.

•

Co-founder and director of Miraclefeet, a non-profit organization providing technical and financial support to children and families for the treatment of clubfoot in developing countries.

•

Serves on Board of Directors of the Virginia Tech Alumni Association and as President of the Advisory Council for the Pamplin College of Business, as well as on the Board of Trustees for Benedictine Schools of Richmond.

QUALIFICATIONS FOR THE TANGER BOARD

Ms. Ryan-Berman has over 38 years of experience in the retail business and, as a senior level executive, has helped oversee the strategies and operations of some of the leading fashion and luxury goods groups in the world. She serves as a strategic advisor and board director for multi-channel consumer companies focused on the acceleration of brand growth and business development, digital transformation and consumer engagement. Ms. Ryan-Berman’s extensive experience in apparel and retailing enables her to provide invaluable insight into the environment in which the Company operates.

OTHER CURRENT PUBLIC COMPANY BOARDS

Asbury Automotive Group (NYSE: ABG)

Newell Brands Inc. (NASDAQ: NWL)

8	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 1 ELECTION OF DIRECTORS

Susan E. Skerritt
Independent Director Age 66 Director since July 30, 2018 Senior Advisor, Promontory Financial Group Committees: Audit, Compensation & Human Capital

BACKGROUND

•

Senior Advisor to Promontory Financial Group, a financial services company and wholly owned subsidiary of IBM, guiding clients on regulatory, governance and risk management matters, since 2018.

•

Former Chairwoman, Chief Executive Officer and President of Deutsche Bank Trust Company Americas, Deutsche Bank’s U.S. commercial banking entity, from 2016 to 2018. Beginning in 2013, she led the transaction banking businesses in North and South America, and also led the global correspondent banking business.

•

A seven-year career at Bank of New York Mellon Trust Company, N.A., including serving as an Executive member of the Board of Directors and as an Executive Vice President, co-leading the acquisition and integration of the JPMorgan Corporate Trust business.

•

Various leadership roles at companies including Morgan Stanley, Treasury Strategies, Inc., Ernst & Young and Manufacturers Hanover Trust Company.

•

Serves as a Director of the Falcon Group, a private inventory management solutions business.

•

Previously served as a Director of RBC U.S. Group Holdings LLC, the private intermediate holding company for Royal Bank of Canada’s U.S. operations.

•

Serves on the Board of Trustees of Hamilton College since 1994 and of The Brooklyn Hospital Center since 2013.

QUALIFICATIONS FOR THE TANGER BOARD

With a 37-year financial career as a demonstrated leader with deep expertise in global financial markets, regulatory compliance, and risk management, Ms. Skerritt brings valuable perspective to

Tanger’s Board.

OTHER CURRENT PUBLIC COMPANY BOARDS

Community Bank System, Inc. (NYSE: CBU)

VEREIT, Inc. (NYSE: VER)

Steven B. Tanger
Executive Chair of the Board Age 72 Director since May 13, 1993 Former Chief Executive Officer Committees: None

BACKGROUND

•

Executive Chair of the Board since January 1, 2021.

•

Served as the Company’s Chief Executive Officer from May 2017 to December 2020; President and Chief Executive Officer from January 2009 to May 2017; President and Chief Operating Officer from January 1995 to December 2008; and Executive Vice President from 1986 to December 1994.

•

Served on the Board of Directors of The Fresh Market, Inc. from June 2012 to April 2016.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Tanger joined the Company’s predecessor in 1986 and is the son of the Company’s founder, Stanley K. Tanger. Together with his father, Mr. Tanger has helped develop the Company into a portfolio of 36 upscale outlet shopping centers in 20 states and in Canada, totaling approximately 13.6 million square feet leased to over 2,500 stores operated by more than 500 different brand name companies (as of March 31, 2021). Mr. Tanger provides an insider’s perspective in Board discussions about the business and strategic direction of the Company and has experience in all aspects of the Company’s business.

OTHER CURRENT PUBLIC COMPANY BOARDS

None

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PROPOSAL 1 ELECTION OF DIRECTORS

Luis A. Ubiñas
Independent Director Age 58 Director since July 29, 2019 Former President, Ford Foundation Committees: Audit, Nominating & Corporate Governance

BACKGROUND

•

Serves on the Board of Trustees of the Pan American Development Foundation, which invests nearly $100 million annually in sustainable development projects in Latin America and the Caribbean, since 2014.

•

President of the Ford Foundation from 2008 to 2013, then the second-largest foundation in the United States, where he led a broad-based restructuring of the organization, including a strategic resetting of its programs, reinvestment of over 80% of the endowment, and a rebuilding of facilities and systems

•

An 18-year career at McKinsey & Company where, as a Senior Partner, he led the firm’s media practice during the transition from analog to digital and omnichannel platforms.

•

Serves on the Board of Trustees of Mercer Funds, a registered management investment company.

•

Previously served on the Board of Directors of Aura Financial and of CommerceHub, Inc., both private companies.

•

Serves on the Board of Directors and as Chair of the finance committee of the New York Public Library, Chair of the Statue of Liberty-Ellis Island Foundation and is a member of the Advisory Board of the United Nations Fund of International Partnerships.

QUALIFICATIONS FOR THE TANGER BOARD

As a demonstrated leader with deep expertise in helping companies adopt successful strategies during periods of transformation, Mr. Ubiñas brings valuable perspective to Tanger’s Board.

OTHER CURRENT PUBLIC COMPANY BOARDS

Boston Private Financial Holdings (NASDAQ: BPFH)

Electronic Arts Inc. (NASDAQ: EA)

FirstMark Horizon Acquisition Corporation (NYSE: FMAC)

Stephen J. Yalof
Age 58 Director since July 20, 2020 President and Chief Executive Officer Committees: None

BACKGROUND

•

President and Chief Executive Officer of the Company since January 2021. Mr. Yalof joined the Company in April 2020 as President and Chief Operating Officer.

•

Chief Executive Officer of Simon Premium Outlets of the Simon Property Group, Inc. from September 2014 to April 2020.

•

More than 20 years of experience in the retail industry, previously serving as Senior Vice President of Real Estate for Ralph Lauren Corporation and Senior Director of Real Estate for The Gap, Inc.

QUALIFICATIONS FOR THE TANGER BOARD

Mr. Yalof provides insight into the Company’s operations and strategy as well as extensive experience in the real estate and retail industries.

OTHER CURRENT PUBLIC COMPANY BOARDS

None

Vote Required. The nominees will be elected if votes cast for each nominee’s election exceed the votes cast against such nominee’s election, provided that a quorum is present. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the nominees. Seven of the eight nominees who were approved by the Nominating and Corporate Governance Committee for inclusion on the proxy card are standing for re-election. Mr. Yalof was elected by the Board during 2020 and is standing for election by our shareholders for the first time at the Annual Meeting. Mr. Yalof was recommended to serve on the Board in connection with his appointment as President and Chief Operating Officer and in anticipation of him becoming Chief Executive Officer.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL OF THE NOMINEES SET FORTH ABOVE.

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PROPOSAL 1 ELECTION OF DIRECTORS

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be “independent” and that every member of the Board’s Audit Committee, Compensation and Human Capital Committee, and Nominating and Corporate Governance Committee be “independent,” in each case as such term is defined by the NYSE listing requirements. Generally, independent directors are those directors who are not concurrently serving as officers of the Company and who have no material relationship with us. We presently have eight directors, including six independent directors. Our Board has affirmatively determined that the following six current directors are “independent,” as that term is defined under the listing standards of the NYSE: Jeffrey B. Citrin, David B. Henry, Thomas J. Reddin, Bridget M. Ryan-Berman,

Susan E. Skerritt and Luis A. Ubiñas. The Board also affirmatively determined that Allan L. Schuman, William G. Benton, and Thomas E. Robinson were also independent during the period that each served on the Board. Steven B. Tanger is our former Chief Executive Officer and is serving as our Executive Chair and Stephen J. Yalof is our President and CEO, and therefore, are not independent.

In determining the independence of our directors, the Board considered that Ms. Ryan-Berman is a director of Newell Brands Inc., the owner of a portfolio of brands, including one of our tenants. Our Board considered the nature of this relationship and the dollar value of the annual rental payments received from the tenant and determined that the relationship does not impair Ms. Ryan-Berman’s independence.

BOARD LEADERSHIP STRUCTURE AND RISK OVERSIGHT

Pursuant to our By-Laws and our Corporate Governance Guidelines, our Board determines the appropriate board leadership structure for our Company from time to time. As part of our annual Board self-evaluation process, we evaluate our leadership structure to ensure that the Board continues to believe that it provides the optimal structure for our Company and shareholders. We recognize that different board leadership structures may be appropriate for companies in different situations.

During 2020, as part of a series of strategic leadership decisions, the Board appointed Mr. Tanger to serve as Executive Chair effective January 1, 2021 and Mr. Yalof to serve as Chief Executive Officer effective January 1, 2021. We believe it was important to retain Mr. Tanger as Executive Chair during the leadership transition due to his experience navigating the Company through changing business environments for over thirty years, his intimate knowledge of outlet center operations and management and the industry relationships he has cultivated over the years, which permits him to effectively lead the Board in its oversight of the Company. Mr. Yalof was appointed to the Board on July 20, 2020. Mr. Henry, previously Non-Executive Chair of the Board, has been appointed Lead Director.

We operate under a board leadership structure with separate roles for our CEO, Executive Chair and our Lead Director of the Board. Our current leadership structure permits the CEO to focus his attention on managing our Company, our Executive Chair to focus his attention on managing the Board and our Lead Director to assist the Executive Chair with his leadership and oversight responsibilities, including by acting as the liaison between the independent directors, the Chief Executive Officer and the Executive Chair. The responsibilities of the Lead Director include:

•	Scheduling Board meetings and annual meetings of shareholders and setting agendas, together with the Executive Chair of the Board and CEO;
•	Calling and presiding over executive sessions of the non-management and independent directors;
•	Consulting with the Executive Chair of the Board and CEO to ensure sufficient time is allotted during Board meetings for effective discussion of agenda items and key issues;
•	Advising on Board informational needs;
•	Engaging with the Executive Chair of the Board to facilitate communication between management and the independent directors;
•	Engaging with the Executive Chair of the Board to debrief on decisions reached and suggestions made at meetings;
•	Facilitating discussion among the independent directors on key issues and concerns outside of board meetings;
•	Presiding at Board meetings in the absence of the Executive Chair;
•	Consulting with major shareholders as requested by the Board; and
•	Working with the Executive Chair of the Board and independent directors to execute an annual performance evaluation of the CEO.

Accordingly, we believe our current leadership structure, with Mr. Stephen J. Yalof serving as President and CEO, Mr. Steven B. Tanger serving as Executive Chair and Mr. David B. Henry serving as Lead Director of the Board, is the optimal structure for us at this time.

The Board is responsible for overseeing the Company’s risk management processes, and our committees assist the Board in fulfilling this responsibility. The Audit Committee receives reports from management at least quarterly regarding the Company’s assessment of risks. These risks relate to a range of issues including strategy, operations and cybersecurity, among others. The Audit Committee, which also considers our risk profile, reports regularly to the full Board on these matters. The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy, and also ensure that risks undertaken by us are consistent with the Board’s levels of risk tolerance. The Nominating and Corporate Governance Committee and the Compensation and Human Capital Committee each maintains primary responsibility for the oversight of certain ESG matters. During 2020, the Board oversaw risks related to the COVID-19 pandemic. While the Board oversees our overall risk management, our management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing

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PROPOSAL 1 ELECTION OF DIRECTORS

the risks facing the Company. The Board does not believe that its role in the oversight of the Company’s risks affects the Board’s leadership structure. The Company has reviewed its compensation policies and practices and has determined that it has no policies or practices that are reasonably likely to have a material adverse effect on the Company.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

The Board held eighteen meetings during 2020. Each of the incumbent directors in office during 2020 attended at least 90% of the Board meetings and meetings of committees on which the director served, during the period in which such person served as a director. We do not have a formal policy of attendance for directors at our Annual Meeting of Shareholders. All of our incumbent directors who were serving at the time of the 2020 Annual Meeting of Shareholders attended the meeting.

Pursuant to our Corporate Governance Guidelines, non-management directors are required to meet in executive sessions following each regularly scheduled quarterly Board meeting. The Lead Director of the Board presides at all executive sessions at which he is in attendance. In addition, to the extent applicable, non-management directors who are not independent under the rules of the NYSE may participate in these executive sessions, but our independent directors meet in executive session at least once per year.

ANTI-HEDGING POLICY

The Company has established an anti-hedging policy that prohibits our executive officers, directors and employees, their family members and any entities they control, from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, executive officers, directors and employees may not engage in any such transactions with respect to the Common Shares they own.

COMMITTEES OF THE BOARD

The Board has three standing committees to facilitate and assist the Board in the execution of its responsibilities. The current committees are the Audit Committee, the Compensation and Human Capital Committee, and the Nominating and Corporate Governance Committee. In accordance with NYSE listing standards, all of the committees are comprised solely of independent directors. Charters for each of the Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees are available on the Company’s website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS,” then ”GOVERNANCE” and then “GOVERNANCE DOCUMENTS.”

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PROPOSAL 1 ELECTION OF DIRECTORS

The table below shows the current membership for each of the standing committees.

	Age	Years on Board	Independent	Audit Committee	Compensation and Human Capital Committee	Nominating and Corporate Governance Committee
Jeffrey B. Citrin	63	6
David B. Henry*	72	5
Thomas J. Reddin	60	10
Bridget M. Ryan-Berman	60	12
Susan E. Skerritt	66	2
Steven B. Tanger**	72	27
Luis A. Ubiñas	58	1
Stephen J. Yalof	58	<1

Member	Chair	* Lead Director	** Executive Chair

AUDIT COMMITTEE

The Board has established an Audit Committee currently consisting of five of our independent directors, each of whom satisfies the additional independence requirements of Rule 10A-3 under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), each of whom has been determined by the Board to be “financially literate” as defined in the listing requirements of the NYSE and each qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K.

PURPOSE AND RESPONSIBILITIES

•	Assists the Board in fulfilling its oversight of:
•	the integrity of our financial statements;
•	our compliance with legal and regulatory requirements;
•	the qualifications and independence of our independent registered public accountants;
•	the performance of our independent registered public accountants and our internal audit function, and
•	our enterprise risk management;
•	Prepares any audit committee report required by the SEC to be included in our annual Proxy Statement;
•	Appoints, retains, oversees and provides compensation for the work of our independent registered public accountants and approves in advance, or adopts appropriate procedures to approve in advance, all audit and non-audit services provided by the independent registered public accountants; and
•	Discusses with management the Company’s policies with respect to risk assessment and risk management, the Company’s significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.

During 2020, there were four meetings of the Audit Committee.

COMPENSATION AND HUMAN CAPITAL COMMITTEE

The Board has established a Compensation and Human Capital Committee currently consisting of five of our independent directors, each of whom meets the NYSE’s additional standards for compensation committee membership and each qualifies as a non-employee director for purposes of Section 16 of the Exchange Act.

PURPOSE AND RESPONSIBILITIES

•	Reviews and approves the corporate goals and objectives relevant to the compensation of the CEO;
•	Evaluates the CEO’s performance in light of those goals and objectives and, either as a committee or together with other independent directors (as directed by the Board), determines compensation for our CEO;
•	Makes recommendations to the Board with respect to the compensation of other executive officers and directors.
•	Administers our Incentive Award Plan, except in the case of awards to non-employee directors for which the plan is administered by the Board. This plan provides for the issuance of equity-based awards to the Company’s employees, directors, and consultants (other than non-employee directors);
•	Selects the employees and consultants (other than non-employee directors) to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards; and
•	Reviews programs and strategies related to human capital management, including retention, management succession, diversity, culture and engagement.

During 2020, there were three meetings of the Compensation and Human Capital Committee.

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PROPOSAL 1 ELECTION OF DIRECTORS

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Board has established a Nominating and Corporate Governance Committee currently consisting of four of our independent directors.

PURPOSE AND RESPONSIBILITIES

•	Makes recommendations to the Board regarding changes in the size of the Board or any committee of the Board;
•	Recommends individuals for the Board to nominate for election as directors;
•	Recommends individuals for appointment to committees of the Board;
•	Establishes procedures for the Committee’s oversight of the evaluation of the Board and management;
•	Recommends approaches to director orientation and continuing education and develops and recommends to the Board corporate governance guidelines;
•	Evaluates annually the effectiveness of the Board as a whole and identifies any areas in which the Board may be better served by adding new members with different skills, backgrounds or areas of experience;
•	Assists the Board in maintaining a skills matrix as a tool for considering the experience of directors; and
•	Reviews the Company’s programs with respect to the environment and sustainability.

During 2020, there were four meetings of the Nominating and Corporate Governance Committee.

In identifying qualified director candidates for election to the Board and to fill vacancies on the Board, the Nominating and Corporate Governance Committee solicits current directors for the names of potentially qualified candidates, may ask directors to pursue their own business contacts for the names of potentially qualified candidates and may recommend that the Board engage a third party search firm to identify names of potentially qualified candidates.

The Board values directors who will bring a sufficient range of different perspectives to bear, generate appropriate discussion and debate, and fulfill their oversight responsibilities to foster significant value creation for our shareholders. The Board considers director candidates based on a number of factors including: whether the Board member will be “independent” in accordance with NYSE listing requirements; personal integrity and other qualities and characteristics, accomplishments and reputation in the business community; experience with businesses and other organizations of comparable size and current knowledge and contacts in the Company’s industry or other industries relevant to the Company’s business; experience and understanding of the Company’s business and financial matters affecting its business; ability and willingness to commit adequate time to Board and committee matters; the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to the needs of the Company; and diversity of viewpoints, background, experience, gender, race, ethnicity and other attributes. It is the policy of the Nominating and Corporate Governance Committee to consider nominees for the Board recommended by the Company’s shareholders in accordance with the procedures described under “Other Matters-Shareholder Proposals and Nominations for the 2022 Annual Meeting of Shareholders-Shareholder Suggestions for Director Nominations” in this Proxy Statement. Shareholder nominees who are recommended in accordance with these procedures will be given the same consideration as nominees for director from other sources.

COMMUNICATIONS WITH DIRECTORS

Any shareholder or interested party is welcome to communicate with our Lead Director, any other director, the non-management directors as a group or the Board of Directors as a whole by writing to the relevant director(s) as follows: Tanger Factory Outlet Centers, Inc., c/o the Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408. All communications, except for marketing and advertising materials, are forwarded directly to our directors.

COMPENSATION OF DIRECTORS

The annual compensation to the non-employee directors for 2020 was set and approved by the Board based on the recommendations of, and a peer group analysis performed by, independent compensation consultants engaged by the Compensation and Human Capital Committee. Compensation paid to our non-employee directors for services in 2020 is described below.

ANNUAL DIRECTOR COMPENSATION

Additional Cash Compensation
Non-Executive Chair	$50,000
Committee Chair Fees
Audit Committee	$25,000
Compensation and Human Capital Committee	$25,000
Nominating and Corporate Governance	$15,000

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PROPOSAL 1 ELECTION OF DIRECTORS

Our current CEO and current Executive Chair, who are also directors, are not paid any director fees for their services as directors of the Company. Our non-employee directors are reimbursed for their expenses incurred in attending Board meetings.

EQUITY COMPENSATION

We may from time to time under the Incentive Award Plan grant to any non-employee director options, restricted or deferred shares or other awards upon approval of the entire Board. The Board selects the non-employee directors to whom equity-based awards under the Incentive Award Plan will be granted and establishes the terms and conditions of the awards based on recommendations and advice from the Compensation and Human Capital Committee. However, as set forth in the Incentive Award Plan, a non-employee director may not receive awards under the Incentive Award Plan with an aggregate value in excess of $500,000 during any fiscal year. The Board approved awards of restricted Common Shares to each non-employee director with a grant date fair value of approximately $165,000 for 2020 and 2019.

In addition, the Director Deferred Share Program of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (the “Director Deferred Share Program”) allows non-employee directors to elect to receive all or a portion of their cash and/or equity compensation in deferred shares. In the event a non-employee director elects to defer compensation, such compensation (along with any dividends with respect to such compensation) will be credited to a bookkeeping account and paid in Common Shares within 60 days following the payment date elected by such director. Such payment date will be one of the following dates: (1) the date of termination of directorship, (2) a specified annual anniversary of the date of termination of directorship, (3) a specified date that is after December 31 of the applicable service year, or (4) the earlier of the date of death or disability. Any deferred shares shall be subject to the same vesting conditions applicable to restricted Common Shares that would have been granted absent a deferral election. In 2020, three non-employee directors participated in the Director Deferred Share Program.

MINIMUM EQUITY OWNERSHIP GUIDELINES

The Company’s Board of Directors expects all non-employee directors to own a meaningful equity interest in the Company to more closely align the interests of directors with those of shareholders. Our equity ownership guidelines require non-employee directors to hold Common Shares with a value equal to five times the base annual board retainer within five years of joining the Board. All non-employee directors who have been board members for at least 3 years met the share ownership guidelines as of December 31, 2020.

Director Compensation Table

The following table shows the total compensation for our non-employee directors for the fiscal year ended December 31, 2020:

Name	Year	Fees Earned or Paid In cash (1)	Share Awards (2)	All Other Compensation (3)	Total
William G. Benton (4)	2020	$20,625	$—	$5,392	$26,017
Jeffrey B. Citrin (5)	2020	79,688	165,000	9,682	254,370
David B. Henry	2020	103,125	165,000	9,682	277,807
Thomas J. Reddin	2020	99,688	165,000	9,682	274,370
Thomas E. Robinson (4)	2020	20,625	—	5,392	26,017
Bridget M. Ryan-Berman	2020	70,313	165,000	9,682	244,995
Allan L. Schuman (4)	2020	20,625	—	5,392	26,017
Susan E. Skerritt (6)	2020	56,250	165,000	7,897	229,147
Luis A. Ubiñas (7)	2020	56,250	165,000	4,290	225,540
(1)	Includes a temporary fee reduction due to the COVID-19 pandemic.
(2)	The amounts in this column represent the grant date fair value of restricted Common Share awards granted during 2020. Each director serving in 2020 was granted 12,000 restricted Common Shares with a grant date fair value of $13.75 per share. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2020 audited consolidated financial statements on pages F-51 through F-56 of our 2020 Annual Report. The aggregate number of unvested restricted Common Shares held by directors, as of December 31, 2020, totaled 97,310 Common Shares and for each director, except for Mr. Ubiñas, consisted of the following: 5,062 restricted Common Shares granted during 2019 with a grant date fair value of $21.73 per share and 12,000 restricted Common Shares granted during 2020 with a grant date fair value of $13.75 per share. The aggregate number of unvested restricted Common Shares held by Mr. Ubiñas totaled 12,000 restricted Common Shares with a grant date fair value of $13.75 per share.
(3)	Represents dividends paid on unvested restricted Common Shares or the value of deferred shares credited under our Director Deferred Share Program in respect of dividends.
(4)	Messrs. Benton, Robinson and Schuman each retired as of our 2020 Annual Meeting.
(5)	Mr. Citrin deferred all of his cash and equity compensation in 2020 pursuant to our Director Deferred Share Program. Mr. Citrin received 27,531 deferred shares in connection with 2020 cash and equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.
(6)	Ms. Skerritt deferred all of her equity compensation in 2020 pursuant to our Director Deferred Share Program. Ms. Skerritt received 13,454 deferred shares in connection with 2020 equity compensation she elected to defer, including deferred shares earned from dividend reinvestment.
(7)	Mr. Ubiñas deferred all of his equity compensation in 2020 pursuant to our Director Deferred Share Program. Mr. Ubiñas received 12,730 deferred shares in connection with 2020 equity compensation he elected to defer, including deferred shares earned from dividend reinvestment.

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EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

The Compensation and Human Capital Committee is responsible for the Company’s executive compensation philosophy and policies, as well as the annual executive compensation program that flows from them. This “Executive Compensation” section of the Proxy Statement contains a detailed explanation of the compensation arrangements for our NEOs for fiscal year 2020, which were determined by the Compensation and Human Capital Committee. For the fiscal year ended December 31, 2020, our NEOs and their titles were as follows:

Steven B. Tanger(1)	Chief Executive Officer (“CEO”)
James F. Williams	Executive Vice President and Chief Financial Officer (“CFO”)
Stephen J. Yalof(1)	President and Chief Operating Officer (“COO”)
Chad D. Perry	Executive Vice President, General Counsel and Secretary (“GC”)
Lisa J. Morrison	Executive Vice President - Leasing (“EVP - Leasing”)

(1)	On January 1, 2021, Mr. Tanger transitioned to Executive Chair of the Company’s Board of Directors, and Stephen J. Yalof assumed the role of Chief Executive Officer of the Company.

The Compensation Discussion and Analysis includes the following sections:

Executive Summary (page 17) - Summarizes our response to COVID-19, engagement with shareholders with regard to “Say-on-Pay”, compensation highlights and 2020 Business Recap.	2020 Compensation (page 29) - Provides a more detailed description of our compensation program as applied to our NEOs.

Compensation Review Process (page 26) - Outlines the role of the Compensation and Human Capital Committee, compensation consultant and CEO in developing appropriate compensation programs for our NEOs.	Governance Policies Relating to Compensation (page 40) - Details other governance policies and processes related to our executive compensation program.

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EXECUTIVE COMPENSATION

EXECUTIVE SUMMARY

We are a fully-integrated, self-administered and self-managed REIT, which focuses on developing, acquiring, owning, operating and managing upscale outlet shopping centers in the US and Canada. We are the only public pure play outlet center REIT and have a primary objective to maximize TSR through growth in funds from operations and asset value appreciation. The Company has over 40 years of outlet center experience and our executives have a proven skill set in securing the best sites, constructing high-quality properties on time, completing the timely and effective lease-up of centers, and curating a compelling mix of tenants, while maintaining high occupancy and operating and marketing highly successful outlet centers.

The Compensation and Human Capital Committee strongly believes that our executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders. Our executive compensation program is designed to motivate, attract and retain highly-qualified executives with this unique and proven skill set and to align the CEO and other NEOs’ interests with those of our shareholders. In years that our shareholder value has increased, compensation for our CEO and other NEOs has generally increased. Conversely, in years that our shares have underperformed, compensation for our CEO and other NEOs has generally declined. We believe that such alignment is strongly evidenced by the 2020 compensation and the current outstanding equity awards held by our NEOs.

COVID-19’S IMPACT AND THE COMPANY’S RESPONSE

Our 2020 financial and operational results were heavily impacted by the COVID-19 pandemic and reflect what was the most difficult year in our Company’s history. Although our open-air outlet centers remained open, retailers began closing their stores in our outlet centers in mid-March and by April 6, 2020, substantially all of the stores in our portfolio were closed as a result of mandates by order of local and state authorities. In late March 2020, we proactively offered all tenants in our consolidated portfolio the option to defer 100% of April and May rents interest free, payable in equal installments due in January and February of 2021, in order to allow the tenants to focus on reopening as mandates lifted. In addition, the Company elected to temporarily reduce base salaries for NEOs and the quarterly cash compensation for our Directors, in an effort to avoid a workforce reduction and to maintain healthcare benefits for all employees in light of the ongoing COVID-19 pandemic. In particular, Steven B. Tanger reduced his base salary by 50%, each of the Company’s other named executive officers, including Mr. Yalof, reduced his or her salary by 25% and the Board’s quarterly compensation was reduced by 25%. In addition, we reduced other general and administrative and operating expenses and deferred certain capital expenditures.

With respect to our Incentive Cash Bonus Plan (see “2020 Compensation - Annual Cash Incentives: Description and Analysis”), the performance metrics were established in February of 2020 prior to the full onset of the COVID-19 pandemic and its resulting effect on the global economy. At the time the individual strategic objectives were set, as in year’s past, the Compensation and Human Capital Committee believed the performance levels would be challenging and difficult, but achievable with significant effort and skill. We were only able to achieve the leverage ratio metric at a level between the target and maximum goals. However, after considering the performance of the executive officers in responding to the COVID-19 crisis and pivoting to stabilize the Company’s business, including the critical contributions described under the Resiliency Scorecard (see page 34), a cash bonus was approved by the Board that included the regular performance metrics and took into consideration the Resiliency Scorecard.

SHAREHOLDER ENGAGEMENT AND LISTENING TO OUR SHAREHOLDERS

We have historically taken into consideration the results of our advisory votes on the Company’s executive compensation program and NEO compensation decisions, and since 2014, we have proactively engaged in ongoing shareholder outreach in order to hear feedback about our executive compensation program directly from shareholders.

At the Company’s 2020 Annual Meeting of Shareholders, approximately 65% of votes cast approved, on an advisory (non-binding) basis, of our executive compensation (commonly referred to as “Say-on-Pay”). This level of support was a significant decrease from the 2019 vote, in which approximately 93% of votes were cast in favor of this proposal. Based on feedback obtained from extensive dialogue with our shareholders, we believe the primary reason for the lower level of support was due to separation benefits provided to our former President upon his retirement, which was an enhancement to the treatment he was otherwise entitled to receive. While we do not provide retirement benefits to our NEOs, the Board made an exception for Mr. McDonough given the significant contributions he made during his nearly 10 years of service, and therefore consider this an isolated event. Investors generally supported the overall design and framework of our executive compensation program in 2020 as it was consistent with our 2019 program that included significant changes to our CEO’s compensation.

In order to address any shareholder concerns, we annually conduct outreach efforts led by Mr. Thomas Reddin, the Chair of the Compensation and Human Capital Committee, together with the Non-Executive Chair of the Board at that time, Mr. David Henry, along with the Compensation and Human Capital Committee’s independent compensation consultant, FPL Associates L.P. (“FPL”), and members of management (excluding the Chief Executive Officer).

Following our spring 2020 outreach efforts, in response to shareholder feedback and as part of our continuing commitment to robust executive pay practices, we amended employment agreements for several executives to eliminate, where applicable, any remaining legacy single-trigger change of control equity benefits. In particular, the employment agreements

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EXECUTIVE COMPENSATION

for Mr. Williams and Ms. Morrison were amended such that, following a change of control, they will no longer be entitled to severance benefits upon a voluntary resignation without good reason. Mr. Williams and Ms. Morrison would have instead continued to be eligible for severance benefits upon termination by the Company without cause (as defined in the applicable employment agreement) or voluntary resignation for good reason (as defined in the applicable employment agreement) following a change of control. Further, the employment agreement for Mr. Perry was amended such that Mr. Perry would no longer have good reason to terminate his employment solely due to the occurrence of a change of control. Following a change of control, Mr. Perry would have remained eligible for severance benefits upon a termination without cause or voluntary resignation for good reason (as modified by such amendment).

Following such proactive changes, we again reached out in the winter of 2020/2021 to our 22 largest institutional shareholders who collectively owned approximately 72% (and spoke with and received feedback from shareholders who collectively owned 55%) of our outstanding common shares. Then, following such outreach and as part of our continuing commitment to robust executive pay practices, we (1) adopted an executive severance plan and terminated employment agreements for certain executive officers and (2) modified our equity ownership guidelines to apply to a broader group of executives.

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EXECUTIVE COMPENSATION

Based on the results of our advisory votes on the Company’s NEO compensation and discussions held over the past several years, we have made a number of positive changes to our executive compensation program as summarized below:

COMPENSATION HIGHLIGHTS

Salary Reduction for NEOs and Directors due to COVID-19

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EXECUTIVE COMPENSATION

CEO Cash Bonus Earned as a % of Target

Summary of CEO Direct Compensation

The following table highlights the components of compensation that the Compensation and Human Capital Committee deemed most important in considering year over year changes to compensation for our CEO. Thus, for direct comparison purposes, total direct compensation excludes dividends on unvested restricted Common Shares and all “other” compensation (see “2020 Summary Compensation Table” on page 43 for items included in “other” compensation).

	Year	Salary ($) (1)	Cash Bonus ($)	Time-Based LTI Awards ($)	Performance-Based LTI Awards ($)	Total Direct Compensation ($) (2)
Steven B. Tanger, CEO	2020	$735,577	$ 595,000	$1,461,970	$2,192,949	$4,985,496
	2019	850,000	1,506,462	1,461,964	2,192,945	6,011,371
	% Change	(13.5)%	(60.5)%	—%	—%	(17.1)%

(1)	2020 salary amount includes a temporary salary reduction due to the COVID-19 pandemic.

(2)	For direct comparison purposes, excludes dividends paid on unvested Common Shares and “other” amounts.

Pay-for-Performance Alignment

The Compensation and Human Capital Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success. We have designed an effective pay-for-performance program whereby a significant portion of our executive officer’s compensation is tied to performance-based cash and equity awards. Thus, in periods where we have superior performance in our operating results and TSR, our executive officers will realize higher levels of compensation. Likewise, in periods of poor performance, our executives will realize significantly lower levels of compensation.

Due to total shareholder returns that have lagged our peers and in some cases have been negative on an absolute basis, our CEO’s total realized compensation over the last several years has been significantly less than the reported grant date fair value of the awards for those respective years.

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EXECUTIVE COMPENSATION

REALIZED PAY

Annual compensation data shown in the Summary Compensation Table on page 43 is presented in accordance with the Securities and Exchange Commission’s (“SEC”) requirements. This mandated format is based on accounting rules that reflect the grant date fair value of the award at the time of grant, which can differ significantly from the value that is ultimately earned from these awards. Therefore, the Committee believes that utilizing realized compensation in its evaluation of CEO pay is an appropriate additional consideration to accurately measure the alignment of CEO pay-for-performance.

Summary Compensation Table	Realized Compensation
Concept:	Concept:
Uses SEC methodology, which utilizes a mix of both compensation actually earned during the year (base salary and annual bonus) and some future contingent pay opportunities (equity awards)	Includes only pay actually earned during the year
Purpose:	Purpose:
SEC-mandated compensation disclosure	Used to show the strength of the correlation between Tanger’s performance and the actual cash and equity payouts earned by our CEO during the year
How it is Calculated:	How it is Calculated:

Base salary paid during the year	Base salary paid during the year
+	+
Annual bonus earned for the applicable (current) year’s performance	Annual bonus earned for the applicable (current) year’s performance
+	+
Accounting grant date fair value of equity awards granted during the most recently completed fiscal year (i.e., prior year)	Value of performance based equity awards earned during the most recently completed 3-year performance period and the year-end value of the Annual Long-Term Equity Incentives that vested during the current fiscal year
+	+
All other compensation	All other compensation

Summary Compensation Table Disclosed Compensation vs. Realized Compensation

(in $ thousands)

Our CEO participates in multi-year award programs that are based exclusively on the Company’s three-year absolute and relative TSR to directly align our CEO’s compensation to that of shareholder returns. As of December 31, 2020, the OPP award granted in 2017 concluded with the performance periods ongoing for the OPP awards granted in 2018 through 2020.

The chart below illustrates what our CEO has realized from the completed program and what the outstanding programs would have paid out had they been concluded as of year-end 2020. Of the total potential OPP award value over the four programs, in aggregate, our CEO has earned, and is tracking to earn for those OPPs outstanding, approximately 7% of value.

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EXECUTIVE COMPENSATION

CEO OPP Award Values: 2017 OPP Realized Value & 2018, 2019, 2020 OPP Tracking Value as of December 31, 2020 (1)

(1)	While as of December 31, 2020, the 2018 OPP was tracking to have a zero payout, actual awards earned at the end of the performance period in February 2021 were between the threshold and target for the relative portion of the award. The payout was approximately 20.37% in relation to the total awards granted. For our CEO, the value earned was approximately $489,000 and is included in the above graph.

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EXECUTIVE COMPENSATION

TSR-Based Performance Award Status

The chart below depicts each current OPP on a program by program basis and the amounts realized or projected to be earned based on the Company’s TSR performance as of December 31, 2020. The 2018 and 2019 OPPs had zero value as of December 31, 2020 and the 2020 OPP was tracking between target and maximum for the relative portion of the award. In addition, no amounts were realized under the three previous three-year OPP plans (2015, 2016 and 2017), the most recent of which was completed in February 2020.

(1)	While as of December 31, 2020, the 2018 OPP was tracking to have a zero payout, actual awards earned at the end of the performance period in February 2021 were between the threshold and target for the relative portion of the award.

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EXECUTIVE COMPENSATION

SIGNIFICANT AT-RISK COMPENSATION

A substantial portion of our CEO and NEOs’ pay is tied to company performance and is at risk. Approximately 27% of our CEO’s performance year 2020 compensation was paid in cash,

and approximately 85% was variable, subject to the Company’s performance. Across our remaining NEOs, the average 2020 performance year amount paid in cash was approximately 35% and approximately 84% was variable, subject to the Company’s performance.

2020 BUSINESS RECAP

Our 2020 financial and operational results were heavily impacted by the COVID-19 pandemic and reflect what was a difficult year. Although our open-air outlet centers remained open, retailers began closing their stores in our outlet centers in mid-March and by April 6, 2020, substantially all of the stores in our portfolio were closed as a result of mandates by order of local and state authorities. In late March 2020, we proactively offered all tenants in our consolidated portfolio the option to defer 100% of April and May rents interest free, payable in equal installments due in January and February of 2021, in order to allow the tenants to focus on reopening as mandates lifted.

In order to increase liquidity, preserve financial flexibility and help meet our obligations for a sustained period of time, we took the following steps:

•	drew down substantially all of the available capacity under our $600.0 million unsecured lines of credit in March 2020,
•	reduced cash outflows, including the reduction or deferral of certain operating and general and administrative expenses, which included temporary base salary reductions for our named executive officers and other employees, resulting in a reduction in cash outflows during the last nine months of 2020 of approximately $1.3 million of general and administrative and $16.6 million of property operating expenses and
•	temporarily suspended dividend distributions following the May distribution to conserve approximately $35.0 million in cash per quarter and preserve our balance sheet strength and flexibility.

As mandates were lifted, reopened stores as a percentage of total leased stores improved from 1% on April 6, 2020 to 56% on June 3, 2020 to 72% on June 14, 2020. By June 15, 2020, in-store shopping for non-essential retail was allowed in every market in which our centers are located. Between June 2020 and August 2020, we repaid the entire $599.8 million outstanding balance of borrowings under our unsecured lines of credit. In July 2020, we restored the above mentioned salary reductions, and in January 2021, the Board of Directors reinstated the dividend at a quarterly rate of $.1775 per common share. As of January 31, 2021, more than 99% of total occupied stores in the consolidated portfolio were open, representing approximately 99% of leased square footage and annualized base rent, and we had collected 95% of rents billed in the fourth quarter and 57% of deferred rents, including 90% of deferred rents due in January 2021. Traffic during the fourth quarter represented approximately 90% of prior year levels and increased to approximately 96% in January. Governmental mandates effective between late December and early-to-mid-February impacted traffic at the Tanger Outlet Centers in Canada. Excluding those centers, domestic traffic was over 99% in January.

During 2020, we recaptured approximately 903,000 square feet within the consolidated portfolio related to retailer bankruptcies and brand-wide restructurings. As a direct result of the pandemic and these bankruptcies and restructurings, our 2020 earnings were negatively impacted by approximately $47.3 million due to (1) write-offs related to bankruptcies and other uncollectible accounts due to financial weakness, (2) one-time concessions in exchange for landlord-favorable amendments to lease structure, (3) reserves for a portion of deferred and under negotiation billings that we expect to become uncollectible in future periods, (4) and write-offs of straight-line rents associated with the bankruptcies and uncollectible accounts.

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EXECUTIVE COMPENSATION

Net Income	Net loss available to common shareholders was $0.40 per share, or $37.0 million, for the year ended December 31, 2020 compared to net income available to common shareholders of $0.93 per share, or $86.5 million, for the prior year.

Core FFO*	Core FFO available to common shareholders was $1.57 per share, or $153.7 million, for the year ended December 31, 2020 compared to $2.31 per share, or $226.1 million, for the prior year.

Same Center NOI*	Same Center NOI for the consolidated portfolio decreased 19.5% for the year ended December 31, 2020 largely due to the impact of the COVID-19 pandemic, including the write-off of rental revenues (excluding straight-line rents) of $40 million.

Occupancy	91.9% occupied consolidated portfolio at year-end 2020 (compared to 97.0% on December 31, 2019), reflecting the recapture of 903,000 square feet or 8% of GLA of the consolidated portfolio due to retailer bankruptcies and brand-wide restructurings.

Quarterly Common Share Cash Dividends	Paid $0.7125 per share in dividends during 2020 prior to the temporary suspension of the dividend in order to conserve approximately $35.0 million in cash per quarter and preserve our balance sheet strength and flexibility. In January 2021, we announced that the Board of Directors declared a quarterly cash dividend of $0.1775 per share. We have paid an all-cash dividend every year since becoming a public company in May 1993.

Interest Coverage Ratio	Maintained an interest coverage ratio (calculated as Adjusted EBITDA* divided by interest expense) of 3.3 times for 2020 compared to 4.3 times for 2019.

Debt Compliance	Remained in full compliance with all debt covenants as of December 31, 2020.

*	Core FFO (formerly referred to as AFFO), Same Center NOI and Adjusted EBITDA are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with GAAP. For a discussion of Core FFO, Same Center NOI and Adjusted EBITDA including a reconciliation to GAAP, please see Appendix A.

As of December 31, 2020, we had approximately $685 million of liquidity, including cash and cash equivalents and the full undrawn capacity under our $600 million unsecured lines of credit. Our outstanding floating rate debt totaled approximately $11 million, representing less than 1% of total consolidated debt and less than 1% of total enterprise value. Approximately 94%

of our consolidated square footage was unencumbered. As of December 31, 2020, our outstanding debt had a weighted average interest rate of 3.6% and a weighted average term to maturity, including extension options, of approximately 4.5 years with no significant maturities until December 2023.

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EXECUTIVE COMPENSATION

COMPENSATION REVIEW PROCESS

COMPENSATION PROGRAM OBJECTIVES

The objectives of the Company’s compensation program are as follows:

Motivate, attract and retain qualified executive management employees who are enthusiastic about the Company’s mission, performance, and culture;	Create a fair, reasonable and balanced compensation program that rewards management’s performance and contribution to the Company while closely aligning the interests of management with those of shareholders; and	Provide total compensation to executive officers that is competitive with total compensation paid by other REITs, and other private real estate firms similar to the Company.

COMPENSATION PROGRAM REWARDS

The Company’s compensation program rewards teamwork and individual officer contributions to the Company’s annual and longer term goals. Annual cash performance-based incentives reward Company financial performance and individual performance for the fiscal year. In measuring an individual officer’s and the overall team’s performance, the Compensation and Human Capital Committee considers numerous factors, including the Company’s growth in Core FFO and Same Center NOI from the prior year and the debt to asset ratio. While the individual amounts of incentive compensation paid may vary among officers, the performance targets that are set are generally the same for all officers. This creates an environment where all officers work together to achieve a common goal. See “2020 Compensation - Annual Cash Incentives: Description and Analysis” on page 30 for further discussion of performance targets used to set 2020 compensation. Additionally, equity-based awards are designed to provide long-term incentives that reward price appreciation of our Common Shares over a multi-year period.

We also believe that the Company’s executive compensation program does not encourage excessive risk taking. The Compensation and Human Capital Committee has incorporated the following risk-oversight and compensation-design features to guard against excessive risk taking:

•	Review and approval of corporate objectives by the Compensation and Human Capital Committee to ensure that these goals are aligned with the Company’s annual operating and strategic plans, achieve the desired risk/reward balance, and do not encourage excessive risk taking;
•	Base salaries consistent with each executive’s responsibilities so that the executive is not motivated to take excessive risks to achieve a reasonable level of financial security;
•	A significant portion of each executive’s compensation is tied to the future share performance of the Company;
•	Equity compensation and vesting periods for equity awards that encourage executives to focus on sustained share price appreciation;
•	Robust share ownership guidelines, clawback policy, anti-hedging policy and anti-pledging policy; and
•	A mix of cash and equity compensation that is designed to encourage strategies and actions that are in the long-term best interests of the Company.

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EXECUTIVE COMPENSATION

ROLE OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

The purposes and responsibilities of the Compensation and Human Capital Committee of the Board include the following:

•	Review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the CEO’s performance and determine and approve the CEO’s compensation level based on this evaluation;
•	Make recommendations to the Board with respect to the compensation of non-employee directors and officers other than the CEO;
•	Periodically review the Company’s incentive-compensation and equity-based plans and approve any new or materially amended equity-based plans; and
•	Oversee, with management, regulatory compliance with respect to compensation matters.

The Compensation and Human Capital Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. In particular, the Compensation and Human Capital Committee may delegate the approval of certain equity awards to a subcommittee consisting solely of members of the Compensation and Human Capital Committee who are “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act.

ROLE OF THE COMPENSATION CONSULTANT AND USE OF MARKET DATA

In setting compensation for fiscal 2020 performance, the Compensation and Human Capital Committee engaged FPL, an independent compensation consultant, to assist in determining the appropriate amounts, types and mix of executive compensation. The Compensation and Human Capital Committee, with the help of its independent compensation consultant, annually reviews the compensation practices of other REITs in order to evaluate market trends and compare our compensation program with the compensation programs of our competitors. Based in part on this data, the Compensation and Human Capital Committee develops a compensation plan that is intended to maintain the link between corporate performance and shareholder returns while being generally competitive within our industry.

Each fiscal year, management prepares an analysis that sets forth the Company’s total compensation obligations to the CEO and the other officers, including each executive’s realized compensation from the prior year and targeted cash compensation for the coming year. FPL analyzed this information for our NEOs, as well as the mix of fixed versus variable, short-term versus long-term and cash- versus equity-based compensation of officers with similar duties and responsibilities, as well as similar rank within the NEO group, at the peer group companies. The analysis focused on the following categories of compensation: (1) base salary, (2) base salary and incentive cash bonus together as total annual cash compensation, (3) long-term incentive compensation and (4) total overall compensation.

The Compensation and Human Capital Committee does not benchmark annual compensation to any specific percentile of total compensation paid to comparable officers in the peer group. Based on the Company’s and the individual’s overall performance relative to the peer group and the unique circumstances associated with any individual officer, the Compensation and Human Capital Committee, in consultation with FPL, determined the appropriate level of annual compensation.

For fiscal 2020 performance, FPL recommended the level of base and incentive cash bonus compensation to be set for each NEO as well as the amount of equity awards to be granted to each NEO (or, if applicable, concluded that the recommendations of the CEO with respect to such other officer’s compensation were reasonable and within peer group standards), based on its review of peer data, industry trends including responses to COVID-19, existing employment agreements and other factors. The Compensation and Human Capital Committee considered FPL’s recommendations and analysis when determining base salaries and annual and long-term incentives.

The Compensation and Human Capital Committee considers a variety of factors when constructing an appropriate peer set. As we are the only public focused factory outlet REIT, which requires certain unique skill sets, background, and relationships, we are forced to expand into the broader retail REIT industry for selecting appropriate peers. In the graphic below we have identified several key factors the Committee considers when choosing an appropriate peer group, such as who the Company competes with for talent, tenants, and investors.

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EXECUTIVE COMPENSATION

The Compensation and Human Capital Committee does not benchmark directly to the peer group, but rather uses it as a frame of reference in determining executive compensation. The Committee will continue to assess the composition of the peer group to determine the appropriateness of each peer company.

The following table provides the names and certain key information for each peer company at the time the Compensation and Human Capital Committee reviewed the peer group market data. Following recommendations from FPL we updated our peer group in late 2019 to better align the Company with peers of a similar size (though all still focused in the retail sector of the public

REIT industry) by replacing Brixmor Property Group Inc., Kimco Realty Corporation, and Macerich Company with Pennsylvania Real Estate Investment Trust, Retail Properties of America, Inc., RPT Realty, and Saul Centers, Inc. Modifying the peer group allows us to continue to improve our compensation practices and minimize the risk of a size and pay misalignment. While we acknowledge there are no direct public outlet center competitors, we have continued to focus on REITs operating within the retail industry. When establishing the new peer group, eleven of the companies included cited us as a peer in their proxy statements, and all of the companies were listed in our Institutional Shareholder Services Inc. peer group.

Peer (1)	# of Employees (2)	Implied Equity Market Capitalization ($M)	Total Capitalization ($M)	Sector
Acadia Realty Trust	120	$1,293.5	$3,683.1	Shopping Center
Federal Realty Investment Trust	309	6,594.4	11,328.0	Shopping Center
Kite Realty Group Trust	113	1,297.3	2,505.4	Shopping Center
National Retail Properties, Inc.	69	7,170.5	10,745.3	Other Retail
Pennsylvania Real Estate Investment Trust	175	81.5	2,362.8	Regional Mall
Regency Centers Corporation	431	7,770.6	11,951.6	Shopping Center
Retail Opportunity Investments Corp.	66	1,701.2	3,092.4	Shopping Center
Retail Properties of America, Inc.	214	1,833.3	3,667.5	Shopping Center
RPT Realty	105	709.0	1,847.9	Shopping Center
Saul Centers, Inc.	115	996.9	2,333.7	Shopping Center
SITE Centers Corp.	323	1,955.6	4,257.2	Shopping Center
Urban Edge Properties	106	1,575.4	3,246.7	Shopping Center
Washington Prime Group Inc.	745	161.6	3,593.6	Regional Mall
Weingarten Realty Investors	243	2,789.9	4,852.9	Shopping Center
Tanger Factory Outlet Centers, Inc.	395	$979.7	$2,637.7	Other Retail

(1)	CBL & Associates Properties, Inc. and Taubman Centers, Inc. were both utilized as peer companies in determining 2020 compensation. As CBL & Associates Properties, Inc. filed for bankruptcy in November 2020 and Taubman Centers, Inc. was acquired in December 2020, they have been excluded from the peer group data shown above.

(2)	Consists of full-time-equivalent employees working for the company and its subsidiaries. Assumes two part-time employees equal one full-time employee, but excludes temporary employees.

DETERMINATION OF COMPENSATION CONSULTANT’S OBJECTIVITY

The Compensation and Human Capital Committee recognizes that it is essential to receive objective advice from its outside independent compensation consultant. As a result, the Compensation and Human Capital Committee does not allow the Company to engage FPL in matters unrelated to executive compensation.

ROLE OF MANAGEMENT AND THE CHIEF EXECUTIVE OFFICER IN SETTING EXECUTIVE COMPENSATION

On an annual basis, management considers market competitiveness, business results, experience and individual performance in evaluating executive compensation. The CEO is actively engaged in setting compensation for executives (other than himself) through a variety of means, including recommending for Compensation and Human Capital Committee approval the financial performance goals for the executive team. He works closely with the CFO, COO and GC in analyzing relevant market data to determine recommendations for base salary, annual bonus targets and equity compensation awards for other members of senior management. Targets are set in order to drive both annual performance and long-term value creation for shareholders. The Compensation and Human Capital Committee determines the compensation and performance goals of the executive team after receiving the recommendations from the CEO. The Compensation and Human Capital Committee will consider, but is not bound by and does not always accept, the recommendations of the CEO with respect to executive compensation. For 2020, the CEO, CFO, COO and GC were generally subject to the same financial performance goals as the other officers, all of which are approved by the Compensation and Human Capital Committee.

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EXECUTIVE COMPENSATION

2020 COMPENSATION

We believe that the following discussion is a useful presentation of the Compensation and Human Capital Committee’s decisions with regard to 2020 NEO compensation. The following discussion should be read in conjunction with the Summary Compensation Table presented on page 43 where, in accordance with SEC rules, we present these grants as compensation for the year in which they were granted as opposed to the year for which they were earned.

The Compensation and Human Capital Committee received information from FPL, its compensation consultant, and management for consideration in determining the specific amounts of compensation to be provided to the executive officers for fiscal 2020 performance. Among the factors considered for our executive compensation generally, and for the NEO compensation in particular, are market competitiveness, company performance results, internal equity, past practice, experience and individual performance. There is no particular weight given to any factor, which may differ among individual NEOs, and instead factors are reviewed on a holistic basis.

Business results from the most recently completed fiscal year factor heavily in setting executive compensation. These results are reviewed and discussed by the Compensation and Human Capital Committee and its compensation consultant. Payouts are generally based on actual financial results, measured against the targets approved by the Compensation and Human Capital Committee under our incentive compensation plans for the fiscal year just ended. In addition, these results are a consideration in setting performance targets for the next fiscal year. Based on the financial results presented by management, the Compensation and Human Capital Committee reviews the individual performance of the NEOs (other than the CEO) as reported by the CEO and approves their compensation for the current fiscal year.

In evaluating the performance of the CEO and setting his compensation, the Compensation and Human Capital Committee takes into account corporate financial performance, as well as performance on a range of non-financial factors, including accomplishment of strategic goals, workforce development and succession planning, and the CEO’s working relationship with the Board. See “2020 Business Recap” on page 24 for a summary of our operational achievements in 2020.

The Company’s primary components of compensation for its executive officers are base salary, annual incentive cash bonuses, annual long-term equity-based incentive compensation and outperformance awards. There is no pre-established policy or target for the allocation between cash and non-cash incentive compensation or between short-term and long-term compensation, although the Company attempts to keep total cash compensation within the Company’s fiscal year budget while reinforcing its pay-for-performance philosophy and also taking into account annual accounting cost and the impact of share dilution. Within the framework of aligning total compensation with corporate and individual performance, the purpose of each of the components is as follows:

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EXECUTIVE COMPENSATION

BASE SALARY: DESCRIPTION AND ANALYSIS

Although the Compensation and Human Capital Committee does not benchmark salaries to any specific percentile of base salaries paid to comparable officers in the peer group, the NEOs are paid base amounts within the range of those paid to comparable officers in the peer group and sufficient to attract high-quality executive talent and maintain a stable management team. After a review of base salaries and total cash compensation as compared to our peer group, the Compensation and Human Capital Committee concluded that it would be appropriate to keep base salaries for 2021 flat with 2020, except for Mr. Tanger whose salary will be reduced to $807,500 per the terms of his employment agreement. On January 1, 2021, Mr. Tanger transitioned to Executive Chair of the Company’s Board of Directors, and Stephen J. Yalof assumed the role of Chief Executive Officer of the Company.

Base salaries approved for 2020 and 2019 were as follows:

Named Executive Officer	2020 Base Salaries (1)	2019 Base Salaries
Steven B. Tanger, CEO (2)	$850,000	$850,000
James F. Williams, CFO	374,400	374,400
Stephen J. Yalof, COO (2)	850,000	—
Chad D. Perry, GC	378,420	378,420
Lisa J. Morrison, EVP - Leasing	288,992	288,992

(1)	Excludes temporary salary reductions that occurred during 2020 due to the COVID-19 pandemic.

(2)	On January 1, 2021, Mr. Tanger transitioned to Executive Chair of the Company’s Board of Directors, effective through January 1, 2024, and Stephen J. Yalof assumed the role of Chief Executive Officer of the Company.

Each of the NEOs has an employment agreement with the Company that includes a provision whereby the executive’s base salary shall not be less than certain previous amounts. See “Employment Contracts” on page 51. However, such agreements were terminated for Mr. Williams, Mr. Perry and Ms. Morrison in connection with the adoption of the executive severance plan in March 2021.

ANNUAL CASH INCENTIVES: DESCRIPTION AND ANALYSIS

INCENTIVE CASH BONUS PLAN FOR EXECUTIVE OFFICERS

During 2020, each of our named executive officers was eligible to receive an annual incentive cash bonus payment based upon achieving certain performance criteria during the year (referred to as the “Incentive Cash Bonus Plan”). For 2020, the Incentive Cash Bonus Plan was designed to reward the achievement of both financial and strategic performance criteria established prior to the full onset of the COVID-19 pandemic. Following the onset of the COVID-19 pandemic and its resulting impact on our business and the global economy at large, the Compensation and Human Capital Committed utilized a “resiliency scorecard” that focused on key operational priorities that was then used by the Compensation and Human Capital Committee in an effort to focus our executive team on evolving objectives and priorities in five key areas: financial & operational, employees, customers & community, governance & shareholders, and marketing & consumer programming.

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EXECUTIVE COMPENSATION

Bonus Opportunities. The annual incentive cash bonus for a fiscal year is typically paid in the first quarter of the following year once the results for the year have been finalized. For 2020, each executive’s annual incentive cash bonus amount was based upon Threshold, Target and Maximum percentages of base salary. See the “2020 Grants of Plan-Based Awards” table on page 46 for the dollar amounts payable under each of these categories. Generally, executives must be employed as of the last day of the year to receive payment under the annual Incentive Cash Bonus Plan for that year. The Threshold, Target and Maximum amounts for our NEOs in 2020 were unchanged from 2020, except for Mr. Yalof, who joined the Company in April of 2020. The Threshold, Target and Maximum amounts for our NEOs in 2020 were as follows (as a percentage of base salary):

Named Executive Officer	Threshold	Target	Maximum
Steven B. Tanger, CEO (1)	75%	100%	200%
James F. Williams, CFO	75%	100%	150%
Stephen J. Yalof, COO (1)(2)	n/a	125%	187.5%
Chad D. Perry, GC	75%	100%	170%
Lisa J. Morrison, EVP - Leasing (3)	10%	20%	40%

(1)	On January 1, 2021, Mr. Tanger transitioned to Executive Chair of the Company’s Board of Directors, effective through January 1, 2024, and Stephen J. Yalof assumed the role of Chief Executive Officer of the Company.
(2)	As part of his employment contract in connection with his appointment as President and Chief Operating Officer effective as of April 10, 2020, Mr. Yalof’s 2020 bonus payment under the Annual Cash Bonus Plan was guaranteed at a minimum of $1,062,500.
(3)	Ms. Morrison also participates in a separate annual incentive cash bonus plan for leasing employees. See “Annual Incentive Cash Bonus Plan for Leasing Employees” below. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus based on leasing commissions and the leasing team bonus plan (as further described below). Ms. Morrison receives the higher of the bonus as calculated under the Company’s Incentive Cash Bonus Plan for executive officers or the bonus calculated under the terms of her employment contract, but not both.

Performance Objectives & Achievements. The original Incentive Cash Bonus Plan established in February of 2020 included the following financial and strategic performance criteria:

Performance Criteria		CEO/CFO/COO/GC Weighting	Other Officer Weighting	Rationale for Including in Plan
Financial Performance Targets:
•	Core FFO (formerly referred to as AFFO) per share (excluding termination fees received from a certain tenant and its related entities and excluding the dilutive effect of asset sales or long-term refinancing)			Encourages focus on profitability as measured by the most frequently assessed REIT earnings measure.

•	Percentage change in Same Center NOI			Encourages focus on internal growth at existing portfolio and maintenance of leverage within acceptable levels.
•	Consolidated Debt to Adjusted Total Asset Ratio
Strategic objectives (or Individual Performance for “Other Officer”)				Represents indicators of the executive’s success in fulfilling his or her responsibilities to the Company and in executing its strategic business plan.

The performance levels under these metrics were established in February of 2020 prior to the full onset of the COVID-19 pandemic and its resulting effect on the global economy. The goals were originally set based on the original 2020 budget/operating plan. At the time the individual strategic objectives were set, as in year’s past, the Compensation and Human Capital Committee believed the performance levels would be challenging and difficult, but achievable with significant effort and skill. At the request of the Compensation and Human Capital Committee to assist with setting 2020 performance levels, the CFO prepared an analysis of the actual performance levels achieved for the last three years, as well as the average of this three-year period. The average results were compared to the operating and financial performance level budgets approved by the Board for 2020. The Compensation and Human Capital Committee generally sets performance levels for each criterion at or above the current year budget levels. The budget reflects management’s assumptions regarding performance during the year taking into account many factors, both internal and external. The Compensation and Human Capital Committee may approve performance levels for the current year below the prior year performance levels when considering the current year’s budget or other factors outside management’s control.

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EXECUTIVE COMPENSATION

The performance levels for Core FFO and Same Center NOI were both set at amounts lower than the previous year’s performance levels to reflect (1) the dilution related to the four properties sold in 2019 and (2) the expected impact of significant store closings that occurred as of December 31, 2019 (approximately 300,000 square feet) along with an additional 322,000 to 372,000 square feet of potential additional closures related to bankruptcies and brand-wide restructurings that were unknown or unresolved at that time and which for the most part are outside the Company’s control. During 2020, the Company actually recaptured approximately 903,000 square feet in its consolidated portfolio from early lease terminations, significantly more than expected. To retain the rigor and challenge intended for this metric, any termination fees received from our ongoing negotiations with a certain tenant, in exchange for them being allowed to close all stores, was excluded from the calculation of Core FFO. Nevertheless, while the Compensation and Human Capital Committee gave consideration to these events, it set target performance levels for Core FFO and threshold performance levels for Same Center NOI significantly above the Company’s budgeted amounts for these metrics to ensure the bonus metrics would be rigorous. With regard to Same Center NOI, considering the current market conditions for 2020 and the expected recapture of space described above, the Compensation and Human Capital Committee believed the threshold goal would be very difficult, and would require extraordinary effort, to achieve. The Consolidated Debt to Adjusted Asset ratio performance levels were made slightly more difficult from the previous year’s amount to add rigor to the 2020 goals.

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EXECUTIVE COMPENSATION

The corporate performance criteria and the performance levels required under the Incentive Cash Bonus Plan for 2020 approved by the Compensation and Human Capital Committee, as compared to our level of achievement, were as follows:

The Compensation and Human Capital Committee, in its discretion, may adjust the predetermined Core FFO targets to exclude significant charges which they believe are not indicative of the Company’s ongoing operating performance. One asset sale in 2020 as well as termination fees received from a certain tenant and its related entities were excluded for Core FFO purposes. See “Actual 2020 Annual Incentive Cash Bonuses” below, for the amount of annual incentive cash bonuses received by each NEO pursuant to the above results. Further, for a reconciliation of Core FFO and Same Center NOI to GAAP, please see Appendix A.

The Compensation and Human Capital Committee believes that these strategic and financial goals are key drivers in ultimately increasing the equity value of the Company and that these goals ultimately help align the interests of our NEOs and our shareholders. If minimum performance criteria targets are not met, no bonuses are generally paid. If maximum targets are met or exceeded, bonuses may be significant but are capped as set forth in the table above.

In 2020, the COVID-19 pandemic had a great impact on the Company. The Company did not meet the threshold financial performance level for its Core FFO goal and the Same Center NOI goal, but did achieve a level between target and maximum performance levels for the Consolidated Debt to Adjusted Total Asset ratio goal. The Company met one of the five strategic performance goals for each of Messrs. Tanger, Williams, Yalof and Perry which included the following:

•	acquire a meaningful interest in one existing outlet center or community center with at least 150,000 square feet in the US or Canada (not met),
•	execute leases with non-apparel and footwear tenant for at least 75,000 square feet (met),
•	achieve increase in overall comparable traffic of at least 1% in centers in which we have an ownership interest, excluding the impact of significant weather events causing closures of more than one day (not met),
•	achieve year end occupancy of at least 95% in centers in which we have an ownership interest (not met), and
•	acquire land and begin construction on Nashville project (not met).

While Ms. Morrison participates in this plan, her bonus compensation in 2020 was not ultimately based on the company and individual performance metrics noted above, but rather was determined based on leasing commissions and the leasing team bonus plan as described below.

Resiliency Scorecard. As the full effect of the COVID-19 pandemic began to be felt, many governments imposed restrictions limiting the number of people that could gather in one place, which had devastating impacts on the US economy and required our Company to swiftly evolve and adapt. Our portfolio occupancy fell, numerous retailers declared bankruptcies or restructurings, and overall traffic declined sharply on a temporary basis. Management responded quickly to the evolving crises taking immediate actions to stabilize the business and provide a safe and comfortable environment for the Company’s employees, retailers and customers during the pandemic.

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EXECUTIVE COMPENSATION

Given the uncertainty around the magnitude and/or duration of the COVID-19 pandemic, the Compensation and Human Capital Committee believed that monitoring and evaluating these actions against a “Resiliency Scorecard” including performance based metrics would be more appropriate than making mid-year changes to performance metrics approved earlier in the year. The Compensation and Human Capital Committee noted the following key achievements for 2020:

Resilience Category	Performance Achievements
Financial & Operational	•	Amended commercial bank debt agreements to provide both permanent and temporary covenant relief (through June 2021) from effects caused by COVID-19
	•	Successfully borrowed available line of credit ($600 million) and repaid completely within 148 days
	•	Eliminated or deferred approximately $9 million in capital spending
	•	Temporarily reduced CEO salary by 50%, NEOs by 25% and other salaries and wages by range of 10 to 20% during mandated shutdowns, saving over $918,000
	•	Achieved overall average comparable traffic recovery of 89% from August, despite operating under reduced operating hours from 12 hours per day to 8 hours
	•	Achieved rent collection rates of 63% for the second quarter, 91% for the third quarter and 95% for the fourth quarter, highest among the mall peer group
Employees	•	Instituted no layoffs or furloughs during COVID-19 mandated store closures and maintained full benefits for employees
	•	Created safe work policies that allowed substantially all corporate employees to work from home since beginning of March 2020
	•	Restructured field operations and marketing organization focused on increasing NOI at the local level
	•	Executed succession plan in onboarding new President and COO and recruited, hired and onboarded new EVP of Operations
Customers & Community	•	Swiftly created a proactive deferral/abatement program for retailers to monetarily assist during mandated government shut-downs and get them to reopen as soon as possible
	•	Due to effective communication programs with our retailers and a responsive stand-ready on-site team of employees, were able to get over 90% of stores to reopen by July 1st and 98% by the end of August.
	•	In response to COVID-19, we hosted nearly 100 community support events, including blood drives, food collections and supply donations, as well as the use of our facilities by law enforcement and emergency medical services as staging areas
	•	Partnered with HeadCount, a nonpartisan nonprofit to encourage voter registration on site and on digital channels
	•	Deployed a Tanger Virtual 5K Walk Run with Under Amour as partner driving fitness and families to the centers and established a Facebook community for sharing
Governance & Shareholders	•	Held 11 meetings with the full board over a 13-week period to keep board informed of our progress and challenges
	•	Hosted 370 meetings with over 800 investors since March 1st in the US and Europe
	•	Temporarily reduced quarterly board compensation by 25% for 12 weeks
	•	Achieved, as of December 31, 2020, one year total shareholder return that was the best among the mall peer group
Marketing & Consumer Programming	•	Established and communicated The Tanger COVID Playbook and Protocols to our retail partners and our shoppers for the wellbeing of all stakeholders
	•	Created an innovative Virtual Shopping Program to allow customers in mandated shut down areas to continue to shop outlets in parts of the country where stores were opened
	•	Launched Holiday early, with a weighted media push and incentives to drive shopping all November rather than heavy After thanksgiving strategy
	•	Hosted TangerCLUB and Tanger Insider VIP Shopping Mornings before centers opened and launched Tanger Fast Pass to gain priority in lines

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EXECUTIVE COMPENSATION

ANNUAL INCENTIVE CASH BONUS PLAN FOR LEASING EMPLOYEES

Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her annual base salary or (2) 9.16% of the total commissions earned by our leasing employees with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances), except that if the amount determined under clause (2) is greater than 100% of Ms. Morrison’s annual base salary, such excess will be carried over to the next succeeding year (the “Leasing Commission Bonus”). Based on performance in 2020, Ms. Morrison’s Leasing Commission Bonus equaled $69,613.

In addition, Ms. Morrison participates in a separate incentive cash bonus plan designed to reward the Company’s leasing employees on an individual and/or team basis for successfully executing new leases and renewing existing leases with our tenants, and reaching certain company goals with respect to same center NOI, minimum overall occupancy rates, minimum renewal rate on leases expiring, minimum conversion rate in converting lease requests to executed leases, maximum number of days to get a lease fully executed once approved and specialty team objectives (referred to as “Leasing Team Bonus”). Management believes it is desirable for all leasing employees, including Ms. Morrison, to participate in this Leasing Team Bonus plan in order to provide incentives for maximizing and growing the Company’s revenues.

Performance Objectives & Achievements. The Leasing Team Bonus as applied to Ms. Morrison included the following performance criteria and bonus eligibility:

Performance Criteria		Leasing Team Bonus Incentive Opportunity	Actual Results	Incentive Payout Amount
Team Incentives
•	New Leases. Qualified new lease production by the leasing team of at least 400,000 square feet	$30,000	Not Achieved	$0
•	New Tenants. Qualified new lease production by the leasing team includes at least twenty new tenants or concepts	$10,000	Not Achieved	$0
•	Same Center NOI. Percentage increase of Same Center NOI over budgeted Same Center NOI	$1,000 for each 0.25% increase, up to $20,000	Not Achieved	$0
•	Year-End Occupancy. Year-end occupancy of at least 97.0%	$5,000, plus $1,000 for each 1% over 97% occupancy	Not Achieved	$0
•	Average Occupancy. Average occupancy during the year of at least 95.0%	$5,000, plus $1,000 for each 1% over 95% occupancy	Not Achieved	$0
•	Renewals. At least 75% of expiring leases for the leasing team are timely renewed	$20,000, plus $1,000 for each 1% over 75% renewal (up to an aggregate maximum of $25,000)	Not Achieved	$0
•	Specialty Team Incentives. Achievement of leasing team goals for seven specialty teams related to (a) digitally native, key and emerging brands (“DNKE”), (b) food, beverage and entertainment (“FBE”), (c) strip center, grocery and drug store tenants (“SCGDST”), and (d) specific outlet center locations.	$4,000 on achievement of 50% of specific team goals and $4,000 upon achievement of 100% of specific team goals (up to $56,000 for all seven teams)	Achievement of 50% of goals for DNKE, FBE and SCGDST teams	$12,000
•	Legal Team Incentives. (a) Consummation of leases within 87 days for new leases (and 68 days for renewals) from fully approved request and decreases in such period (“Lease Execution Period”); and (b) achievement of a percentage of leases timely executed after submission to the legal team of 85% for new leases or renewals as new leases (and 92% for renewal modifications)	$1,250 on target achievement of each legal team goal, plus up to an additional $1,250 for exceeding target (up to $10,000 for all four goals)	Achievement of maximum for Lease Execution Period goal for new leases and above target for Lease Execution Period goal for renewals	$4,000
			Aggregate Leasing Team Bonus	$16,000

Ms. Morrison receives the higher of the bonus as calculated under the Incentive Cash Bonus Plan for executive officers or the Leasing Commission Bonus, but not both. In 2020, Ms. Morrison received the Leasing Commission Bonus, since such amount was higher than the bonus she would have received under our Incentive Cash Bonus Plan, and the Leasing Team Bonus for an aggregate bonus payment of $85,613.

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EXECUTIVE COMPENSATION

ACTUAL 2020 ANNUAL INCENTIVE CASH BONUSES

The Company’s performance against the financial and strategic objectives originally established in February of 2020 prior to the onset of the pandemic would have resulted in payouts ranging from 25% to 29% of target for our NEOs (excluding Mr. Yalof’s bonus that was guaranteed pursuant to the terms of his Employment Agreement). However, after considering the performance of the executive officers in responding to the COVID-19 crisis and pivoting to stabilize the Company’s business, including the performance metrics achieved and the critical contributions described above under the Resiliency Scorecard, the Compensation and Human Capital Committee approved final cash incentives for 2020 which included a discretionary component intended to be performance-oriented, but with a total payout less than threshold amounts, as follows:

Executive Officers	Amount Earned	% of Target Earned	Discretionary Bonus	2020 Annual Cash Incentives	Payout as a % of Target	% $ Change from 2019
Steven B. Tanger, CEO	$249,333	29.3%	$345,667	$595,000	70.0%	(60.5)%
James F. Williams, CFO	92,352	24.7%	169,728	262,080	70.0%	(49.5)%
Stephen J. Yalof, COO (1)	n/a	n/a	n/a	1,062,500	(1)	n/a
Chad D. Perry, GC	100,407	26.5%	164,487	264,894	70.0%	(54.6)%
Lisa J. Morrison, EVP - Leasing (2)	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Mr. Yalof’s bonus for 2020 was pursuant to the terms of his Employment Agreement.
(2)	Ms. Morrison 2020 bonus of $85,613 was determined based on the Leasing Commission Bonus and Leasing Team Bonus. See “Annual Incentive Cash Bonus Plan for Leasing Employees” above on page 35.

LONG-TERM INCENTIVES: DESCRIPTION AND ANALYSIS

The Company’s long-term incentive compensation consists of equity-based awards under its Incentive Award Plan, either in the form of time-based restricted Common Shares or restricted share units, or performance-based awards. Equity-based awards deliver increased value only when the value of our Common Shares increases. Long-term incentives are determined by the Compensation and Human Capital Committee based, in part, on peer group compensation practices combined with recommendations of management and its compensation consultant. Although our 2020 financial and operational results were heavily impacted by the COVID-19 pandemic, the

Compensation and Human Capital Committee did not make any adjustments to any of the outstanding long-term incentive compensation plans.

The Compensation and Human Capital Committee generally administers our Incentive Award Plan, which provides for the issuance of equity-based awards to our officers and employees. The Compensation and Human Capital Committee authorizes the awards to employees and establishes the terms and conditions of the awards under the Incentive Award Plan, as it deems appropriate. The charts below illustrate the average allocation between performance-based and time-based awards for awards granted in 2019 and 2020 for our NEOs.

As show in the graphs above, the Compensation and Human Capital Committee made no changes to the allocation of equity awards in 2020 and kept the same allocation as 2019.

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EXECUTIVE COMPENSATION

SUMMARY OF LONG-TERM INCENTIVE PLANS

The table below compares the equity compensation awarded to our NEO’s in 2020 to 2019, reflecting the equity granted during the year as part of the current year’s compensation, similar to the way it is shown in the Summary Compensation Table per the SEC’s requirements on page 43.

	Annual Long-Term Incentives(1)			OPP GDFV(2)			Total Equity Compensation
Named Executive Officer	2020	2019	% Change	2020	2019	% Change	2020	2019	% Change
Steven B. Tanger, CEO	$1,461,970	$1,461,964	—%	$2,192,949	$2,192,945	—%	$3,654,919	$3,654,909	—%
James F. Williams, CFO	290,001	290,009	—%	435,007	435,010	—%	725,008	725,019	—%
Stephen J. Yalof, COO	2,783,552	—		639,043	—		3,422,595	—
Chad D. Perry, GC	405,268	405,265	—%	607,900	607,897	—%	1,013,168	1,013,162	—%
Lisa J. Morrison,
EVP - Leasing	164,491	164,496	—%	246,740	246,745	—%	411,231	411,241	—%

(1)	Represents the restricted Common Share and restricted share unit awards granted to each NEO in 2020 and 2019, and for Mr. Yalof, also includes an option grant pursuant to the terms of his employment agreement. The grant date fair value for restricted Common Share awards granted in 2020 and 2019 is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which was $13.75 and $21.73, respectively, for everyone except for Mr. Tanger and Mr. Yalof. The grant date fair value of Mr. Tanger’s restricted Common Share and restricted share unit awards granted in 2020 and 2019, which are subject to additional restrictions on sale after vesting and issuance of shares, as applicable, were each discounted per FASB ASC 718 by 12.5%. The grant date fair value of Mr. Yalof’s restricted Common Share awards granted in 2020 was $7.15. The fair value of the option grant was estimated on the date of grant using the Black-Scholes option pricing model, which resulted in a weighted average grant date fair value per share of $0.42 and included the following weighted-average assumptions: expected dividend yield 9.86%; expected life of 7.9 years; expected volatility of 30%; a risk-free rate of 0.60%; and forfeiture rate 0.0%.
(2)	Represents the notional units granted to each NEO, except Mr. Yalof, under the 2020 and 2019 OPPs, multiplied by the grant date fair values of $7.30 and $12.09, respectively. Mr. Yalof’s grant date fair value was $3.11. The grant date fair values were based on probable performance outcomes computed in accordance with FASB ASC 718.

RESTRICTED COMMON SHARE AND RESTRICTED SHARE UNIT AWARDS

Awarding restricted Common Shares helps to further align the interests of management with those of our shareholders. In setting the amounts and terms of the restricted Common Shares, the Compensation and Human Capital Committee considers the value of previous grants of restricted Common Shares and the total compensation expense recognized in the Company’s financial statements with respect to all previous grants of restricted Common Shares. However, the Compensation and Human Capital Committee does not necessarily limit the number of restricted Common Shares to be granted based on the total value or annual expense recognized in the financial statements because the Compensation and Human Capital Committee generally considers grants of restricted Common Shares to represent both an annual reward for individual and Company performance achieved as well as a longer term incentive for future performance. Restricted Common Shares are generally granted during the first quarter of the current year once the results from the previous year are finalized. Since 2018, a portion of the equity award to our CEO was granted in the form of restricted share units, in lieu of restricted Common Shares, in accordance with the terms of his employment agreement. During 2020, our CEO received all of his annual time-based vesting equity awards as restricted share units and as Executive Chair it is expected he will continue to receive restricted share units in the future.

The awards granted in February 2020 vest ratably over a three-year period, beginning on February 15, 2021, and the award granted to Mr. Yalof in April 2020 (the “Sign-On Restricted Shares”), the month he joined the company, vests ratably over a three-year period beginning on April 10, 2021. Such vesting, however, is subject to acceleration in certain termination scenarios, as described further in “Equity Compensation Plan Information - Potential Payments on Termination or Change of Control.” For the CEO, the restricted Common Shares and restricted share units granted in 2020 include additional holding period restrictions under which the vested Common Shares and Common Shares issued in respect of the restricted share units cannot be sold for an additional three years following each vesting or issuance date, as applicable.

The Compensation and Human Capital Committee believes that restricted Common Share and restricted share unit grants with time-based vesting features provide the desired incentive to increase the Company’s share price and, therefore, the value for our shareholders over the vesting period. If the Company has poor relative performance that results in poor shareholder returns, then the value of the restricted Common Shares and restricted share units, and likewise the executive’s total compensation, will be reduced. If the Company has superior relative performance that results in superior shareholder returns, then the value of the restricted Common Shares and restricted share units, and likewise the executive officer’s total compensation, will be significantly increased.

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EXECUTIVE COMPENSATION

The Company measures the grant date fair value under FASB ASC 718 of all restricted Common Share and restricted share unit awards with time-based vesting features based on the provisions of the Incentive Award Plan. Under those provisions, fair value is considered to be the closing price of our Common Shares on the last trading day prior to the grant date, except for the restricted Common Shares and restricted share units granted to the CEO in 2020 that are subject to additional restrictions on sale after vesting or issuance, as applicable, described above which were each discounted per FASB ASC 718 by 12.5%.

2019 AND 2020 OUTPERFORMANCE PLANS

During February 2019 and February 2020, the Compensation and Human Capital Committee approved the general terms of the Tanger Factory Outlet Centers, Inc. 2019 and 2020 OPPs, which provide for the grant of performance awards under the Incentive Award Plan. For the 2020 OPP, the Committee maintained the same structure as the 2019 OPP, but, after giving consideration to the high dividend yield, decided to increase each of the performance hurdles needed to earn the absolute portion of the award.

Any restricted Common Shares earned under the 2019 and 2020 OPPs (which conclude on February 17, 2022 and February 10, 2023, respectively) are also subject to a time-based vesting schedule, pursuant to which 50% of the restricted Common Shares would vest at the conclusion of the three-year performance period and the remaining 50% would vest (and, in the case of Mr. Tanger would be issued) upon the completion of one additional year of service, contingent upon continued employment with the Company through the applicable vesting date. Such vesting, however, is subject to acceleration in certain termination scenarios, as described further in “Equity Compensation Plan Information - Potential Payments on Termination or Change of Control.”

The notional units, prior to the date they are converted into restricted Common Shares, will not entitle award recipients to receive any dividends or other distributions. If the notional units are earned, and thereby converted into restricted Common Shares (whether vested or unvested), then award recipients will be entitled to receive a payment of all dividends and other distributions that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period. Thereafter, dividends and other distributions will be paid currently with respect to all restricted Common Shares that were issued, whether vested or unvested.

OPTION AWARD

In addition to the awards described above, Mr. Yalof received options to purchase 1,000,000 Common Shares (“Sign-On Options”). The Sign-On Options have an exercise price equal to the fair market value of the Common Shares on April 10, 2020, or $7.15. One-fourth of the Sign-On Options vested on December 31, 2020 and continue to vest on each December 31 thereafter through December 31, 2023, subject to Mr. Yalof’s continued employment through each vesting date. Vested Sign-On Options will become exercisable on and after the date the fair market value of the Common Shares underlying such Sign-On Options is at least equal to 110% of the exercise price of Sign-On Options. Such threshold was achieved in 2020.

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EXECUTIVE COMPENSATION

CHANGES TO CEO COMPENSATION PLANS FOR 2021

As part of the leadership succession (see Board Leadership Structure and Oversight on page 11), Mr. Tanger transitioned to Executive Chair of the Company's Board of Directors, effective through January 1, 2024 and Mr. Yalof assumed the role of Chief Executive Officer of the Company. The changes in 2021 compensation of Mr. Tanger and Mr. Yalof are reflected in the table below:

Year	NEO	Title	Base Salary	Annual Bonus Target %	Annual Bonus Target	Total Equity Compensation	Total Target Compensation	% Change 2020-2021
2020	Steven B. Tanger	CEO	$ 850,000	100%	$ 850,000	$3,654,919	$4,504,919
2020	Stephen J. Yalof	President and COO	850,000	125%	1,062,500	3,839,925	4,902,425
		Total	$1,700,000		$1,912,500	$7,494,844	$9,407,344
2021	Stephen J. Yalof	CEO	$ 850,000	125%	$1,062,500	$2,500,018	$3,562,518	(27.3)%
2021	Steven B. Tanger	Executive Chair	807,500	100%	807,500	2,500,018	3,307,518	(26.6)%
		Total	$1,657,500		$1,870,000	$5,000,036	$6,870,036	(27.0)%

We believe it was important to retain Mr. Tanger as Executive Chair during the leadership transition due to his experience navigating the Company through changing business environments for over thirty years, his intimate knowledge of outlet center operations and management and the industry relationships he has cultivated over the years. As part of the transition to Executive Chair, Mr. Tanger's salary will be reduced as described in his employment agreement on page 51. The table below illustrates the reduction in cash compensation payable to the Executive Chair through 2023.

	2021	2022	2023	% Change from 2021-2023
Salary	$807,500	$637,500	$425,000	(47)%
Target Bonus	807,500	637,500	425,000	(47)%

RETIREMENT BENEFITS

The Company generally does not provide any retirement benefits to its executive officers, other than matching a portion of employee contributions to our 401(k) plan. Employee contributions are matched by us at a rate of compensation to be determined annually at our discretion. This benefit is generally available to all employees of the Company.

PERQUISITES

The Company does not provide significant perquisites or personal benefits to executive officers, except that it provided Mr. Tanger with a monthly car allowance of $800 in 2020, which is consistent with previous years. However, his amended employment agreement does not include a car allowance beginning January 2021. In addition, also consistent with previous years, the Company maintained an insurance policy to provide a life insurance benefit to Mr. Tanger of $5 million. Premiums paid on the policy during 2020 totaled $67,344.

In addition, the Company owns a corporate airplane which is used almost exclusively for business travel. We believe that the confidential working environment, security, mitigation of health risks in the current climate and efficiency provided by private air travel allow our CEO and other executives to maximize productivity while traveling for business.

Our CEO’s business travel includes travel from his primary office location to the Company’s headquarters. While we consider this travel to serve an important business purpose, for purposes of transparency, we identify the incremental cost of this travel as a perquisite for SEC reporting purposes. We determine the incremental cost per flight based on the cost of fuel used, landing fees, trip-related hangar and parking costs, and crew-related costs. The incremental cost does not include fixed costs that do not change based on usage, such as purchase costs of the airplane, pilot salaries and non-trip-related hangar and parking costs. In 2020, this incremental cost totaled approximately $25,456. However, we do not consider the characterization of this amount as a perquisite to be a significant factor in our overall compensation plan design or effectiveness.

The CEO may use the aircraft for personal use from time to time, so long as the CEO reimburses the Company for such use so that there is no incremental cost to the Company.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL

The Company’s business is competitive, and the Compensation and Human Capital Committee believes that it is extremely desirable for the Company to maintain employment contracts or otherwise provide severance protection for its senior executives. As such, each of the named executive officers have either been party to

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EXECUTIVE COMPENSATION

an employment contract or been a participant in our executive severance plan since its adoption in 2021. The employment contracts and executive severance plan generally provide for severance pay if the executive terminates his or her employment for Good Reason or is terminated by the Company without Cause, as those terms are defined in each agreement or the plan, as applicable. These severance arrangements are designed to promote stability and continuity of senior management.

Our Compensation and Human Capital Committee believes it is fair to provide severance protection and accelerated vesting of certain equity grants upon a change of control. Very often, senior executives lose their jobs in connection with a change of control. By agreeing upfront to provide severance benefits and accelerated vesting of certain equity grants in the event of a change of control, our Compensation and Human Capital Committee believes we can reinforce and encourage the continued attention and dedication of senior executives to their assigned duties without distraction in the face of an actual or threatened change of control and ensure that management is motivated to negotiate the best acquisition consideration for our shareholders.

See “Employment Contracts” on page 51 for a description of the employment agreements with the named executive officers as of December 31, 2020. As noted above, during 2020, the Company amended the employment agreements of several executives to eliminate all remaining legacy single-trigger change of control severance benefits, such that now all employment agreements will require a double-trigger event to be entitled to cash severance. Subsequently, in 2021, we adopted an executive severance plan and terminated employment contracts for all executives other than the Executive Chair and CEO. See “Executive Severance Plan” on pg. 53 for a description of the new executive severance plan.

GOVERNANCE POLICIES RELATING TO COMPENSATION

MINIMUM OWNERSHIP GUIDELINES

The Company’s Board of Directors expects all non-employee directors, the Executive Chair, the CEO and other NEOs to own a meaningful equity interest in the Company to more closely align the interests of directors and executive officers with those of shareholders. Accordingly, the Board has established the equity ownership guidelines for non-employee directors, the Executive Chair, the CEO and other NEOs. Non-employee directors are required to hold Common Shares with a value equal to five times the base annual board retainer of $60,000. Newly elected non-employee directors have five years following their election to the Board to meet the share ownership guidelines. The share ownership guidelines were modified in February 2021, to take into account the transition for Mr. Tanger from CEO to Executive Chair and for Mr. Yalof from COO to CEO. Mr. Tanger’s share ownership guideline was maintained at 10x base salary and Mr. Yalof’s was set at 6x base salary, consistent with other peer group companies. The executives are required to hold Common Shares with a value equivalent to a multiple of their base salary as listed in the table below:

The executives have five years following their appointment to meet the share ownership guidelines. Vested and unvested restricted Common Shares count toward the equity ownership guidelines. All non-employee directors and the executives met the share ownership guidelines as of February 28, 2021 (share ownership guidelines were modified on February 2021).

CLAWBACK POLICY

The Board has established a clawback policy applicable to our executive officers. The policy allows for the recoupment of incentive awards in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of intentional misconduct, fraud or gross negligence. Each executive officer may be required to reimburse the Company for any incentive awards made after January 1, 2013 on the basis of having met or exceeded specific performance levels, under these circumstances.

ANTI-HEDGING POLICY

The Company has established an anti-hedging policy that prohibits our executive officers, directors and employees, their family members and any entities they control, from purchasing financial instruments, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, whether such securities were granted as compensation or are otherwise held, directly or indirectly. These transactions allow the shareholder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the owner may no longer have the same objectives as the company’s other shareholders. Therefore, executive officers, directors and employees may not engage in any such transactions with respect to the Common Shares they own.

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EXECUTIVE COMPENSATION

ANTI-PLEDGING POLICY

Our named executive officers and directors do not have any shares pledged as collateral. The Company has established an anti-pledging policy applicable to our executive officers, directors and employees. The Board believes that pledging securities of the Company as collateral for margin loans or other transactions raises potential risks to shareholder value, particularly if the pledge is significant. Under this policy, officers, directors and employees of the Company may not margin, or agree or offer to margin, the Company’s securities as collateral for a loan obligation. Similarly, officers, directors and employees of the Company may not pledge, or agree or offer to pledge, the Company’s securities (or a right to receive the Company’s securities) as collateral for a loan or other obligation. These prohibitions do not apply to any broker-assisted cashless exercise of equity awards. In addition, in order to facilitate the transition to the policy, these prohibitions do not apply to a margin or pledge of securities that was in effect prior to adoption of the policy; provided, that no additional Company securities may be added to any such pre-existing pledge on or after adoption of the policy.

An exception to the prohibitions in this policy may be granted by the disinterested members of the Board in their sole discretion where a person covered by this policy wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and demonstrates to the satisfaction of the disinterested members of the Board the financial capacity to repay the loan without resort to the pledged securities.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION AND OTHER TAX CONSIDERATIONS

Subject to certain limited exemptions, Section 162(m) of the Internal Revenue Code of 1986 (referred to as the “Code”) denies an income tax deduction to any publicly held corporation for compensation paid to a “covered employee” to the extent such compensation in any taxable year exceeds $1 million. While the

Compensation and Human Capital Committee may consider tax deductibility under Section 162(m) of the Code as one factor in determining compensation, it will not limit compensation to those levels or types of compensation that will be deductible if it determines that an award is consistent with its philosophy and is in the Company’s and the shareholders’ best interests. Accordingly, some portion of the compensation paid to a Company executive may not be tax deductible by the Company under Section 162(m) of the Code.

Section 280G, Section 4999 and Section 409A of the Code (“Section 409A”) impose certain taxes under specified circumstances. Section 280G and Section 4999 of the Code provide that certain officers and other service providers who receive significant compensation or hold significant shareholder interests could be subject to significant additional taxes if they receive certain payments or benefits in connection with a change of control of the Company, and that the Company could lose a deduction on the amounts subject to additional tax. The Company has no policy or commitment to provide any executive or director with any gross-up or other reimbursement for tax amounts that such executive or director might pay pursuant to these laws, and each named executive officer’s employment contract provides for a cutback of amounts payable in order to seek to avoid such additional taxes. Section 409A imposes additional significant taxes in the event that an employee or other service provider receives deferred compensation that does not meet the requirements of Section 409A. The Compensation and Human Capital Committee considers the effect of Section 409A when designing the Company’s executive plans and programs, and such plans and programs are intended to be designed to comply with or be exempt from Section 409A in order to seek to avoid potential adverse tax consequences that may result from noncompliance.

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REPORT OF THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K, and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND HUMAN CAPITAL COMMITTEE

Thomas J. Reddin (Chair)

Jeffrey B. Citrin

David B. Henry

Bridget M. Ryan-Berman

Susan E. Skerritt

42	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2020 SUMMARY COMPENSATION TABLE

The following table shows information concerning the annual compensation for services provided by our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executives for each of the fiscal years ended December 31, 2020, 2019, and 2018.

Name and Principal position	Year	Salary ($)	Bonus ($)		Share Awards ($) (1)	Option Awards ($) (2)	Non-equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Steven B. Tanger Chief Executive Officer	2020	735,577	345,667	(5)	3,654,919	—	249,333	291,480	5,276,976
	2019	850,000	—		3,654,909	—	1,506,462	558,328	6,569,699
	2018	850,000	—		4,598,606	—	952,000	569,691	6,970,297
James F. Williams Executive Vice President and Chief Financial Officer	2020	349,200	169,728	(5)	725,008	—	92,352	36,148	1,372,436
	2019	374,400	—		725,019	—	518,976	56,719	1,675,114
	2018	360,000	—		653,912	—	223,200	52,777	1,289,8890
Stephen J. Yalof President and Chief Operating Officer	2020	534,519	1,062,500	(6)	3,422,595	417,330	—	159,178	5,596,122
	2019	—	—		—	—	—	—	—
	2018	—	—		—	—	—	—	—
Chad D. Perry Executive Vice President, General Counsel, and Secretary	2020	352,949	164,487	(5)	1,013,168	—	100,407	47,161	1,678,172
	2019	378,420	—		1,013,162	—	583,000	84,068	2,058,650
	2018	371,000	—		1,013,158	—	371,000	88,808	1,843,966
Lisa J. Morrison Executive Vice President, Leasing	2020	269,541	—		411,231	—	85,613	30,155	796,540
	2019	288,992	—		411,241	—	242,615	46,881	989,729
	2018	283,326	—		361,227	—	291,441	45,492	981,486

(1)	The amounts in this column represent the grant date fair value of restricted Common Shares awarded in each respective year, and the grant date fair value of notional units granted under the 2020, 2019 and 2018 Outperformance Plans. A discussion of the assumptions used in calculating these values may be found in Note 16 to our 2020 audited consolidated financial statements on pages F-51 to F-56 of our 2019 Annual Report, Note 17 to our 2019 audited consolidated financial statements on pages F-43 to F-47 of our 2019 Annual Report and Note 18 to our 2018 audited consolidated financial statements on pages F-46 to F-50 of our 2018 Annual Report, respectively. With respect to the awards granted under the 2020, 2019 and 2018 Outperformance Plans, the grant date fair values were based on probable performance outcomes. The value for the 2020 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $6.1 million for Mr. Tanger, $1.2 million for Mr. Williams, $4.2 million for Mr. Yalof, $1.7 million for Mr. Perry, and $684,000 for Ms. Morrison. The value for the 2019 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $4.3 million for Mr. Tanger, $845,000 for Mr. Williams, $1.2 million for Mr. Perry, and $479,000 for Ms. Morrison. The value for the 2018 awards, assuming that the highest level of performance conditions are achieved, was estimated to be $4.1 million for Mr. Tanger, $537,000 for Mr. Williams, $832,000 for Mr. Perry, and $234,000 for Ms. Morrison.

(2)	The amounts reported in this column represent non-qualified share options granted that are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. A discussion of the assumptions made in the calculation of these amounts may be found in Note 16 to our 2020 audited consolidated financial statements on pages F-51 to F-56.

(3)	Amounts shown consist of payouts under our annual Incentive Cash Bonus Plan earned during the fiscal year but paid in the first quarter of the following fiscal year; except that, with respect to Ms. Morrison, the amounts shown reflect (1) the Leasing Commission Bonus, since such amount was higher than the bonus she would have received under our annual Incentive Cash Bonus Plan and (2) the Leasing Team bonus (as described above).

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2020 SUMMARY COMPENSATION TABLE

(4)	Amounts reported in 2020 include the following:

Name	Car Allowance	Employee Life Insurance Premiums	Dividends Paid on Unvested Restricted Common Shares	401(K) Contribution	Other	Use of Aircraft
Steven B. Tanger	$9,600	$67,344	$162,680	$11,400	$15,000	$25,456
James F. Williams	—	—	24,748	11,400		—
Stephen J. Yalof	—	—	139,178	—	20,000	—
Chad D. Perry	—	—	35,761	11,400		—
Lisa J. Morrison	—	—	18,877	11,278		—

(5)	Amounts reflect a discretionary bonus approved by the Board of Directors in excess of the amount earned under our annual Cash Bonus Plan. For further details see page 30, “Annual Cash Incentives: Description and Analysis.”

(6)	Amount reflects a guaranteed bonus equal to $1,062,500 that was paid to Mr. Yalof pursuant to the terms of his Employment Agreement.

44	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2020 CEO PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the relationship of the annual total compensation of our CEO to the annual total compensation of our median employee. We consider our pay ratio to be a reasonable estimate and calculated in a manner that is intended to be consistent with the requirements of Item 402(u) of Regulation S-K. We identified the median employee by examining the 2020 total cash compensation for all individuals, excluding our CEO, who were employed by us on December 31, 2020, the reference date for identifying our median employee. We included all employees on December 31, 2020, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments, or estimates with respect to total cash compensation, however we did annualize the compensation for certain full-time employees that were not employed by us for all of 2020. We believe the use of total cash compensation for all employees is a consistently applied compensation measure because we do not widely distribute annual equity awards to employees. After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we use for our named executive officers as set forth in the 2020 Summary Compensation Table earlier in this proxy statement.

As of December 31, 2020, we employed 265 part time employees and 262 full time employees, of which approximately 67% are hourly workers. Our median employee is a part-time customer service representative at one of our outlet centers that worked 211 days during 2020. Our CEO had annual total compensation of $5,276,976 and our median employee had annual total compensation of $12,742. Based on this information, for 2020 the ratio of annual total compensation for our CEO to the median annual total compensation of all employees is 414 to 1.

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2020 GRANTS OF PLAN-BASED AWARDS

The following table summarizes grants of plan-based awards made to NEOs in the year ended December 31, 2020:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Share Awards: Number of Common Shares		All Other Option Awards: Number of Securities Underlying	Exercise of Base Price of Option	Grant Date Fair Value of Equity
Name	Grant Date (1)	Threshold ($)	Target ($)	Maximum ($)	Minimum (#)	Target (#)	Maximum (#)	or Units (#) (4)		Options (#) (5)	Awards ($)	Awards ($) (1)
Steven B. Tanger	2/11/2020				—	—	—	121,527				1,461,970
	2/11/2020				60,081	180,242	300,404					2,192,949
		637,500	850,000	1,700,000
James F. Williams	2/11/2020				—	—	—	21,091				290,001
	2/11/2020				11,918	35,754	59,590					435,007
		280,800	374,400	561,600
Stephen J. Yalof	4/10/2020				—	—	—	389,308	(6)			2,783,552
	4/10/2020									1,000,000	7.15	417,330
	4/10/2020				41,096	123,288	205,480					639,043
		n/a	1,062,500	1,593,750
Chad D. Perry	2/11/2020				—	—	—	29,474				405,268
	2/11/2020				16,655	49,964	83,274					607,900
		283,815	378,420	643,314
Lisa J. Morrison (7)	2/11/2020				—	—	—	11,963				164,491
	2/11/2020				6,760	20,280	33,800					246,740
		28,899	57,798	115,597
				288,992
			103,000	169,000

(1)	The grant date is considered to be the date the equity-based awards were approved by the Compensation and Human Capital Committee. Under the terms of our Incentive Award Plan, the grant date fair value for restricted Common Share awards is considered to be the closing price of the Company’s Common Shares on the day prior to the grant date, which for the February 11, 2020 awards, except for Mr. Tanger and Mr. Yalof, was $13.75. The grant date value of Mr. Tanger’s 2020 award, which is subject to additional restrictions on sale after vesting, was discounted per FASB ASC 718 by 12.5%. The grant date fair value of Mr. Yalof’s restricted Common Share awards granted in 2020 were $7.15. A discussion of the assumptions used in calculating the grant date fair value of notional units granted under the 2020 OPP may be found in Note 16 to our 2020 audited consolidated financial statements on pages F-51 to F-56 of our 2020 Annual Report. With respect to the awards granted under the 2020 OPP, the grant date fair value was based on probable performance outcomes.

(2)	These columns show the range of estimated payouts targeted for 2020 performance under our annual Incentive Cash Bonus Plan for our executive officers (other than Ms. Morrison) as described in the section titled “Annual Cash Incentives-Description and Analysis” in the Compensation Discussion and Analysis. The actual cash bonus payment made in 2021 for 2020 performance, based on the metrics described, are set forth above in the column of the Summary Compensation Table titled “Non-Equity Incentive Plan Compensation.” Mr. Yalof was paid a guaranteed minimum Bonus of $1,062,500 pursuant to the terms of his Employment Agreement.

(3)	These columns show the amount of potential restricted Common Shares to be converted from notional units under the 2020 OPP. The notional units convert based on the Company’s absolute share price appreciation and its share price appreciation relative to its peer group, over a three year measurement period from February 11, 2020 through February 10, 2023. A discussion of this plan and the share price appreciation goals can be found in the section entitled “Compensation Discussion and Analysis - 2019 and 2020 Outperformance Plans” on page 38. Further, for Mr. Yalof, the “target” column shows the amount of options that may become exercisable upon satisfying both time-based vesting condition and a performance-vesting condition.

(4)	Restricted Common Shares granted under our Incentive Award Plan are described in the Outstanding Equity Awards at Year-End Table below. Dividends are paid on unvested restricted Common Shares.

46	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

2020 GRANTS OF PLAN-BASED AWARDS

(5)	Represents option award granted as an inducement to his entering into employment with the Company and was granted outside of the Company’s shareholder approved equity plan pursuant to New York Stock Exchange rules.

(6)	Represents restricted Common Share award granted as an inducement to his entering into employment with the Company and was granted outside of the Company’s shareholder approved equity plan pursuant to New York Stock Exchange rules.

(7)	The amounts shown in this row under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” columns includes the amounts Ms. Morrison was eligible to receive under our annual Incentive Cash Bonus Plan, the terms of her employment contract, and a separate bonus based on leasing team goals. Per the terms of her employment contract, Ms. Morrison is eligible to receive an annual incentive cash bonus equal to the lesser of (1) 100% of her salary or (2) 9.16% of the total commissions earned by our employees who are leasing employees who report to her. Ms. Morrison receives the higher of the bonus as calculated under our annual Incentive Cash Bonus Plan or the bonus calculated under the terms of her employment contract, but not both. Ms. Morrison received a cash bonus of $69,613 in 2021 for 2020 performance based on the terms of her employment contract and did not receive a bonus under our annual Incentive Cash Bonus Plan. In addition, Ms. Morrison received $16,000 as a separate bonus she earned as a result of her leasing team reaching certain goals with respect to achieving a minimum amount of executed leases for the overall portfolio, for certain centers, for certain concepts and/or certain types of tenants; minimum amount of new first-time tenants (including new concepts) to the portfolio; minimum growth in the Company’s Same Center NOI; minimum overall occupancy rates as well as minimum occupancy rates at certain centers; minimum overall renewal rate for leases expiring during the year, minimum number of meetings held with tenants and/or brokers in certain markets or tenant categories; minimum conversion rate in converting lease requests to executed leases; and maximum number of days to get a lease fully executed once approved. Under this plan for 2020, Ms. Morrison could receive up to $103,000 if all target levels were achieved, and then would receive additional amounts based upon the amount by which the target levels were exceeded, up to a maximum total award of $169,000.

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OUTSTANDING EQUITY AWARDS AT YEAR END 2020

The following table summarizes the number of securities underlying outstanding plan awards for the named executive officers in the year ended December 31, 2020:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)		Market Value of Shares or Units That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Steven B. Tanger	—	—	—	—	44,452	(3)	442,742
					51,270	(4)	510,649
					121,527	(5)	1,210,409
								34,014	(10)	338,775
								36,277	(11)	361,319
								220,376	(12)	2,194,949
James F. Williams	—	—	—	—	1,541	(6)	15,348
					5,700	(3)	56,772
					8,897	(4)	88,614
					21,091	(5)	210,066
								4,490	(10)	44,718
								7,196	(11)	71,674
								41,713	(12)	415,461
Stephen J. Yalof	250,000	750,000	$7.15	4/10/2030	389,308	(7)	3,877,508
								143,836	(12)	1,432,607

48	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

OUTSTANDING EQUITY AWARDS AT YEAR END 2020

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (1)		Market Value of Shares or Units That Have Not Vested ($) (1)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Chad D. Perry	—	—	—	—	8,832	(3)	87,967
					12,433	(4)	123,833
					29,474	(5)	293,561
								6,956	(10)	69,286
								10,056	(11)	100,160
								58,292	(12)	580,586
Lisa J. Morrison	—	—	—	—	1,541	(6)	15,348
					2,784	(8)	27,729
					6,563	(9)	65,367
					5,046	(4)	50,258
					11,963	(5)	119,151
								1,953	(10)	19,450
								4,082	(11)	40,655
								23,660	(12)	235,654

(1)	Represents the portion of restricted Common Shares that vest based on rendering service over a specific period of time.
(2)	Based on the closing price of our Common Shares on December 31, 2020 of $9.96.
(3)	Restricted Common Shares and restricted share units vest at a rate of 33.33% per year, with vesting dates on 2/15/2019, 2/15/2020 and 2/15/2021.
(4)	Restricted Common Shares and restricted share units vest at a rate of 33.33% per year, with vesting dates on 2/15/2020, 2/15/2021 and 2/15/2022.
(5)	Restricted Common Shares and restricted share units vest at a rate of 33.33% per year, with vesting dates on 2/15/2021, 2/15/2022 and 2/15/2023.
(6)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/15/2017, 2/15/2018, 2/15/2019, 2/15/2020 and 2/15/2021.
(7)	Restricted Common Shares vest at a rate of 33.33% per year, with vesting dates on 4/10/2021, 4/10/2022 and 4/10/2023.
(8)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/15/2018, 2/15/2019, 2/15/2020, 2/15/2021 and 2/15/2022.
(9)	Restricted Common Shares vest at a rate of 20% per year, with vesting dates on 2/15/2019, 2/15/2020, 2/15/2021, 2/15/2022 and 2/15/2023.
(10)	Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2018 OPP assuming for purposes of this discussion that the Company achieves its minimum levels of absolute and relative share price appreciation over the three year performance period ending February 15, 2021. Restricted Common Shares earned will vest 50% on February 17, 2021 and 50% on February 17, 2022.
(11)	Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2019 OPP assuming for purposes of this discussion that the Company achieves its minimum levels of absolute and relative share price appreciation over the three year performance period ending February 17, 2022. Restricted Common Shares earned will vest 50% on February 22, 2022 and 50% on February 15, 2023.
(12)	Represents portion of restricted Common Shares that may be earned from the conversion of notional units under the 2020 OPP assuming for purposes of this discussion that the Company achieves its minimum levels of absolute and maximum relative share price appreciation over the three year performance period ending February 10, 2023. Restricted Common Shares earned will vest 50% on February 15, 2023 and 50% on February 15, 2024.

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OPTION EXERCISES AND COMMON SHARES VESTED IN 2020

The following table summarizes the option exercises and the vesting of restricted Common Share awards for each of our named executive officers for the year ended December 31, 2020:

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Steven B. Tanger	—	—	143,752	1,870,214
James F. Williams	—	—	16,083	209,240
Stephen J. Yalof	—	—	—	—
Chad D. Perry	—	—	28,375	369,159
Lisa J. Morrison	—	—	9,146	118,989

(1)	Amounts reflect the closing market price on the day prior to the vesting date in accordance with the terms of our Incentive Award Plan.

50	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2020 with respect to compensation plans under which the Company’s equity securities are authorized for issuance:

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans Excluding Securities Reflected in Column (a)
Equity compensation plans approved by security holders	2,515,474	(1)	17.33	2,608,218	(2)
Equity compensation plans not approved by security holders	1,000,000	(3)	7.15	—
Total	3,515,474		11.69	2,608,218

(1)	Includes (a) 805,700 common shares issuable upon the exercise of outstanding options (560,300 of which are vested and exercisable), (b) 375,505 restricted common shares that may be issued under the 2018 OPP upon the satisfaction of certain conditions, (c) 445,018 restricted common shares that may be issued under the 2019 OPP upon the satisfaction of certain conditions and (d) 889,251 restricted common shares that may be issued under the 2020 OPP upon the satisfaction of certain conditions. Because there is no exercise price associated with the 2018, 2019 and 2020 OPP awards, such restricted common shares are not included in the weighted average exercise price calculation.
(2)	Represents common shares available for issuance under the Incentive Award Plan. Under the Incentive Award Plan, the Company may award restricted common shares, restricted share units, performance awards, dividend equivalents, deferred shares, deferred share units, share payments profit interests, and share appreciation rights.
(3)	Includes 1,000,000 common shares issuable upon the exercise of outstanding options (250,000 of which are vested and exercisable) that were issued to our Chief Executive Officer, Stephen J. Yalof, as an inducement to his entering into employment with the Company and were granted outside of the Company’s shareholder approved equity plan pursuant to New York Stock Exchange rules. The options to purchase common shares have an exercise price of $7.15. One-fourth of the options vested on December 31, 2020 and the remaining options will vest equally on each December 31 through December 31, 2023, subject to Mr. Yalof’s continued employment through each vesting date. Vested options will become exercisable on and after the date the fair market value of the Common Shares underlying the options is at least equal to 110% of the exercise price of the options.

EMPLOYMENT CONTRACTS

The following summary sets forth the material terms of the employment contracts with the NEOs in effect as of December 31, 2020. However, in connection with the adoption of an executive severance plan in 2021, the employment contracts for the NEOs (other than Mr. Tanger and Mr. Yalof) were subsequently terminated.

STEVEN B. TANGER

On December 14, 2016, we entered into an amended and restated employment agreement with Steven B. Tanger, which was subsequently amended and restated effective April 28, 2020. Pursuant to the employment agreement, Mr. Tanger continued to serve as CEO of the Company and a member of the Board through January 1, 2021. Pursuant to the employment agreement, Mr. Tanger transitioned to the role of Executive Chairman on January 1, 2021 following the appointment of Mr. Yalof as CEO of the Company and will continue to serve as Executive Chairman through January 1, 2024 (December 14, 2016 through such date, the “Contract Term”). In respect of 2020, Mr. Tanger was entitled to an annual base salary of $850,000 (subject to the voluntary reduction described above), participation in the incentive cash bonus plan (as described above) and receipt of annual awards under the Incentive Award Plan on terms at least as favorable as annual awards granted to other senior executives. In respect of future years during the

Contract Term, Mr. Tanger will be entitled to a reduced base salary (starting with $807,500 for 2021) and be eligible for an annual incentive bonus ranging from 0-150% of his then-current annual base salary (with a target bonus opportunity of no less than 100% of annual base salary) and annual awards under the Incentive Award Plan on terms determined by the Board.

During the Contract Term and for ninety (90) days thereafter, the Company and the Operating Partnership will also provide Mr. Tanger with term life insurance coverage under a policy or policies in the face amount of $5 million in the aggregate and, in the event of termination of employment prior to the end of the Contract Term (other than due to death, for Cause or without Good Reason), the Company and the Operating Partnership will pay to Mr. Tanger (or the relevant insurer) an amount equal to the premiums required to maintain such policy or policies through the end of the Contract Term.

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EQUITY COMPENSATION PLAN INFORMATION

If Mr. Tanger’s employment was terminated without Cause or for Good Reason prior to January 1, 2021, Mr. Tanger would, subject to execution and non-revocation of a release in favor of the Company and its affiliates, (1) have received a lump sum payment equal to three-hundred percent (300%) of the sum of (a) his annual base salary and (b) the greater of (i) his annual bonus earned for the year immediately preceding the year of termination and (ii) the average of his annual bonuses, if any, earned in the three years immediately preceding the year of termination, and (2) generally have been eligible for continued participation in the employee benefit plans of the Company or the Operating Partnership through the later of (a) the 18 month anniversary of termination and (b) the end of the Contract Term.

If Mr. Tanger’s employment is terminated without Cause or for Good Reason on or following January 1, 2021, Mr. Tanger would, subject to execution and non-revocation of a release in favor of the Company and its affiliates, (1) receive a payment equal to two hundred percent (200%) of his annual base salary, payable in installments over 12 months subject to the limitations required to comply with Section 409A, (2) receive a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred, and (3) a cash payment equal to 18 months of COBRA continuation coverage for Mr. Tanger and his dependents, or if Mr. Tanger is not eligible to elect COBRA continuation coverage, premiums for the health insurance that Mr. Tanger obtains for himself and his dependents, in an amount not to exceed $2,500 per month, payable monthly for up to 18 months.

If Mr. Tanger’s employment is terminated due to death or Disability, Mr. Tanger will receive (1) a lump sum payment equal to the greater of (a) current base salary for the remainder of the Contract Term or (b) 100% of current base salary and (2) a cash payment equal to his annual bonus for the year of termination based on actual performance (and achievement of all individual performance goals), prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred.

If Mr. Tanger’s employment automatically terminates due to the expiration of the Contract Term, Mr. Tanger will, subject to execution and non-revocation of a release in favor of the Company and its affiliates, receive (1) a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, payable on or before when the bonus would have been payable if termination had not occurred, and (2) a cash payment equal to 18 months of COBRA continuation coverage for Mr. Tanger and his dependents, or if Mr. Tanger is not eligible to elect COBRA continuation coverage, premiums for the health insurance that Mr. Tanger obtains for himself and his dependents, in an amount not to exceed $2,500 per month, payable monthly for up to 18 months. Further, the Company is required to offer Mr. Tanger a consulting arrangement, pursuant to which Mr. Tanger will make himself reasonably available in the 18-month period following termination to provide consulting services to the Company. Mr. Tanger will be entitled to no more than $250,000 per year for such consulting services.

In addition, if Mr. Tanger’s employment is terminated without Cause or for Good Reason, due to death or Disability or due to expiration of the Contract Term, all unvested restricted Common Shares and restricted share units subject to time-based vesting (“Time Based Awards”), including restricted Common Shares received upon settlement of Performance Based Awards, will fully vest and all unvested equity awards subject to performance based vesting (“Performance Based Awards”) not yet settled in Common Shares will continue to vest pro-rata through the date of termination subject to the actual achievement of the applicable performance measures.

JAMES F. WILLIAMS

James F. Williams entered into an employment agreement originally effective October 24, 2006, amended and restated effective December 29, 2008, and subsequently amended on June 5, 2020. Mr. Williams’ contract was terminated on April 1, 2021. Prior to its termination, Mr. Williams’ employment agreement provided him with annual base salary of not less than $220,300 and eligibility to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation and Human Capital Committee.

If Mr. Williams’ employment was terminated by reason of death or Disability prior to termination of his employment agreement, he or his estate was entitled to receive as additional compensation a lump-sum payment in an amount equal to half of his annual base salary and a pro-rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Mr. Williams’ employment was terminated by us without Cause, or by him for Good Reason, prior to termination of his employment agreement, Mr. Williams was entitled to receive a severance payment in an amount equal to the sum of (a) 100% of his annual base salary for the current contract year, and (b) his average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with Section 409A.

Mr. Williams’ employment contract was terminated on April 1, 2021 in connection with his participation in the Company’s executive severance plan. Following such termination, Mr. Williams is solely entitled to severance payments and benefits pursuant to the Company’s executive severance plan.

STEPHEN J. YALOF

Stephen J. Yalof entered into an employment agreement effective April 10, 2020 and initially expiring on December 31, 2023. Mr. Yalof’s contract provides for his initial employment as the President and Chief Operating Officer of the Company and, effective as of January 1, 2021, his subsequent promotion to the President and CEO of the Company. Mr. Yalof’s agreement also provided that he would be appointed to the Board by August 10, 2020. Pursuant to the terms of the agreement, Mr. Yalof’s annual base salary may not be less than $850,000 and he is eligible to receive an annual incentive bonus based on performance criteria approved by the Compensation and Human Capital Committee ranging from 0 – 187.5% of his annual base salary, with a target

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bonus opportunity of 125%. For 2020, the agreement provided that Mr. Yalof would not receive an annual incentive bonus of less than 125% of his annual base salary. Mr. Yalof was also entitled to receive his Sign-On Restricted Shares and Sign-On Options (as discussed above) under his agreement, as well as Company housing through December 1, 2020, relocation assistance and reimbursement of his legal fees in connection with the negotiation of his employment agreement of up to $20,000.

If Mr. Yalof’s employment is terminated by reason of death or Disability, he or his estate will receive as additional compensation a lump sum payment in an amount equal to his annual base salary and a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year.

Further, if his employment is terminated by us without Cause, or by him for Good Reason, he will receive a severance payment in an amount equal to (a) 200% of his annual base salary for the then-current contract year, payable in installments over 12 months, (b) a cash payment equal to his annual bonus for the year of termination, prorated based on the number of days of employment in such year, and (c) a monthly COBRA continuation subsidy for Mr. Yalof and his dependents, payable for up to 18 months.

In addition, if Mr. Yalof’s employment is terminated without Cause or for Good Reason, due to death or Disability (other than within twenty four (24) months following a change of control), all unvested Sign-On Restricted Shares and Sign-On Options will vest pro-rata in respect of service in the year of termination. If Mr. Yalof’s employment is terminated without Cause or for Good Reason, due to death or Disability within twenty four (24) months following a change of control, all unvested Sign-On Restricted Shares and Sign-On Options will vest and become exercisable.

CHAD D. PERRY

Chad D. Perry entered into an employment agreement effective December 12, 2011 and subsequently amended on June 5, 2020. Mr. Perry’s agreement was terminated on April 1, 2021. Prior to its termination Mr. Perry’s employment agreement provided him with annual base salary of not less than $350,000 and eligibility to receive an annual incentive bonus based on performance criteria approved by the Company’s Compensation and Human Capital Committee.

If Mr. Perry’s employment was terminated by reason of death or Disability (as defined in his employment agreement) prior to termination of his employment agreement, he or his estate would have received as additional compensation a lump sum payment in an amount equal to his annual base salary and a pro-rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if his employment is terminated by us without Cause, or by either executive for Good Reason, prior to termination of his employment agreement, he would have received a severance payment in an amount equal to 300% of the sum of (a) his annual base salary for the then-current contract year and (b) the average annual bonus for the preceding three years to be paid monthly or bi-weekly over the succeeding 36 months subject to the limitations required to comply with Section 409A. Certain share based awards under our Incentive Award Plan would have been included in the calculation of the prior year’s annual bonus and average annual bonus.

Mr. Perry’s’ employment contract was terminated on April 1, 2021 in connection with his participation in the Company’s executive severance plan. Following such termination, Mr. Perry is solely entitled to severance payments and benefits pursuant to the Company’s executive severance plan.

LISA J. MORRISON

Lisa J. Morrison entered into an employment agreement originally effective January 1, 2001, amended and restated effective December 29, 2008, and subsequently amended on June 5, 2020. Ms. Morrison’s agreement was terminated on April 1, 2021. Prior to its termination Ms. Morrison’s employment agreement provided her with base salary of not less than $231,500 and, if approved by the Company’s Board of Directors, for each contract year, an annual bonus in an amount equal to the lesser of (i) her base salary in effect on the last day of such contract year and (ii) an amount equal to nine and sixteen one-hundredths percent (9.16%) of the total commissions earned by our employees who are leasing representatives with respect to that contract year computed as a percentage of average annual tenant rents (net of tenant allowances) in accordance with the Company’s leasing team bonus plan in effect for that contract year. If the amount determined under clause (ii) was greater than 100% of Ms. Morrison’s annual base salary, such excess amount would have been carried over to the next succeeding contract year, subject to Ms. Morrison’s continued employment though December 31 of such succeeding contract year. Ms. Morrison will receive the higher of the bonus determined under her employment contract and the bonus determined pursuant to the Company’s Incentive Cash Bonus Plan with respect to 2020 and would have been entitled to the same for future years.

If Ms. Morrison’s employment was terminated by reason of death or Disability (as defined in her employment contract) prior to termination of her employment agreement, she or her estate will receive as additional compensation a lump-sum payment in an amount equal to half of her annual base salary and a pro-rata portion of the annual bonus earned for the contract year in which the termination occurs. Further, if Ms. Morrison’s employment is terminated by us without Cause, or by her for Good Reason, prior to termination of his employment agreement, Ms. Morrison would have received a severance payment in an amount equal to the sum of (a) 100% of her annual base salary for the current contract year, and (b) her average annual bonus for the three consecutive contract years immediately preceding the contract year in which the termination occurs, to be paid monthly over the succeeding 12 months subject to the limitations required to comply with Section 409A.

Ms. Morrison’s employment contract was terminated on April 1, 2021 in connection with his participation in the Company’s executive severance plan. Following such termination, Ms. Morrison is solely entitled to severance payments and benefits pursuant to the Company’s executive severance plan.

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EQUITY COMPENSATION PLAN INFORMATION

NON-COMPETE AND OTHER PROVISIONS

During the term of Mr. Tanger’s employment and for a period of twelve (12) months thereafter (the “Restricted Period”), Mr. Tanger is generally prohibited from engaging in the management, development or construction of any factory outlet centers or competing retail commercial property or in any active or passive investment in property connected with a factory outlet center or a competing retail commercial property. During the period following termination of employment, this prohibition applies only with respect to properties that are within a fifty (50) mile radius of (1) any commercial property owned, leased or operated by the Company and/or related entities on the date of termination of Mr. Tanger’s employment or (2) any commercial property which the Company and/or any related entity actively negotiated to acquire, lease or operate within the six (6)-month period prior to the date of termination of Mr. Tanger’s employment. During the Restricted Period, Mr. Tanger will also be subject to certain restrictions on solicitation of employees and other service providers of the Company and/or related entities and solicitation of business partners and business affiliates of the Company and/or related entities. During the Restricted Period, Mr. Tanger may, however, own an interest in or provide services to an entity affiliated with another entity that is engaged in competition with the company so long as the entity he owns the interest in or provides services to does not itself engage in competition with the Company.

During the terms of employment for Mr. Williams, Mr. Perry and Ms. Morrison, and for a period of one year thereafter (180 days for Mr. Williams and Ms. Morrison) if the executive’s employment is terminated by us for Cause or by the executive without Good Reason (or three years for Mr. Perry, one year for Mr. Williams and Ms. Morrison, if the executive receives severance due to a termination by the Company without Cause or by the executive for Good Reason), the executive is prohibited from (a) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any retail shopping facility owned (with an effective ownership interest of 50% or more), directly or indirectly, or operated by the Operating Partnership within the 365-day period ending on the date of termination of the executive’s employment, (b) engaging in any activities involving developing or operating an outlet shopping facility within a radius of 50 miles of any site that, within the 365-day period ending on the date of termination of the executive’s employment, the Operating Partnership or its affiliate negotiated to acquire and/or lease for the development or operation of a retail shopping facility or (c) engaging in any activities involving developing or operating any other type of retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) within a radius of 5 miles of and that competes directly for tenants with any retail shopping facility (or, in the case of Ms. Morrison, any full price retail shopping facility) that, within the 365-day period ending on the date of the termination of the executive’s employment, was (i) under development by the Operating Partnership or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Operating Partnership; or (iii) operated by the Operating Partnership.

In addition, during the term of employment for Mr. Yalof and for one year after, if his employment is terminated for any reason, with respect to the Company, the Operating Partnership, their respective subsidiaries and other entities under common control with the Company and/or the Operating Partnership as of the date of termination (the “Related Entities”), he is prohibited from engaging in (a) management, development, operation, or construction (other than in the performance of his duties for Company and the Related Entities) of (i) any factory outlet centers or (ii) retail commercial property that competes with factory outlet centers, (b) any active or passive investment by or on behalf of himself (other than in the performance of his duties for the Company and the Related Entities) in an entity that operates, manages, or constructs, or invests in property used for (i) a factory outlet center or (ii) retail commercial property that competes with factory outlet centers, or (c) his performance of the same or substantially similar duties, work, or responsibilities that he performed for the Company and/or a Related Entity involving the same or substantially similar products or services as those with which the Executive worked while employed by the Company.

Mr. Tanger, Mr. Yalof and Mr. Williams are employed and compensated by both the Operating Partnership and the Company. The Compensation and Human Capital Committee believes that the allocation of such persons’ compensation between the Company and the Operating Partnership reflects the services provided by such persons with respect to each entity. All other employees are employed solely by the Operating Partnership or one of the Operating Partnership’s subsidiaries.

All payments and benefits due to Mr. Tanger, Mr. Williams, Mr. Yalof, Mr. Perry and Ms. Morrison under their respective agreements are subject to reduction to the extent necessary to avoid federal excise tax on certain “excess parachute payments” under Section 4999 of the Code.

EXECUTIVE SEVERANCE PLAN

On March 31, 2021, we adopted the Tanger Factory Outlet Centers, Inc. Executive Severance and Change of Control Plan (the “executive severance plan”), pursuant to which certain of our executives, including Mr. Williams, Mr. Perry and Ms. Morrison, are eligible to receive certain benefits in the event of certain qualifying terminations.

In the event the executive’s employment is terminated by us without Cause or by the executive for Good Reason other than on or within 12 months following a change of control (each as defined in the executive severance plan), subject to the executive’s execution and non-revocation of release, such executive will be entitled to receive (i) a severance payment equal to the product of (a) the sum of (x) 100% such participant’s annual base salary for the year in which termination occurs and (y) the average annual performance bonus for the three consecutive years immediately preceding the year in which the termination occurs, to be paid monthly over the succeeding number of months equal to such executive’s termination payment multiple (or one times (1x)) (the “Severance Payment”), and (b) such executive’s applicable termination payment multiple, (ii) a monthly COBRA subsidy for up to 12 months, and (iii) full acceleration of time-based equity awards, as well as

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pro-rata acceleration of performance-based awards determined based on actual achievement of the applicable performance goals (the “Equity Award Acceleration”).

Notwithstanding the foregoing, if such termination occurs on or within 12 months following a change of control, the executive will instead receive severance of (i) the product of a multiple of two times (2x) and the Severance Payment, (ii) a monthly COBRA subsidy for up to 24 months, and (iii) full acceleration of time-based equity awards and, to the extent any performance-based awards are assumed, substituted or replaced in connection with such change of control, acceleration of such performance-based awards at the greater of (a) actual performance through the termination date and (b) target performance.

If the executive’s employment is terminated due to death or Disability (as defined in the executive severance plan), the executive or the executive’s estate will receive (i) a lump sum payment equal to half (0.5x) of the executive’s annual base salary, payable in a lump sum, (ii) a pro-rata portion of the annual bonus earned for the year in which termination occurs, payable at the time in which annual bonuses are paid generally to other executives of the Company for the applicable year, and (iii) the Equity Award Acceleration.

Any severance payments or benefits under the executive severance plan will be subject to a Section 280G “best net” cutback in which such payments or benefits will only be reduced to the extent it results in a better tax position for the executive.

As a condition to participation in the executive severance plan executives are required to execute a participation letter agreement, pursuant to which they will be subject to non-competition and non-solicitation covenants for a period of time post-termination equal to the applicable severance multiple (e.g. 6 months, 12 months or 24 months) as well as perpetual confidentiality and non-disparagement covenants.

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EQUITY COMPENSATION PLAN INFORMATION

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE OF CONTROL

The table below reflects the amount of compensation payable to each of our named executive officers in the event of a termination of such executive’s employment. In particular, the table below sets forth the amount of compensation payable to each named executive officer in connection with each of the following different types of termination of employment or

Change of Control: (1) termination by the Company without Cause or by the executive for Good Reason (each term as defined below), (2) termination as a result of death, (3) termination as a result of Disability (as defined below), and (4) termination by the Company for Cause or by the executive without Good Reason.

CAUSE

Generally under each employment agreement, the Company or the Operating Partnership, as applicable, will have “Cause” to terminate the executive’s employment upon each of the following events or circumstances:

Name(s)	Applicable Definition of Cause
Mr. Tanger Mr. Perry	•	Causing material harm to the Operating Partnership or the Company, as applicable, through a material act of dishonesty in the performance of his duties;
	•	Conviction of a felony involving moral turpitude, fraud or embezzlement; or
	•	Willful failure to perform his material duties (other than a failure due to Disability) after written notice and a reasonable opportunity to cure.
Mr. Yalof	•	Causing material harm to the Operating Partnership or the Company, as applicable, through a material act of dishonesty or misconduct in the performance of his duties;
	•	Conviction of or plea of nolo contendere to a felony involving moral turpitude, fraud or embezzlement;
	•	Willful violation of Company policy or other misconduct that, in either case, results in, or reasonably could result in, material harm to the reputation or standing of the Company or the Operating Partnership; or willful material breach of his employment agreement or failure to perform his material duties (other than a failure due to Disability) after written notice and a reasonable opportunity to cure.
Mr. Williams	•	Determination by the Operating Partnership that he or she has embezzled money or property;
Ms. Morrison	•	Willful refusal to perform reasonable duties incident to his or her employment after ten (10) days’ written notice; or
	•	Commission of a felony which, in the judgment of the Board of Directors of the Operating Partnership, adversely affects the business or reputation of the Operating Partnership.

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CHANGE OF CONTROL

Generally, under each employment agreement, a “Change of Control” will be deemed to have occurred upon each of the following events or circumstances:

Name(s)	Applicable Definition of Change of Control
Mr. Tanger Mr. Yalof Mr. Perry (1)	•	Sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or the Operating Partnership of more than 50% of its assets to a single purchaser or group of associated purchasers;
	•	Merger, consolidation or similar transaction in which the Company or the Operating Partnership does not survive as an independent, publicly owned corporation or the Company (or, with respect to Mr. Perry, an entity wholly owned by the Company) ceases to be the sole general partner of the Operating Partnership;
	•	Acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or group of associated purchasers (other than the executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of 25% or more of the number of Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares;
	•	Merger involving the Company if, immediately following the merger, the holders of the Company’s shares immediately prior to the merger own less than fifty percent (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or
	•	Majority of the members of the Company’s or the Operating Partnership’s, as applicable, Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.
Mr. Williams (1) Ms. Morrison (1)	•	Sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Operating Partnership or the Company of more than 50% of the total gross fair market value of its assets to a single purchaser or to a group of associated purchasers;
	•	Acquisition of securities of the Company or the Operating Partnership in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than the executive or any of his or her lineal descendants, lineal ancestors or siblings) which results in their ownership of 50% or more of the Common Shares (treating any Operating Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Operating Partnership Units and Preferred Shares were converted into Common Shares; or
	•	Majority of the members of the Operating Partnership’s Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(1)	Following termination of Mr. Williams, Mr. Perry and Ms. Morrison’s employment agreements on April 1, 2021, the definition of “Change of Control” for purposes of their severance entitlement will generally be deemed to have occurred upon one of the following events or circumstances: (a) the acquisition by any individual, entity or group of beneficial ownership of 50% or more of either (i) the Common Shares or (ii) the combined voting power of the then outstanding voting securities of the Company; (b) individuals who, as of March 31, 2021, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board; (c) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), unless (i) all or substantially all of the individuals and entities who were the beneficial owners of the Common Shares and voting securities immediately prior to such Business Combination beneficially own more than 50% of, respectively, the then outstanding Common Shares and the combined voting power of the surviving corporation in substantially the same proportions as their ownership, immediately prior to such Business Combination, (ii) no person or entity beneficially owns 50% or more of the Common Shares or combined voting power (except to the extent such ownership existed prior to the Business Combination), and (iii) at least a majority of the members of the board of directors of the surviving corporation were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or (d) approval by the shareholders of a complete liquidation or dissolution of the Company.

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EQUITY COMPENSATION PLAN INFORMATION

GOOD REASON

Generally under each employment agreement, the executive will have “Good Reason” to terminate his or her employment upon the occurrence of any of the following events:

Name(s)	Applicable Definition of Good Reason
Mr. Tanger	•	Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent, including (a) no longer reporting solely to the Board, (b) failing to hold the same position in a successor entity as he held immediately prior to a Change of Control, (c) on and and following January 1, 2021, failure to be appointed as Executive Chairman of the Board and as Executive Chairman (or comparable position) of the Partnership or, after such appointment, removal by the Board from any such position;
	•	Principal duties are required to be performed at a location other than Greensboro, North Carolina or Miami, Florida without his consent;
	•	Material breach of the employment agreement by the Operating Partnership or the Company, including failure to pay compensation or benefits when due; or
	•	On or after a Change of Control, the failure to be a member of the board of directors (or similar governing body) of the successor entity (including its ultimate parent).
Mr. Yalof	•	Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent, including no longer reporting solely to the Board of Directors of the Company and/or the Executive Chairman following his promotion date or the failure to be the CEO of a successor entity (including its ultimate parent) on or following a Change of Control;
	•	Failure of the Board to appoint him to serve as a member of the Board or to nominate him for election by the Company’s shareholders to serve as a member of the Board at each annual meeting following such appointment
	•	Principal duties are required to be performed at a location other than Greensboro, North Carolina without his consent;
	•	Material breach of the employment agreement by the Operating Partnership or the Company, including failure to pay compensation or benefits when due.
Mr. Perry (1)	•	Any material adverse change in job titles, duties, responsibilities, perquisites, or authority without his consent;
	•	After a Change of Control, his principal duties are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his consent,
	•	Material breach of the employment agreement by the Operating Partnership, including failure to pay compensation or benefits when due.
Mr. Williams (1)	•	Operating Partnership materially fails to make payment of amounts due;
Ms. Morrison (1)	•	Operating Partnership commits a material breach of its obligations under the employment agreement; or
	•	His or her principal duties are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his or her consent following the occurrence of a Change of Control or certain other qualifying events.

(1)	Following termination of Mr. Williams, Mr. Perry and Ms. Morrison’s employment agreements on April 1, 2021, the definition of “Good Reason” for purposes of their severance entitlement will generally be deemed to have occurred upon one of the following events or circumstance: (a) the failure of the Company to pay or cause to be paid such named executive officer’s base salary, annual cash performance bonus or any other material compensation or benefits within five (5) days of the date due; (b) a material diminution in such named executive officer’s status; (c) a material reduction in base salary, target cash bonus or target annual long-term incentive award (excluding across-the-board reductions that apply to similarly-situated executives); or (d) the relocation of principal office to a location more than 40 miles from its current location.

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DISABILITY

Generally under each employment agreement, the executive will be deemed to have a “Disability” upon the occurrence of any of the following events:

Name(s)	Applicable Definition of Disability
Mr. Tanger Mr. Yalof Mr. Perry (1)	The absence of the executive from the executive’s duties to the Operating Partnership and/or, as applicable, the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Operating Partnership or, as applicable, the Company and acceptable to the executive or the executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).
Mr. Williams (1) Ms. Morrison (1)	His or her inability due to a physical or mental illness that is expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, to perform any of the material duties assigned to him or her by the Operating Partnership for a period of ninety (90) days or more within any twelve consecutive calendar months.

(1)	Following termination of Mr. Williams, Mr. Perry and Ms. Morrison’s employment agreements on April 1, 2021, the definition of “Disability” for purposes of their severance entitlement will generally means a medically determinable physical or mental impairment as a result of which the named executive officer is unable to engage in any substantial gainful activity by reason of such impairment and which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.

ASSUMPTIONS

The amounts shown below assume that such termination or Change of Control was effective December 31, 2020, and thus amounts earned through such time are estimates of the amounts that would be paid out to the executives upon such termination or Change of Control. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company and/or the Operating Partnership or such Change of Control. Further, as noted above, the employment agreements for Mr. Williams, Mr. Perry and Ms. Morrison were terminated on April 1, 2021 and, following such termination, any severance to Mr. Williams, Mr. Perry and Ms. Morrison is governed by the Company’s executive severance plan.

In addition, any severance benefits or additional compensation that these executives are eligible to receive upon termination will be reduced to the extent necessary to prevent the executive from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Code. The amounts shown in the table below are the maximum amounts the executives would be eligible to receive upon termination assuming no such reduction in compensation or benefits would be required.

Also considered in the table below is the estimated value of restricted Common Shares earned upon termination of employment or a Change of Control from the conversion of the notional units under the Company’s 2020, 2019 and 2018 Outperformance Plans. Under such plans, notional units will convert into restricted Common Shares upon the satisfaction of certain TSR thresholds over a three-year performance period. For a further discussion of the plans, see “2019 and 2020 Outperformance Plans” on page 38.

Upon a termination without Cause, for Good Reason, death or Disability, each notional unit will convert based upon the share price at the end of the three-year performance period, and the number of restricted Common Shares earned will equal a prorated portion of the restricted Common Shares that would have been earned had a termination not occurred (prorated based on the period of employment during the three-year performance period). Such restricted Common Shares will vest immediately upon issuance at the end of the three-year performance period. Upon a Change of Control (as defined in our Incentive Award Plan), the absolute share price appreciation (absolute TSR) targets will be reduced pro-rata based upon the period of time that the effective date of the plan to the date of the Change of Control bears to the three-year performance period, and each notional unit will convert based upon the share price as of the Change of Control. Any restricted Common Shares earned will vest immediately upon issuance immediately prior to the Change of Control. If the notional units are earned, and thereby converted into restricted Common Shares, then award recipients will be entitled to receive a payment of all dividends and other distributions through the termination date or Change of Control that would have been paid had the number of earned restricted Common Shares been issued at the beginning of the performance period.

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EQUITY COMPENSATION PLAN INFORMATION

Name	Cash Severance Payment ($) (1)	Share Awards ($) (2)		Continuation of Benefits ($) (3)	All Other Comp. ($) (4)	Total ($)
Steven B. Tanger
Without Cause or For Good Reason	4,335,000	2,559,469		33,137	67,344	6,994,950
Change of Control	—	1,366,741		—	—	1,366,741
Death	3,145,000	2,559,469		—	—	5,704,469
Disability	3,145,000	2,559,469		—	67,344	5,771,813
For Cause or without Good Reason	—	—		—	—	—
James F. Williams
Without Cause or For Good Reason	709,152	449,288		—	—	1,158,440
Change of Control	—	271,115		—	—	271,115
Death or Disability	449,280	449,288		—	—	898,568
For Cause or without Good Reason	—	—		—	—	—
Stephen J. Yalof
Without Cause or For Good Reason outside of 24 months following a Change of Control	2,762,500	4,148,150	(5)	39,008	—	6,949,658
Without Cause or For Good Reason within 24 months following a Change of Control	2,762,500	6,255,650		39,008	—	9,057,158
Change of Control	—	934,868		—	—	934,868
Death or Disability outside of 24 months following a Change of Control	1,912,500	3,877,508	(5)	—	—	5,790,008
Death or Disability within 24 months following a Change of Control	1,912,500	6,255,650		—		8,168,150
For Cause or without Good Reason	—	—		—	—	—
Chad D. Perry
Without Cause or For Good Reason	4,171,325	615,042		—	—	4,786,367
Change of Control	—	378,870		—	—	378,870
Death or Disability	643,314	615,042		—	—	1,258,356
For Cause or without Good Reason	—	—		—	—	—
Lisa J. Morrison
Without Cause or For Good Reason	495,548	322,373		—	—	817,921
Change of Control	—	153,779		—	—	153,779
Death or Disability	230,109	322,373		—	—	552,482
For Cause or without Good Reason	—	—		—	—	—

(1)	The terms of the cash severance payments due each officer under each scenario are more fully described elsewhere in this Proxy Statement under the caption “Employment Contracts.” Such cash severance payment obligations were modified for certain named executive officers upon adoption of the executive severance plan in 2021. Mr. Yalof is entitled to receive his cash severance payments in the event his employment is terminated without Cause or by Mr. Yalof for Good Reason, regardless of whether such termination occurs within 24 months following a Change of Control.
(2)	Amounts shown in this column include the value of restricted Common Shares, restricted share units and/or share options which were unvested at December 31, 2020 and that would immediately vest upon termination of employment or Change of Control. This column also includes the value of restricted common shares that may be earned under the relative portion of the 2020 OPP, but excludes the absolute portion of the 2020 OPP, upon termination of employment or Change of Control. Such value is based off of the closing price as of December 31, 2020. This column excludes the value of restricted Common Shares that may be earned under the 2019 and 2018 OPP, as no restricted Common Shares would have been earned under these plans assuming (1) the Company’s share price at the end of the three year performance period is equivalent to the share price as of December 31, 2020 and (2) dividends paid during the performance period remaining subsequent to December 31, 2020 are paid at similar rates as in 2020. While as of December 31, 2020, the 2018 OPP was tracking to have a zero payout, actual awards earned at the end of the performance period in February 2021 were between the threshold and target for the relative portion of the award.
(3)	For Mr. Tanger, this amount includes estimated costs of continuation of benefits for the remainder of Mr. Tanger employment term for group medical and dental coverage, disability insurance and life insurance premiums on $100,000 of coverage. For Mr. Yalof, this amount includes the estimated costs of continuation of benefits for up to 18 months for group medical and dental coverage.
(4)	Represents estimated premiums on term life insurance policies for Mr. Tanger to be paid for the remainder of his employment contract.
(5)	Mr. Yalof vested into the first tranche of his sign-on options on December 31, 2020. He is not entitled to receive pro-rata acceleration of such options under his employment agreement.

60	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership (as determined under the rules of the SEC) as of March 3, 2021 of (a) our Common Shares, and (b) units of partnership interests in the Operating Partnership (referred to as the “Units”) by (i) those persons known by us to be the beneficial owners of more than 5% of such shares and/or Units, (ii) our directors and our named executive officers identified elsewhere in this Proxy Statement, and (iii) our directors and all of our executive officers as a group. We believe based on information provided to us, that each of the shareholders listed below has sole voting and investment power with respect to shares beneficially owned by the shareholder unless noted otherwise, subject to community property laws where applicable.

Name	Number of Common Shares Beneficially Owned (1)	Percent of All Common Shares (2)	Number of Common Shares Receivable Upon Exchange of Units Beneficially Owned (3)	Percent of All Common Shares (including upon exchange of such owner’s Units)
Steven B. Tanger (4) Tanger Factory Outlet Centers, Inc. 3200 Northline Avenue, Suite 360 Greensboro, NC 27408	1,243,404	1.3%	2,965,482	4.3%
BlackRock, Inc (5) 55 East 52nd Street New York, NY 10055	16,438,383	17.2%	—	17.2%
The Vanguard Group (6) 100 Vanguard Blvd. Malvern, PA 19355	14,928,210	15.6%	—	15.6%
Jeffrey B. Citrin	94,969	*	—	*
David B. Henry	57,702	*	—	*
Thomas J. Reddin	55,726	*	—	*
Bridget M. Ryan-Berman	82,298	*	—	*
Susan E. Skerritt	33,118	*	—	*
Luis A. Ubiñas	24,187	*	—	*
James F. Williams	123,576	*	—	*
Stephen J. Yalof	467,802	*	—	*
Chad D. Perry	134,906	*	—	*
Lisa J. Morrison	60,869	*	—	*
Directors and Executive Officers as a Group (14 persons) (7)	2,497,566	2.6%	2,965,482	5.5%

*	Less than 1%
(1)	The ownership of Common Shares reported herein is based upon filings with the SEC and is subject to confirmation by us that such ownership did not violate the ownership restrictions in the Company’s Articles of Incorporation.
(2)	Based on 95,478,275 Common Shares and 2,965,482 Units outstanding as of March 3, 2021.
(3)	Represents Common Shares that may be acquired upon the exchange of Units beneficially owned by the applicable shareholder. Each exchangeable Unit of the Operating Partnership may be exchanged for one of our Common Shares.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(4)	Includes 2,965,482 Units of the Operating Partnership held by Tango 7, LLC. Mr. Tanger holds, directly and indirectly, all of the ownership interests in Tango 7, LLC and has sole voting and dispositive power of all such Common Shares and Units held by this entity. The Units of the Operating Partnership held by Tango 7, LLC are exchangeable into 2,965,482 Common Shares of the Company. Excludes 1,107,415 Common Shares and 599,996 Units of the Operating Partnership exchangeable into 599,996 Common Shares of the Company, which are held in various trusts of which Mr. Tanger is a beneficiary, but is not the trustee and does not otherwise have investment or voting control with respect to the securities held by such trusts. Includes indirect ownership of 5,000 Common Shares owned by his wife.
(5)	We have received a copy of a Schedule 13G/A as filed with the SEC on January 25, 2021 by BlackRock, Inc. (“BlackRock”) reporting ownership of these Common Shares as of December 31, 2020 by several subsidiaries, including BlackRock Fund Advisors. As reported in the Schedule 13G/A, (i) BlackRock has sole dispositive power for all 16,438,383 shares, and (ii) BlackRock has sole voting power for 16,212,876 shares. As reported on the Schedule 13G/A, BlackRock is a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G) under the Exchange Act. The aggregate amount of the common shares beneficially owned by BlackRock is on a consolidated basis and includes any shares held directly by BlackRock’s subsidiaries, as listed in Exhibit A to the Schedule 13G/A.
(6)	We have received copies of a Schedule 13G/A as filed with the SEC on February 8, 2021 by The Vanguard Group (referred to as “Vanguard”) reporting ownership of these Common Shares as of December 31, 2020. As reported by Vanguard in its Schedule 13G/A, (i) Vanguard has sole dispositive power for 14,569,243 shares, and shared dispositive power for 358,967 shares, and (ii) Vanguard has shared voting power for 284,389 shares.
(7)	Includes 2,965,482 Common Shares which may be acquired upon exchange of 2,965,482 Units of the Operating Partnership. Includes 17,266 Common Shares that were pledged as security for certain personal loans by persons other than Directors or NEOs.

62	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

As of December 31, 2020, the Company, through its ownership of the Tanger GP and Tanger LP Trusts, owned 93,569,801 units of the Operating Partnership, and other limited partners (the “Non-Company LPs”) collectively owned 4,794,643 Class A common limited partnership units. Each Class A common limited partnership unit held by the Non-Company LPs is exchangeable for one of the Company’s Common Shares, subject to certain limitations to preserve the Company’s REIT status. Most of the Non-Company LPs are the descendants of Stanley K. Tanger, the Company’s founder (including Steven B. Tanger, the Company’s Executive Chairman), their spouses or former spouses or their children and/or trusts for their benefit.

During 2020, 116,530 Class A common limited partnership units were exchanged for 116,530 Common Shares of the Company. For the year ended December 31, 2020, the Non-Company LPs received distributions of earnings from the Operating Partnership totaling $3.5 million.

The Company’s Code of Business Conduct and Ethics (referred to as the “Code of Conduct”), is posted on the Company’s website at www.tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS,” then “GOVERNANCE” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Code of Conduct applies to all of the Company’s directors, officers and employees and states that conflicts of interest should be avoided wherever possible. Conflicts of interest are broadly defined to include any situation where a person’s private interest interferes in any way with the interests of the Company. Any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest should be discussed with the applicable Code of Ethics Contact Person. From time to time, the Company may waive the application of provisions of the Code of Conduct. Any such waiver involving conduct of officers or directors of the Company may be made only by the Board and must be promptly disclosed as required by the rules of the SEC or the NYSE. Any waiver with respect to the conduct of other employees may be made only by the CEO. We intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of our Code of Conduct.

The Company’s Related Party Transaction Policy and Procedures is posted on the Company’s website at www. tangeroutlets.com and is available by clicking on “INVESTOR RELATIONS”, then “GOVERNANCE” and then “GOVERNANCE DOCUMENTS” or by writing to our Corporate Secretary at our principal executive offices. The Related Party Transaction Policy and Procedures requires the approval or ratification by the Audit Committee of any “related party transaction,” defined as any transaction, arrangement or relationship in which we were, are or will be a participant, the amount involved exceeds $120,000 and one of our executive officers, directors, director nominees, 5% shareholders, their immediate family members or individuals sharing the household of any of the foregoing or any entity with which any of the foregoing persons is an employee, general partner, principal or 5% shareholder, each of whom we refer to as a “related person,” has or will have a direct or indirect material interest. The policy provides that management must present to the Audit Committee for review and approval each proposed related party transaction (other than related party transactions involving compensation matters and certain ordinary course transactions). The Audit Committee must review the relevant facts and circumstances of the transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s-length dealings with an unrelated third party and the extent of the related party’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of our Code of Conduct, and either approve or disapprove the related party transaction. If advance approval of a related party transaction requiring the Audit Committee’s approval is not feasible, the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at its next regularly scheduled meeting. No director may participate in approval of a related party transaction for which he or she is a related party.

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PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of Deloitte & Touche LLP to audit the accounts of the Company for the fiscal year ending on December 31, 2021 and to perform such other services as may be required. The submission of this matter for approval by shareholders is not legally required; however, the Board of Directors believes that such submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board of Directors on an important issue of corporate governance. If the shareholders do not approve the selection of Deloitte & Touche LLP, the selection of such firm as our independent registered public accounting firm will be reconsidered. Even if the selection of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company.

Deloitte & Touche LLP served as our independent registered public accounting firm for the fiscal year ended December 31, 2020. There are no affiliations between the Company and Deloitte & Touche LLP, its partners, associates or employees, other than its engagement as an independent registered public accounting firm for the Company. Representatives of Deloitte & Touche LLP are expected to be present electronically at the meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders. See the “Report of the Audit Committee,” included below, for information relating to the fees billed to the Company by Deloitte & Touche LLP for the fiscal years ended 2020 and 2019.

Vote Required. The ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm will be approved if the votes cast for the proposal exceed the votes cast against the proposal, provided that a quorum is present. Accordingly, abstentions and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with the ratification.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

64	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has provided the following report:

During 2020, we reviewed with the Company’s management, Director of Internal Audit and the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the scope of the annual audit and audit plans, the results of internal and external audit examinations, the evaluation by Deloitte & Touche LLP of the Company’s system of internal control, the quality of the Company’s financial reporting and the Company’s process for legal and regulatory compliance. We also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial reporting process and the assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an integrated audit and issuing reports and opinions on the following:

1.	the Company’s consolidated financial statements; and
2.	the Company’s internal control over financial reporting.

As provided in our Charter, our responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, the Company’s independent registered public accounting firm reports directly to us. We appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2020 and approved the compensation of the firm. We reviewed and approved all non-audit services performed by Deloitte & Touche LLP during 2020 and determined that the provision of the services was compatible with maintaining Deloitte & Touche LLP’s independence. During 2020, we pre-approved certain specific non-audit services and associated fees to be performed by Deloitte & Touche LLP, including (1) certain consultations regarding possible accounting and reporting implications of proposed transactions and of newly issued or proposed authoritative accounting pronouncements for which any one service would be $30,000 or less and (2) certain tax consulting services for which any one service would be $50,000 or less, and for all such services which would be less than $250,000 in the aggregate. In addition, we have delegated to the Chair of the Audit Committee the authority to pre-approve other non-audit services to be performed by Deloitte & Touche LLP and associated fees, and the Chair reports all such decisions at the Audit Committee’s next regularly scheduled meeting.

We have received the written disclosures and letters from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and we discussed with Deloitte & Touche LLP its independence.

We reviewed and discussed the 2020 consolidated financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with management and Deloitte & Touche LLP. We also discussed the certification process with the CEO and CFO. Management represented to us that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and that the Company’s internal control over financial reporting was effective. We discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

Based on these discussions and reviews, we recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

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REPORT OF THE AUDIT COMMITTEE

The following is a summary of the fees billed to the Company for services in 2020 and 2019 by Deloitte & Touche LLP:

Type of Fees	2020	2019	Description of Fees
Audit fees	$975,000	$903,000	The audit fees were for professional services rendered for the integrated audits of our consolidated financial statements and internal controls over financial reporting.
Audit-related fees	170,000	25,000	The audit-related fees included services related to documents filed with the SEC, including S-8 and S-3 filings and a comfort letter in 2020. The 2019 period includes an S-8 filing.
Tax fees-tax compliance and preparation fees	—	—
Subtotal	1,145,000	928,000
Tax Fees-other	—	—
All other fees	—	—
Subtotal	—	—
Total	$1,145,000	$928,000

There were no tax fees or tax fees-other incurred during 2020 and 2019.

THE AUDIT COMMITTEE Jeffrey B. Citrin (Chair) David B. Henry Thomas J. Reddin Susan E. Skerritt Luis A. Ubiñas

66	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 3 APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

We are seeking advisory shareholder approval of the compensation of the named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” The Company has determined to hold a “Say-on-Pay” advisory vote every year. In accordance with this determination and Section 14A of the Exchange Act, shareholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the shareholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission in the Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders (which disclosure includes Compensation Discussion and Analysis, the compensation tables and any related material).”

Although the vote is advisory, and non-binding, the Board of Directors and the Compensation and Human Capital Committee will review the voting results in connection with their ongoing evaluation of the Company’s compensation program. The next “Say-on-Pay” advisory vote will occur at the 2022 Annual Meeting of Shareholders.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, the Company’s compensation program is designed to reward both teamwork and the individual officer’s contribution to the Company with respect to annual and longer term goals. The Company’s primary components of compensation for its executive officers have been base salary, annual incentive cash bonuses and long-term equity-based incentive compensation.

The Compensation and Human Capital Committee believes that an executive compensation program that strongly links both the short-term and long-term performance of the Company and the compensation of our executive officers is a key driver of our long-term financial success.

The Company believes that our current executive compensation program represents a thoughtful, balanced program with a pay-for-performance structure that focuses on Company performance and reflects the feedback of our shareholders.

SAY-ON-PAY RESPONSIVENESS

At the Company’s 2020 Annual Meeting of Shareholders, approximately 65% of votes cast approved, on an advisory (non-binding) basis, of our executive compensation (commonly referred to as “Say-on-Pay”). This level of support was a significant decrease from the 2019 vote, in which approximately 93% of votes were cast in favor of this proposal. Based on feedback obtained from extensive dialogue with our shareholders, we believe the primary reason for the lower level of support was due to separation benefits provided to our former President upon his retirement, which was an enhancement to the treatment he was otherwise entitled to receive. While we do not provide retirement benefits to our NEOs, the Board made an exception for Mr. McDonough given the significant contributions he made during his nearly 10 years of service, and therefore consider this an isolated event. Investors generally supported the overall design and framework of our executive compensation program in 2020 as it was consistent with our 2019 program that included significant changes to our CEO’s compensation.

In order to address any shareholder concerns, we annually conduct outreach efforts led by Mr. Thomas Reddin, the Chair of the Compensation and Human Capital Committee, together with the Non-Executive Chair of the Board at that time, Mr. David Henry, along with the Compensation and Human Capital Committee’s independent compensation consultant, FPL Associates L.P. (FPL), and members of management (excluding the CEO). Following our spring 2020 outreach efforts, we again reached out in the winter of 2020/2021 to our 22 largest institutional shareholders who collectively owned approximately 72% (and spoke with and received feedback from shareholders who collectively owned 55%) of our outstanding common shares. These discussions allowed us to solicit individualized shareholder feedback on our compensation program and practices.

In response to shareholder feedback received as part of the spring 2020 outreach, we amended employment agreements for several executives to eliminate, where applicable, any remaining legacy single-trigger change of control equity benefits. Then, following our continued outreach efforts in the winter of 2020/2021 and as part of our continuing commitment to robust executive pay practices, we (1) adopted an executive severance plan and terminated employment agreements for certain executive officers and (2) modified our equity ownership guidelines to apply to a broader group of executives.

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PROPOSAL 3 APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

WHAT WE HEARD	HOW WE RESPONDED

Single trigger provisions in legacy employment agreements should be eliminated	Employment contracts, where applicable, were amended to require a double trigger event in order to receive severance benefits upon a change of control

Equity ownership guidelines should be applied to a broader group of executives	Equity ownership guidelines were increased for directors in 2020 and modified to apply to all NEOs in 2021

Shareholders supported the overall design and framework of our plan	We did not make any significant changes to our plan and instead focused on the quantum of awards

2020 BUSINESS RECAP

Our 2020 financial and operational results were heavily impacted by the COVID-19 pandemic and reflect what was a difficult year. Although our open-air outlet centers remained open, retailers began closing their stores in our outlet centers in mid-March and by April 6, 2020, substantially all of the stores in our portfolio were closed as a result of mandates by order of local and state authorities. In late March 2020, we proactively offered all tenants in our consolidated portfolio the option to defer 100% of April and May rents interest free, payable in equal installments due in January and February of 2021, in order to allow the tenants to focus on reopening as mandates lifted.

In order to increase liquidity, preserve financial flexibility and help meet our obligations for a sustained period of time, we took the following steps:

•	drew down substantially all of the available capacity under our $600.0 million unsecured lines of credit in March 2020,
•	reduced cash outflows, including the reduction or deferral of certain operating and general and administrative expenses, which included temporary base salary reductions for our named executive officers and other employees, resulting in a reduction in cash outflows during the last nine months of 2020 of approximately $1.3 million of general and administrative and $16.6 million of property operating expenses and
•	temporarily suspended dividend distributions following the May 2020 distribution to conserve approximately $35.0 million in cash per quarter and preserve our balance sheet strength and flexibility.

As mandates were lifted, reopened stores as a percentage of total leased stores improved from 1% on April 6, 2020 to 56% on June 3, 2020 to 72% on June 14, 2020. By June 15, 2020, in-store shopping for non-essential retail was allowed in every market in which our centers are located. Between June 2020 and August 2020, we repaid the entire $599.8 million outstanding balance of borrowings under our unsecured lines of credit. In July 2020, we restored the above mentioned salary reductions, and in January 2021, the Board of Directors reinstated the dividend at a rate of $.1775 per common share. As of January 31, 2021, more than 99% of total occupied stores in the consolidated portfolio were open, representing approximately 99% of leased square footage and annualized base rent, and we had collected 95% of rents billed in the fourth quarter and 57% of deferred rents, including 90% of deferred rents due in January. Traffic during the fourth quarter represented approximately 90% of prior year levels and increased to approximately 96% in January 2021. Governmental mandates effective between late December and early-to-mid-February impacted traffic at the Tanger Outlet Centers in Canada. Excluding those centers, domestic traffic was over 99% in January.

68	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

PROPOSAL 3 APPROVAL, ON AN ADVISORY BASIS, OF EXECUTIVE COMPENSATION

During 2020, we recaptured approximately 903,000 square feet within the consolidated portfolio related to retailer bankruptcies and brand-wide restructurings. As a direct result of the pandemic and these bankruptcies and restructurings, our 2020 earnings were negatively impacted by approximately $47.3 million due to (1) write-offs related to bankruptcies and other uncollectible accounts due to financial weakness, (2) one-time concessions in exchange for landlord-favorable amendments to lease structure, (3) reserves for a portion of deferred and under negotiation billings that we expect to become uncollectible in future periods, (4) and write-offs of straight-line rents associated with the bankruptcies and uncollectible accounts:

Net Income	Net loss available to common shareholders was $0.40 per share, or $37.0 million, for the year ended December 31, 2020 compared to net income available to common shareholders of $0.93 per share, or $86.5 million, for the prior year.

Core FFO*	Core FFO available to common shareholders was $1.57 per share, or $153.7 million, for the year ended December 31, 2020 compared to $2.31 per share, or $226.1 million, for the prior year.

Same Center NOI*	Same Center NOI for the consolidated portfolio decreased 19.5% for the year ended December 31, 2020 largely due to the impact of the COVID-19 pandemic, including the write-off of rental revenues (excluding straight-line rents) of $40 million.

Occupancy	91.9% occupied consolidated portfolio at year-end 2020 (compared to 97.0% on December 31, 2019), reflecting the recapture of 903,000 square feet or 8% of GLA of the consolidated portfolio due to retailer bankruptcies and brand-wide restructurings.

Quarterly Common Share Cash Dividends	Paid $0.7125 per share in dividends during 2020 prior to the temporary suspension of the dividend in order to conserve approximately $35.0 million in cash per quarter and preserve our balance sheet strength and flexibility. In January 2021, we announced that the Board of Directors declared a quarterly cash dividend of $0.1775 per share. We have paid an all-cash dividend every year since becoming a public company in May 1993.

Interest Coverage Ratio	Maintained an interest coverage ratio (calculated as Adjusted EBITDA* divided by interest expense) of 3.3 times for 2020 compared to 4.3 times for 2019.

Debt Compliance	Remained in full compliance with all debt covenants as of December 31, 2020.

*	Core FFO (formerly referred to as AFFO), Same Center NOI and Adjusted EBITDA are financial measures that the Company’s management believes to be important supplemental indicators of our operating performance and which are used by securities analysts, investors and other interested parties in the evaluation of REITs, but are not measures computed in accordance with GAAP. For a discussion of Core FFO, Same Center NOI and Adjusted EBITDA including a reconciliation to GAAP, please see Appendix A.

As of December 31, 2020, we had approximately $685 million of liquidity, including cash and cash equivalents and the full undrawn capacity under our $600 million unsecured lines of credit. Our outstanding floating rate debt totaled approximately $11 million, representing less than 1% of total consolidated debt and less than 1% of total enterprise value. Approximately 94% of our consolidated square footage was unencumbered. As of December 31, 2020, our outstanding debt had a weighted average interest rate of 3.6% and a weighted average term to maturity, including extension options, of approximately 4.5 years with no significant maturities until December 2023.

Shareholders are urged to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses in detail how our compensation policies and procedures implement our compensation philosophy.

Vote Required. This non-binding advisory vote will be approved if the votes cast for the proposal exceed the votes cast against the proposal. Accordingly, abstentions, broker non-votes and Common Shares present at the meeting for any other purpose but which are not voted on this proposal will not affect the outcome of the vote on the proposal.

THE BOARD RECOMMENDS THAT YOU VOTE FOR, ON A NON-BINDING BASIS, THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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OTHER MATTERS

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2022 ANNUAL MEETING OF SHAREHOLDERS

SHAREHOLDER PROPOSALS FOR INCLUSION IN THE 2022 PROXY STATEMENT

Proposals of shareholders pursuant to Rule 14a-8 of the Exchange Act intended to be presented at our Annual Meeting of Shareholders to be held in 2022 must be received by us no later than December 9, 2021. Such proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our Proxy Statement. Proposals should be sent to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

OTHER PROPOSALS AND SHAREHOLDER NOMINATIONS FOR DIRECTOR

Under our By-Laws, certain procedures are provided that a shareholder must follow to nominate persons for election as directors or to propose an item of business at an Annual Meeting of Shareholders that is not intended to be included in our Proxy Statement pursuant to Rule 14a-8. These procedures provide that nominations for director and/or an item of business to be introduced at an Annual Meeting of Shareholders must be submitted in writing to the Corporate Secretary at our principal executive offices. We must receive the notice of your intention to introduce a nomination or to propose an item of business not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting.

For the 2022 Annual Meeting of Shareholders, such nominations or proposals must be received by our Corporate Secretary not earlier than the close of business on January 21, 2022 and not later than the close of business on February 20, 2022 in order to be considered at the 2022 Annual Meeting of Shareholders. If we do not receive notice during that time period, any such defective matters raised at the meeting will be disregarded. A shareholder’s notice to nominate a director or bring any other business before the 2022 Annual Meeting of Shareholders must set forth certain information specified in our By-Laws.

If the date of the 2022 Annual Meeting of Shareholders is more than 30 days before or more than 60 days after May 21, 2022, shareholders must submit such nominations or proposals not earlier than the close of business on the 120th day prior to the meeting and not later than the close of business on the later of the 90th day prior to the meeting or by the close of business on the 10th day following the date on which public announcement of the date of the meeting is first made by us. In addition, with respect to nominations for directors, if the number of directors to be elected at the 2022 Annual Meeting of Shareholders is increased and there is no public announcement by us naming all of the nominees for director or specifying the size of the increased Board at least 70 days prior to May 21, 2022, notice will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Corporate Secretary at our principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

SHAREHOLDER SUGGESTIONS FOR DIRECTOR NOMINATIONS

The Nominating and Corporate Governance Committee of the Board will consider suggestions from shareholders for nominees for election as directors to be presented at the 2022 Annual Meeting of Shareholders. The person proposing the nominee must be a shareholder entitled to vote at the 2022 Annual Meeting of Shareholders and the suggestion must be made pursuant to timely notice. Shareholder suggestions for director nominees must be received between January 21, 2022 and February 20, 2022, and should include: (i) the candidate’s written consent to being named in the Proxy Statement as a nominee and to serve as a director if elected, (ii) the name and address of the shareholder submitting the suggestion or beneficial owner on whose behalf the proposed candidate is being suggested for nomination, and (iii) the class and number of our shares owned beneficially and of record by the shareholder or beneficial owner submitting the suggestion. The Nominating and Corporate Governance Committee will consider candidates suggested by shareholders on the same terms as candidates selected by the Nominating and Corporate Governance Committee.

70	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

OTHER MATTERS

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Officers, directors and beneficial owners of more than ten percent of our Common Shares are required by the SEC’s regulations to furnish us with copies of all such forms which they file.

Based solely on our review of the copies of Forms 3, 4 and 5 and any amendments thereto received by us, or written representations from certain reporting persons, we believe that all Forms 3, 4 or 5 for the year ended December 31, 2020 were filed timely, with the exception of one Form 4 reporting one transaction for Mr. Worsham.

BOARD COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES AND CODE OF BUSINESS CONDUCT AND ETHICS

Each of the Board’s Audit Committee, Compensation and Human Capital Committee, and Nominating and Corporate Governance Committee operates under a written charter adopted by the Board. The Board has also adopted written Corporate Governance Guidelines in accordance with listing requirements of the New York Stock Exchange and a written Code of Business Conduct and Ethics that applies to directors, management and employees of the Company. We have made available copies of our Board Committee Charters, Corporate Governance Guidelines and Code of Business Conduct and Ethics on our website at www.tangeroutlets.com by first clicking on “INVESTOR RELATIONS”, then “GOVERNANCE”, and then “GOVERNANCE DOCUMENTS.” Copies of these documents may also be obtained by sending a request in writing to Tanger Factory Outlet Centers, Inc., 3200 Northline Avenue, Suite 360, Greensboro, North Carolina 27408, Attn: Corporate Secretary.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits a single set of proxy materials to be sent to any address at which two or more shareholders reside. This delivery method is referred to as “householding.” Each shareholder would receive a separate voter instruction form if the household received printed proxy materials. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding.

Depending upon the practices of your broker, bank or other nominee, you may be required to contact your nominee directly to discontinue duplicate mailings to your household. If you wish to receive a separate copy of an annual report, Proxy Statement, or Notice of Internet Availability of Proxy Materials, as applicable, you must contact your broker, bank or other nominee. If you hold Common Shares in your own name as a shareholder of record, householding will not apply to you. We agree to deliver promptly, upon written or oral request, a separate set of proxy materials, as requested, to any shareholder at the shared address to which a single set of those documents was delivered. If you prefer to receive separate copies of the annual report, Proxy Statement or Notice of Internet Availability of Proxy Materials they may be obtained free of charge by calling our Investor Relations Department at (336) 834-6892 or sending your request to the attention of the Secretary of the Company at 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

If you are currently a shareholder sharing an address with another shareholder and wish to receive only one set of future proxy materials for your household, please contact the above phone number or address.

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2020, including financial statements and schedules, but not including exhibits, as filed with the SEC, will be sent to any shareholder of record on March 24, 2021 without charge upon written request addressed to: Corporate Secretary, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408.

A reasonable fee will be charged for copies of exhibits. You may also access this Proxy Statement and our Annual Report on Form 10-K at http://www.edocumentview.com/SKT. You also may access our Annual Report on Form 10-K for the year ended December 31, 2020 at www.tangeroutlets.com.

OTHER BUSINESS

We know of no other business which will come before the meeting for action. However, if any business other than that described in this Proxy Statement comes before the meeting, the persons designated as proxies will have authority to vote in accordance with their best judgment with respect to such business.

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APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND
NON-GAAP FINANCIAL MEASURES

Beginning with the three months ended March 31, 2020, we elected to supplement our disclosure with three additional non-GAAP measures, Adjusted EBITDA, EBITDAre and Adjusted EBITDAre (each as defined below), that are commonly provided in the REIT industry. See “Adjusted EBITDA, EBITDAre and

Adjusted EBITDAre” below for more information. We also now refer to Adjusted Funds from Operations (“AFFO”) as Core Funds From Operations (“Core FFO”), but there has been no change to the definition of this measure.

FUNDS FROM OPERATIONS

Funds From Operations (“FFO”) is a widely used measure of the operating performance for real estate companies that supplements net income (loss) determined in accordance with GAAP. We determine FFO based on the definition set forth by the National Association of Real Estate Investment Trusts (“NAREIT”), of which we are a member. In December 2018, NAREIT issued “NAREIT Funds From Operations White Paper - 2018 Restatement” which clarifies, where necessary, existing guidance and consolidates alerts and policy bulletins into a single document for ease of use. NAREIT defines FFO as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP, excluding (i) depreciation and amortization related to real estate, (ii) gains or losses from sales of certain real estate assets, (iii) gains and losses from change of control, (iv) impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity and (v) after adjustments for unconsolidated partnerships and joint ventures calculated to reflect FFO on the same basis.

FFO is intended to exclude historical cost depreciation of real estate as required by GAAP which assumes that the value of real estate assets diminishes ratably over time. Historically, however, real estate values have risen or fallen with market conditions. Because FFO excludes depreciation and amortization of real estate assets, gains and losses from property dispositions and extraordinary items, it provides a performance measure that, when compared year over year, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from net income (loss).

We present FFO because we consider it an important supplemental measure of our operating performance. In addition, a portion of cash bonus compensation to certain members of management is based on our FFO or Core FFO, which is described in the section below. We believe it is useful for investors to have enhanced transparency into how we evaluate our performance and that of our management. In addition, FFO is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. FFO is also widely used by us and others in our industry to evaluate and price potential acquisition candidates. NAREIT has encouraged its member companies to report their FFO as a supplemental, industry-wide standard measure of REIT operating performance.

FFO has significant limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	FFO does not reflect changes in, or cash requirements for, our working capital needs;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and FFO does not reflect any cash requirements for such replacements; and
•	Other companies in our industry may calculate FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, FFO should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or our dividend paying capacity. We compensate for these limitations by relying primarily on our GAAP results and using FFO only as a supplemental measure.

72	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

CORE FUNDS FROM OPERATIONS

We present Core FFO (formerly referred to as AFFO) as a supplemental measure of our performance. We define Core FFO as FFO further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. These further adjustments are itemized in the table below, if applicable. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Core FFO you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Core FFO should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

We present Core FFO because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we believe it is useful for investors to have enhanced transparency into how we evaluate management’s performance and the effectiveness of our business strategies. We use Core FFO when certain material, unplanned transactions occur as a factor in evaluating management’s performance and to evaluate the effectiveness of our business strategies, and may use Core FFO when determining incentive compensation.

Core FFO has limitations as an analytical tool. Some of these limitations are:

•	Core FFO does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	Core FFO does not reflect changes in, or cash requirements for, our working capital needs;
•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Core FFO does not reflect any cash requirements for such replacements;
•	Core FFO does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and
•	Other companies in our industry may calculate Core FFO differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Core FFO should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Core FFO only as a supplemental measure.

PORTFOLIO NET OPERATING INCOME AND SAME CENTER NOI

We present portfolio net operating income (“Portfolio NOI”) and same center net operating income (“Same Center NOI”) as supplemental measures of our operating performance. Portfolio NOI represents our property level net operating income which is defined as total operating revenues less property operating expenses and excludes termination fees and non-cash adjustments including straight-line rent, net above and below market rent amortization, impairment charges and gains or losses on the sale of assets recognized during the periods presented. We define Same Center NOI as Portfolio NOI for the properties that were operational for the entire portion of both comparable reporting periods and which were not acquired, or subject to a material expansion or non-recurring event, such as a natural disaster, during the comparable reporting periods.

We believe Portfolio NOI and Same Center NOI are non-GAAP metrics used by industry analysts, investors and management to measure the operating performance of our properties because they provide performance measures directly related to the revenues and expenses involved in owning and operating real estate assets and provide a perspective not immediately apparent from net income (loss), FFO or Core FFO. Because Same Center NOI excludes properties developed, redeveloped, acquired and sold; as well as non-cash adjustments, gains or losses on the sale of outparcels and termination rents; it highlights operating trends such as occupancy levels, rental rates and operating costs on properties that were operational for both comparable periods. Other REITs may use different methodologies for calculating Portfolio NOI and Same Center NOI, and accordingly, our Portfolio NOI and Same Center NOI may not be comparable to other REITs.

Portfolio NOI and Same Center NOI should not be considered alternatives to net income (loss) or as an indicator of our financial performance since they do not reflect the entire operations of our portfolio, nor do they reflect the impact of general and administrative expenses, acquisition-related expenses, interest expense, depreciation and amortization costs, other non-property income and losses, the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties, or trends in development and construction activities which are significant economic costs and activities that could materially impact our results from operations. Because of these limitations, Portfolio NOI and Same Center NOI should not be viewed in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Portfolio NOI and Same Center NOI only as supplemental measures.

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APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

ADJUSTED EBITDA, EBITDAre AND ADJUSTED EBITDAre

We present Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”) as adjusted for items described below (“Adjusted EBITDA”), EBITDA for Real Estate (“EBITDAre”) and Adjusted EBITDAre, all non-GAAP measures, as supplemental measures of our operating performance. Each of these measures is defined as follows:

We define Adjusted EBITDA as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP before interest expense, income taxes (if applicable), depreciation and amortization, gains and losses on sale of operating properties, joint venture properties, outparcels and other assets, gains and losses on change of control, impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate, compensation related to voluntary retirement plan and executive officer retirement, gains and losses on extinguishment of debt, net and other items that we do not consider indicative of the Company’s ongoing operating performance.

We determine EBITDAre based on the definition set forth by NAREIT, which is defined as net income (loss) available to the Company’s common shareholders computed in accordance with GAAP before interest expense, income taxes (if applicable), depreciation and amortization, gains and losses on sale of operating properties, gains and losses on change of control and impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate and after adjustments to reflect our share of the EBITDAre of unconsolidated joint ventures.

Adjusted EBITDAre is defined as EBITDAre excluding gains and losses on extinguishment of debt, net, compensation related to voluntary retirement plan and executive officer retirement, gains and losses on sale of outparcels, and other items that that we do not consider indicative of the Company’s ongoing operating performance.

We present Adjusted EBITDA, EBITDAre and Adjusted EBITDAre as we believe they are useful for investors, creditors and rating agencies as they provide additional performance measures that are independent of a Company’s existing capital structure to facilitate the evaluation and comparison of the Company’s operating performance to other REITs and provide a more consistent metric for comparing the operating performance of the Company’s real estate between periods.

Adjusted EBITDA, EBITDAre and Adjusted EBITDAre have significant limitations as analytical tools, including:

•	They do not reflect our interest expense;
•	They do not reflect gains or losses on sales of operating properties or impairment write-downs of depreciated property and of investment in unconsolidated joint ventures caused by a decrease in value of depreciated property in the affiliate;
•	Adjusted EBITDA and Adjusted EBITDAre do not reflect gains and losses on extinguishment of debt and other items that may affect operations; and
•	Other companies in our industry may calculate these measures differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA, EBITDAre and Adjusted EBITDAre should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, EBITDAre and Adjusted EBITDAre only as supplemental measures.

74	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Below is a reconciliation of net income to FFO available to common shareholders and Core FFO available to common shareholders (in thousands, except per share amounts):

	2020	2019	2018
Net income	$(38,013)	$92,728	$45,563
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	114,021	120,856	129,281
Depreciation and amortization of real estate assets - unconsolidated joint ventures	12,024	12,512	13,314
Impairment charges - consolidated (2)	67,226	37,610	49,739
Impairment charges - unconsolidated joint ventures	3,091	—	7,180
Foreign currency loss from sale of joint venture property	—	3,641	—
Gain on sale of assets and interests in unconsolidated entities	(2,324)	(43,422)	—
FFO	156,025	223,925	245,077
FFO attributable to noncontrolling interests in other consolidated partnerships	(190)	(195)	421
Allocation of earnings to participating securities	(1,713)	(1,991)	(2,151)
FFO available to common shareholders (1)	$154,122	$221,739	$243,347
As further adjusted for:
Compensation related to director and executive officer terminations (3)	573	4,371	—
Gain on sale of outparcel - unconsolidated joint ventures	(992)	—	—
Impact of above adjustments to the allocation of earnings to participating securities	5	(35)	—
Core FFO available to common shareholders (1)	$153,708	$226,075	$243,347
FFO available to common shareholders per share - diluted (1)	$1.58	$2.27	$2.48
Core FFO available to common shareholders per share - diluted (1)	$1.57	$2.31	$2.48
Weighted Average Shares:
Basic weighted average common shares	92,618	92,808	93,309
Effect of outstanding options and restricted common shares	—	—	1
Diluted weighted average common shares (for earnings per share computations)	92,618	92,808	93,310
Effect of outstanding options	94	—	—
Exchangeable operating partnership units	4,903	4,958	4,993
Diluted weighted average common shares (for FFO and Core FFO per share computations) (1)	97,615	97,766	98,303

(1)	Assumes the Class A common limited partnership units of the Operating Partnership held by the noncontrolling interests are exchanged for common shares of the Company. Each Class A common limited partnership unit is exchangeable for one of the Company’s common shares, subject to certain limitations to preserve the Company’s REIT status.
(2)	The 2020 amount includes $4.0 million of impairment loss attributable to the right-of-use asset associated with the ground lease at the Mashantucket (Foxwoods), Connecticut outlet center.
(3)	The 2019 amount represents the accelerated recognition of compensation cost entitled to be received by the Company’s former President and Chief Operating Officer per the terms of a transition agreement executed in connection with his retirement. The 2020 amount represents compensation cost related to a voluntary retirement plan offer which required eligible participants to give notice of acceptance by December 1, 2020 for an effective retirement date of March 31, 2021.

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APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Below is a reconciliation of net income to Portfolio NOI and Same Center NOI for the consolidated portfolio (in thousands):

	2020	2019
Net income	$(38,013)	$92,728
Adjusted to exclude:
Equity in earnings of unconsolidated joint ventures	(1,126)	(7,839)
Interest expense	63,142	61,672
Gain on sale of assets	(2,324)	(43,422)
Other non-operating (income) expense	(925)	2,761
Impairment charges	67,226	37,610
Depreciation and amortization	117,143	123,314
Other non-property expenses	1,359	1,049
Corporate general and administrative expenses	48,172	53,881
Non-cash adjustments (1)	6,170	(6,237)
Lease termination fees	(12,125)	(1,615)
Portfolio NOI	248,699	313,902
Non-same center NOI (2)	(728)	(5,993)
Same Center NOI	$247,971	$307,909

(1)	Non-cash items include straight-line rent, above and below market rent amortization, straight-line rent expense on land leases and gains or losses on outparcel sales, as applicable.
(2)	Excluded from Same Center NOI:

Outlet centers sold:
Nags Head, Ocean City, Park City, and Williamsburg	March 2019
Terrell	August 2020

76	NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

APPENDIX A - DEFINITIONS AND RECONCILIATIONS OF GAAP AND NON-GAAP FINANCIAL MEASURES

Below is a reconciliation of Net Income (loss) to Adjusted EBITDA (in thousands):

	2020	2019	2018
Net income (loss)	$(38,013)	$92,728	$45,563
Adjusted to exclude:
Interest expense	63,142	61,672	64,821
Depreciation and amortization	117,143	123,314	131,722
Impairment charges - consolidated (1)	67,226	37,610	49,739
Impairment charge - unconsolidated joint ventures	3,091	—	7,180
Loss on sale of joint venture property, including foreign currency effect	—	3,641	—
Gain on sale of assets	(2,324)	(43,422)	—
Compensation related to voluntary retirement plan and executive officer retirement (2)	573	4,371	—
Gain on sale of outparcel - unconsolidated joint ventures	(992)	—
Adjusted EBITDA	$209,846	$279,914	$299,025

Below is a reconciliation of Net Income (loss) to EBITDAre and Adjusted EBITDAre (in thousands):

	2020	2019	2018
Net income (loss)	$(38,013)	$92,728	$45,563
Adjusted to exclude:
Interest expense	63,142	61,672	64,821
Depreciation and amortization	117,143	123,314	131,722
Impairment charges - consolidated (1)	67,226	37,610	49,739
Impairment charge - unconsolidated joint ventures	3,091	—	7,180
Loss on sale of joint venture property, including foreign currency effect	—	3,641	—
Gain on sale of assets	(2,324)	(43,422)	—
Pro-rata share of interest expense - unconsolidated joint ventures	6,545	8,117	7,259
Pro-rata share of depreciation and amortization - unconsolidated joint ventures	12,024	12,458	13,315
EBITDAre	$228,834	$296,118	$319,599
Compensation related to voluntary retirement plan and executive officer retirement (2)	573	4,371	—
Gain on sale of outparcel - unconsolidated joint ventures	(992)	—	—
Adjusted EBITDAre	$228,415	$300,489	$319,599

(1)	The 2020 amount includes $4.0 million of impairment loss attributable to the right-of-use asset associated with the ground lease at the Mashantucket (Foxwoods), Connecticut outlet center.
(2)	The 2019 amount represents the accelerated recognition of compensation cost entitled to be received by the Company’s former President and Chief Operating Officer per the terms of a transition agreement executed in connection with his retirement. The 2020 amount represents compensation cost related to a voluntary retirement plan offer which required eligible participants to give notice of acceptance by December 1, 2020 for an effective retirement date of March 31, 2021.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Your vote matters – here’s how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 1:00 a.m., Eastern Time, on May 21, 2021.

Online Go to www.envisionreports.com/SKT or scan the QR code – login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

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Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all director nominees listed in Proposal 1, and FOR Proposals 2 and 3.
1.	Election of Directors:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Jeffrey B. Citrin	☐	☐	☐	02 - David B. Henry	☐	☐	☐	03 - Thomas J. Reddin	☐	☐	☐

04 - Bridget M. Ryan-Berman	☐	☐	☐	05 - Susan E. Skerritt	☐	☐	☐	06 - Steven B. Tanger	☐	☐	☐

07 - Luis A. Ubiñas	☐	☐	☐	08 - Stephen J. Yalof	☐	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.	☐	☐	☐	3.	To approve, on an advisory (non-binding) basis, named executive officer compensation.	☐	☐	☐

4.	To transact such other business as may properly come before the meeting or any postponement(s), continuation(s), or adjournment(s), thereof.

B	Authorized Signatures – This section must be completed for your vote to be counted. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

03EZOE

Tanger Factory Outlet Centers, Inc.’s Annual Meeting of Shareholders will be held Friday, May 21, 2021 virtually via the internet at www.meetingcenter.io/281039890.

To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.

The password for this meeting is SKT2021.

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/SKT

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Tanger Factory Outlet Centers, Inc.

Appointment of Proxy for Annual Meeting on May 21, 2021

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder of TANGER FACTORY OUTLET CENTERS, INC., a North Carolina corporation, hereby constitutes and appoints Steven B. Tanger, Stephen J. Yalof and Chad D. Perry, proxies with full power of substitution to act for the undersigned and to vote the shares which the undersigned may be entitled to vote at the Annual Meeting of the Shareholders of such corporation on May 21, 2021, and at any postponement(s), continuation(s) or adjournment(s) thereof, as instructed on the reverse side upon the proposals which are more fully set forth in the Proxy Statement of Tanger Factory Outlet Centers, Inc. dated April 8, 2021 (receipt of which, or access to, is acknowledged) and in their discretion upon any other matters as may properly come before the meeting, including but not limited to, any proposal to adjourn, postpone or continue the meeting. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

In their discretion, the proxies are authorized to vote (x) for the election of any person to the Board of Directors if any nominee named herein becomes unable to serve or for good cause will not serve, (y) on any matter that the Board of Directors did not know would be presented at the Annual Meeting by a reasonable time before the proxy solicitation was made and (z) on such other business as may properly come before the Annual Meeting or at any adjournments, continuations, or postponements thereof.

When this proxy is properly executed, the shares represented hereby will be voted in accordance with the directions given in this appointment of proxy. If not otherwise directed herein, shares represented by this proxy will be voted FOR all director nominees listed in Proposal 1, and FOR Proposals 2 and 3.

PLEASE SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY IN THE POSTAGE-PAID ENVELOPE ENCLOSED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE.

C	Non-Voting Items

Change of Address – Please print new address below.